UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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Dear Stockholder,
We cordially invite you to attend the ResMed Inc. annual stockholders meeting on Thursday, November 16, 2023, at 12:00 p.m. US Pacific Time, which is Friday, November 17, 2023, at 7:00 a.m. Australian Eastern Time. To provide expanded stockholder access and participation, the annual meeting will be held completely virtually via live interactive audio webcast on the internet. You will be able to attend, vote, and submit your questions online during the annual meeting at www.virtualshareholdermeeting.com/RMD2023. You will not be able to attend the annual meeting in person.
Your vote is important. We are promoting the use of the internet to provide proxy materials to stockholders, as we believe this is an efficient, cost-effective, and environmentally responsible method for facilitating our annual meeting. Please read “VOTING INSTRUCTIONS AND GENERAL INFORMATION – Voting Instructions” in the proxy statement to understand your options for casting your vote.
Very truly yours,
Michael J. Farrell
Chair of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF RESMED INC.

Date:	Thursday, November 16, 2023, at 12:00 p.m. US Pacific Time Friday, November 17, 2023, at 7:00 a.m. Australian Eastern Time

Live webcast:	www.virtualshareholdermeeting.com/RMD2023

Items of business:
1.Elect ten directors, each to serve until our 2024 annual meeting and until their successors are elected and qualified. The nominees for election as directors at the 2023 annual meeting are Carol Burt, Jan De Witte, Karen Drexler, Michael "Mick" Farrell, Peter Farrell, Harjit Gill, John Hernandez, Richard "Rich" Sulpizio, Desney Tan, and Ronald "Ron" Taylor.
2.Ratify our selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2024.
3.Approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this proxy statement (“say-on-pay”).
4.Approve, on an advisory basis, the frequency of future say-on-pay votes.
5.Transact other business that may properly come before the meeting.

Record date:
You are entitled to vote only if you were a ResMed stockholder at the close of business on September 20, 2023, at 4:00 p.m. US Eastern Time (or September 21, 2023, at 6:00 a.m. Australian Eastern Time).

Meeting attendance:
Stockholders may attend the annual meeting online at www.virtualshareholdermeeting.com/RMD2023 by using the 16-digit control number included on your notice of internet availability of proxy materials, on your proxy card, or on the voting instruction form provided by your broker, bank, or other nominee.

Please read Voting instructions and general information in the proxy statement.
By order of the board of directors,
Michael Rider
Secretary

VOTING INSTRUCTIONS AND GENERAL INFORMATION

Why am I receiving these materials?
ResMed’s board of directors is soliciting your proxy to vote at our 2023 annual meeting of stockholders and any continuation, postponement, or adjournment of the meeting. The meeting is scheduled for Thursday, November 16, 2023, at 12:00 p.m. US Pacific Time, which is Friday, November 17, 2023 at 7:00 a.m. Australian Eastern Time, and will be held virtually at www.virtualshareholdermeeting.com/RMD2023. If you owned shares of our common stock or CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 20, 2023, we invite you to attend the annual meeting online and vote on the proposals described below under the heading “Voting matters and board recommendations.” You will be able to attend, vote, and submit your questions online from any remote location that has internet connectivity during the annual meeting at www.virtualshareholdermeeting.com/RMD2023 by entering the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on the instructions that accompanied your proxy materials.
Why is the meeting being held virtually this year?
We believe that a virtual meeting will provide expanded stockholder access and participation, improved communications, as well as being cost-effective, and environmentally responsible. You will be able to attend, vote, and submit your questions online during the annual meeting. You will not be able to attend the annual meeting in person. Stockholders may attend the annual meeting online at www.virtualshareholdermeeting.com/RMD2023 by using the 16-digit control number included on your notice of internet availability of proxy materials, on your proxy card, or on the voting instruction form provided by your broker, bank, or other nominee.
When are proxy materials available?
We expect to first make this proxy statement available to our stockholders and our holders of Clearing House Electronic Subregister System (CHESS) Units of Foreign Securities, on the internet on or about October 5, 2023, and to mail notice and access materials on or about October 5, 2023.
Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting To Be Held on November 16, 2023 (US time)/November 17 (Australian time).
Our annual report on Form 10-K was filed with the US Securities and Exchange Commission (SEC), on August 10, 2023. You can review our 10-K on our website, at investors.resmed.com, and at the website where our proxy materials, including the notice of the annual meeting, this proxy statement and a form of proxy card are posted, at www.proxyvote.com and www.investorvote.com.au.
Please access and review the proxy materials before voting.
Voting Instructions
Voting matters and board recommendations:

Matter	Vote recommendation
Proposal 1: Elect the ten nominees identified in this proxy statement to the board of directors	FOR each director nominee
Proposal 2: Ratify selection of independent registered public accountants	FOR
Proposal 3: Advisory vote to approve executive compensation	FOR
Proposal 4: Advisory vote to approve the frequency of future say-on-pay votes	ONE YEAR
Who can vote at the annual meeting?
You are entitled to vote or direct the voting of your ResMed shares if you were a stockholder of record, a beneficial owner of shares held in street name, or a holder of CHESS Units of Foreign Securities, as of 4:00 p.m. US Eastern Time, on September 20, 2023 (or September 21, 2023 at 6:00 a.m. Australian Eastern Time), the record date for our annual meeting. As of the record date, there were 147,085,101 shares of ResMed common stock outstanding, excluding 41,836,232 treasury shares. Treasury shares will not be voted. Each stockholder has one vote for each share of common stock held on the record date. As summarized below, there are some distinctions between shares held of record, those owned beneficially in street name, and those held through CHESS Units of Foreign Securities.
What does it mean to be a stockholder of record?
If, on the record date, your shares of common stock were registered directly in your name with our transfer agent, Computershare, then you are a “stockholder of record.” As a stockholder of record, you are entitled to vote on all matters to be voted on at the annual meeting. Whether or not you plan to attend the annual meeting online, we urge you to vote by the internet at www.virtualshareholdermeeting.com/RMD2023, by telephone, or (if you are reviewing a paper copy of this proxy statement) to fill out and return the proxy card that was included with the proxy statement, to ensure your vote is counted.
What does it mean to beneficially own shares in “street name?”
If, on the record date, your shares of common stock were held in an account at a broker, bank, or other financial institution (we will refer to those organizations collectively as a “broker”), then you are the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker. The broker holding your account is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote the shares in your account. The information you receive from the broker will include instructions on how to vote your shares. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by your broker.
Your broker is not permitted to vote on your behalf on any matter to be considered at the annual meeting (other than ratifying our appointment of KPMG LLP as our independent registered public accounting firm) unless you specifically vote in accordance with the instructions provided by your broker. We encourage you to communicate your voting decisions to your broker before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted.
What does it mean to be a holder of CHESS Units of Foreign Securities?
CHESS Units of Foreign Securities are depository interests issued by ResMed through CHESS, and traded on the Australian Securities Exchange, or ASX. The depository interests are frequently called “CUFS”, or “CDIs.” If you own ResMed CUFS or CDIs, then you are the beneficial owner of one share of ResMed common stock for every ten CUFS or CDIs you own. Legal title is held by CHESS Depositary Nominees Pty Limited. CHESS Depositary Nominees is considered the stockholder of record for purposes of voting at our annual meeting. As the beneficial owner, you have the right to direct CHESS Depositary Nominees on how to vote the shares in your account. As a beneficial owner, you are invited to attend the annual meeting, but because you are not a stockholder of record, if you want to vote your shares and/or ask questions in person at the virtual annual meeting, you must request and obtain a valid proxy from CHESS Depositary Nominees giving you that right, and must satisfy the annual meeting admission criteria described below.
You will receive a notice from Computershare allowing you to deliver your voting instructions over the internet. In addition, you may request paper copies of the proxy statement and voting instructions by following the instructions on the notice provided by Computershare.
Under the rules governing CUFS and CDIs, CHESS Depositary Nominees are not permitted to vote on your behalf on any matter to be considered at the annual meeting unless you specifically instruct CHESS Depositary Nominees how to vote. We encourage you to communicate your voting decisions to CHESS Depositary Nominees before the deadlines described elsewhere in this proxy statement to ensure that your vote will be counted. Please refer to the information provided to you by Computershare for more information regarding how to request a proxy or control number in order to vote or ask questions at the virtual annual meeting.
How do I vote my shares before the annual meeting?
If you are a holder of common stock listed on the New York Stock Exchange (NYSE), you may vote before the meeting by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the internet or on a paper copy, and (2) for shares held as a record holder and shares held in “street name.” You may request paper copies of the proxy statement and proxy card by following the instructions on the notice described below.

Holder	Method of voting
Holders of record	If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the internet, you may vote by submitting a proxy over the internet or by telephone by following the instructions on the website referred to in the notice of internet availability of proxy materials previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating, and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage-paid envelope provided to you, or by using the toll-free number, or by submitting a proxy over the internet using the instructions on the proxy card.
Shares held in “street name”	If you hold your shares of common stock in street name, you will receive a notice from your broker with instructions on how to vote your shares. Your broker will allow you to deliver your voting instructions over the internet.
Holders of CUFS or CDIs listed on the ASX	If you hold our CUFS or CDIs, you will receive a notice from Computershare, which will allow you to make your voting instructions over the internet.
Internet voting closes for the following time zones:
•In Australia at 5:00 p.m., November 14, 2023, Australian Eastern Time for holders of CHESS Units of Foreign Securities listed on the ASX.
•In the US at 11:59 p.m., November 15, 2023, US Eastern Time for shares traded on the NYSE.
How do I attend and vote at the annual meeting?
To attend and vote at the annual meeting you need to access the meeting via live audio webcast at www.virtualshareholdermeeting.com/RMD2023 using the 16-digit control number included on your notice, on your proxy card, or on the voting instruction form. Online check-in will begin approximately 15 minutes prior to the scheduled meeting time, and we recommend that you log in to the virtual annual meeting during this timeframe to ensure you are logged in when the meeting starts.
Attendance at the annual meeting will not, by itself, result in any vote or revocation of vote. You must follow the instructions at www.virtualshareholdermeeting.com/RMD2023 to vote your shares at the annual meeting. Even if you intend to attend the annual meeting online, we encourage you to vote before the deadlines described elsewhere in this proxy statement. If you own ResMed CUFS or CDIs, please refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or the meeting, please call the technical support number posted on the virtual shareholder meeting log-in page.
Will there be a question and answer session during the annual meeting?
As part of the virtual annual meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during the meeting that are pertinent to ResMed and the meeting matters, as time permits. Only stockholders that have accessed the annual meeting as a stockholder by following the procedures outlined above in “How can I attend and vote at the annual meeting?” will be permitted to submit questions during the annual meeting. If you have questions, you may type them into the dialog box provided at any point during the meeting (until the floor is closed to questions). Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:
•irrelevant to the business of ResMed or to the business of the annual meeting;

•related to material non-public information of ResMed, including the status or results of our business since our last earnings release;
•related to any pending, threatened or ongoing litigation;
•related to personal grievances;
•derogatory references to individuals or that are otherwise in bad taste;
•substantially repetitious of questions already made by another stockholder;
•in excess of the two question limit;
•in furtherance of the stockholder’s personal or business interests; or
•out of order or not otherwise suitable for the conduct of the annual meeting as determined by the Chair or Secretary in their reasonable judgment.
Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the virtual shareholder meeting webpage for stockholders that have accessed the annual meeting by following the procedures outlined above in “How can I attend and vote at the annual meeting?”
How can I revoke my proxy or change my vote?
You may revoke your proxy and change your vote at any time before the proxy is exercised by any of the following methods:

Holder	Method of voting
Holders of record and shares held in street name listed on the NYSE
•Delivering written notice of revocation to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•Delivering another timely and later dated proxy to our secretary at our principal executive office located at 9001 Spectrum Center Boulevard, San Diego, California 92123 USA;
•Revoking by internet or by telephone before the following times:
In Australia by 5:00 p.m. AU Eastern Time on November 14, 2023, for holders of CHESS Units of Foreign Securities listed on the ASX
In the United States by 11:59 p.m. US Eastern Time on November 15, 2023, for shares traded on the NYSE
•Attending the 2023 annual meeting online and timely voting your shares at www.virtualshareholdermeeting.com/RMD2023. Please note that your attendance at the meeting will not revoke your proxy unless you vote at the meeting.

Holders of CUFS or CDIs listed on the ASX	You must contact the Chess Depository Nominee to obtain instructions on how to revoke your proxy or change your vote. Refer to the instructions provided by Computershare for information regarding how to request a proxy in order to vote your shares at the virtual annual meeting. Please note that your attendance at the meeting will not revoke your proxy unless you vote at the meeting.
What happens if I return the proxy card to ResMed but do not make specific choices?
If you submit a proxy, we will vote your shares according to your choice. If you submit a proxy but do not make specific choices, we will vote your shares as follows: (1) FOR each of the ten nominees to our board identified in this proxy statement; (2) FOR ratifying our selection of KPMG; (3) FOR approving, on a non-binding, advisory basis, the compensation we paid our named executive officers and (4) ONE YEAR, on a non-binding, advisory basis, as the frequency of future say-on-pay votes .

What does it mean if I received more than one proxy card?
If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign, and return each proxy card to ensure that all of your shares are voted.
General information
What are broker non-votes and how are they counted?
If your broker holds your common stock in street name and you have not provided your broker with voting instructions, your broker may vote your shares in its discretion on proposals which NYSE rules consider “routine.” The only proposal considered “routine” in our meeting is the proposal to ratify the selection of our independent registered public accounting firm. If you do not provide direction to your broker for that proposal, your broker may exercise its discretion to vote your shares. The election of directors, the advisory vote on executive compensation, and the advisory vote on the frequency of future say-on-pay votes are not considered “routine”, and brokers do not have discretionary authority to vote on these matters without your direction. You must indicate to your broker how you wish to vote on any non-routine matter with respect to any shares you hold in street name or they will be considered a “broker non-vote.”
Broker non-votes will not affect the outcome of the election of our directors, the advisory vote to approve our executive compensation, or the advisory vote on the frequency of future say-on-pay votes, as these matters are determined based on the number of votes cast and broker non-votes are not considered votes cast.
Your vote is important. Please submit your proxy, or provide instructions to your brokerage firm, bank, or the CHESS Depositary Nominees. This will ensure that your shares are voted at our annual meeting.
How many shares must be present or represented to conduct business at the annual meeting?
A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if a majority of the outstanding shares entitled to vote are represented at our annual meeting. Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares represented at our annual meeting for purposes of determining a quorum. If there are insufficient votes to constitute a quorum at the time of the annual meeting, we may adjourn the annual meeting to solicit additional proxies.
On the record date, we had outstanding 147,085,101 shares of common stock (excluding treasury shares), the holders of which are entitled to one vote per share. Accordingly, an aggregate of 147,085,101 votes may be cast on each matter to be considered at our annual meeting, and at least 73,542,551 shares must be represented at the meeting to have a quorum.
What is the voting requirement to approve each of the proposals?
Proposal 1 – Directors will be elected by a majority of the votes cast, which means that the number of votes cast “for” a candidate for director must exceed the number of votes cast “against” that candidate. You will have the option to vote "for" "against" or "abstain" for each nominee. Abstentions and broker non-votes do not count as a vote cast either “for” or “against” and will not affect the outcome of the election.
Under our board’s policy, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election will continue to serve but is expected to tender a resignation to the board. The nominating and governance committee, or another duly authorized committee of the board, will decide whether to accept or reject the tendered resignation, generally within 90 days after the election results are certified. We will publicly disclose the board’s decision on the tendered resignation and the rationale behind the decision.
Proposal 2 – The proposal to ratify our selection of KPMG LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast. Abstentions do not count as votes cast and thus will not affect the outcome of this proposal. Brokers generally have discretionary authority to vote on the ratification of our independent registered public accounting firm, so we do not expect broker non-votes to result from the vote on proposal 2. Any broker non-votes that may result will not affect the outcome of this proposal.
Proposal 3 – The advisory vote to approve our executive compensation (“say-on-pay” vote) requires the affirmative vote of a majority of the votes cast. Abstentions and broker non-votes do not count as votes cast and thus will not affect the outcome of this proposal. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when making future decisions on our named executive officers’ compensation, and our executive compensation principles, policies, and procedures.
Proposal 4 – The advisory vote on the frequency of future advisory say-on-pay votes requires the affirmative vote of a majority of shares cast. Abstentions and broker non-votes do not count as votes cast and thus will not affect the outcome of this proposal. If none of the frequency alternatives (every one year, two years or three years) receive a majority of the votes cast, we will consider the frequency with the highest number of votes cast “for” by stockholders to be the frequency that has been selected by our stockholders. As an advisory vote, the results of this vote will not be binding on the board or the company. However, the board values the opinions of our stockholders and will consider the outcome of the vote when establishing the actual frequency of future advisory say-on-pay votes.
Who pays the costs of proxy solicitation?
The cost of soliciting proxies will be borne by us. After the original delivery of the notice and other proxy soliciting materials, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for the solicitation. We will also request that brokerage firms and other nominees or fiduciaries deliver the notice and proxy soliciting material to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses they incur.

How can I see a list of stockholders?
Under Delaware law, a list of stockholders entitled to vote at our annual meeting will be available for ten days before our annual meeting at our principal executive office, located at 9001 Spectrum Center Boulevard, San Diego, California, 92123 USA, between the hours of 9:00 a.m. and 4:00 p.m. US Pacific Time. If you are interested in viewing the list, please contact Investor Relations by email at InvestorRelations@resmed.com.

How will I receive my proxy materials?
We are furnishing proxy materials (proxy statement and annual report on Form 10-K) to our stockholders by the internet, instead of mailing printed copies of proxy materials to each stockholder. Accordingly, we are sending a notice of internet availability of proxy materials to our stockholders of record. If your shares are listed in street name on the NYSE, brokers who hold shares on your behalf will send you their own similar notice. If you hold CUFS or CDIs listed on the ASX, you will receive your notice from Computershare. If you received the notice by mail, you will not automatically receive a printed copy of the proxy materials in the mail. Instead, the notice tells you how to use the internet to access and review this proxy statement, our annual report on Form 10-K, and proxy voting card. The notice also tells you how you may submit your proxy via the internet.
Our proxy materials explain how you may request to receive your materials in printed form on a one-time or ongoing basis. Certain stockholders who have previously given us a permanent request to receive a paper copy of our proxy materials will be sent paper copies in the mail.

PROPOSALS

PROPOSAL 1: ELECTION OF DIRECTORS

Our bylaws authorize a board of directors with between one and thirteen members, with the exact number to be specified by the board from time to time. Our board currently authorizes ten directors.
As of our last stockholders meeting in November 2022, our board completed its transition to annual elections for all directors.
All of our current directors’ terms expire at this annual meeting. On the nominating and governance committee’s recommendation, our board has nominated each of our current directors for re-election at this annual meeting. The directors to be elected at this annual meeting will hold office until the 2024 annual meeting (and until their successors are elected and qualified) or until the director’s earlier death, disability, resignation, or removal.
We are soliciting proxies in favor of these ten nominees and proxies will be voted for them unless the proxy otherwise specifies. If any nominee becomes unable or unwilling to serve as a director, the proxies will be voted for the election of another person, if any, that the board designates.
Information about the ten nominees for director is set forth below:

Director	Age as of September 20, 2023	Position
Carol Burt	65	Director
Jan De Witte	59	Director
Karen Drexler	63	Director
Michael Farrell	51	Chair of the board and chief executive officer
Peter Farrell	81	Founder, chair emeritus and non-executive employee
Harjit Gill	58	Director
John Hernandez	56	Director
Richard Sulpizio	73	Director
Desney Tan	47	Director
Ronald Taylor	75	Independent lead director
The following biographical information is furnished with regard to our directors as of September 20, 2023.
Nominees for election at our annual meeting to serve for a one-year term expiring at the 2024 annual meeting:

Carol Burt has served as a ResMed director since November 2013 and is chair of the audit and compliance oversight committees. She is also a member of the nominating and governance committee.

Ms. Burt, principal of Burt-Hilliard Investments since 2008, is a private investor with more than 35 years of experience in corporate governance, operations, strategy, finance, mergers and acquisitions, and investment banking. Since 2013, Ms. Burt has served as a senior advisor and a member of the operating council of Consonance Capital Partners, a New York-based private equity firm focused on investments in the healthcare industry. Ms. Burt serves on the boards of IQVIA Holdings Inc. (NYSE: IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, where she chairs the leadership development and compensation committee and is a member of the audit committee; and two private companies, Global Medical Response and WellDyne.

Prior to their sale, Ms. Burt served on the public boards of four NYSE companies: Envision Healthcare, Transitional Hospitals, Vanguard Health Systems, WellCare Health Plans, and private equity-backed KEPRO. Through her public board service, Ms. Burt has served, or currently serves, as chair of audit, compensation, compliance and nominating and governance committees.

Ms. Burt was formerly senior vice president corporate finance and development of WellPoint, Inc. (now Elevance Health, NYSE: ELV) where she was part of the executive team that built WellPoint from a single state health plan to one of the leading health benefits companies in the U.S., at the time ranking in the top 35 Fortune 500 companies. Ms. Burt was responsible for, among other things, corporate strategic planning and execution, mergers and acquisitions, strategic and venture investments, financial planning and analysis, budgeting and forecasting, administrative accounting, treasury and chief investment officer, business information services and corporate real estate management. In addition, WellPoint’s financial services and international insurance business units reported to her.

Before WellPoint, Ms. Burt was senior vice president and treasurer of American Medical Response. Previously, she spent 16 years at Chase Securities, Inc., now JP Morgan Chase & Co (NYSE: JPM), most recently as founder, managing director and head of the Health Care Banking Group.

Ms. Burt is Co-Chair of the Emeritus Trustee program for the Colorado Chapter of The Nature Conservancy. Ms. Burt is a member of Women Corporate Directors, and the International Women’s Forum. Her philanthropic activities focus on mentoring women for leadership positions and environmental causes.

Ms. Burt graduated magna cum laude from the University of Houston, earning a Bachelor of Business Administration.

Ms. Burt’s extensive executive management and board leadership experience in the health insurance, healthcare services, medical technology and financial services industries led the board to the conclusion that she should serve as a director.

Jan De Witte has served as a ResMed director since May 2019, and is a member of the audit and compliance oversight committees.
Mr. De Witte has served in a variety of operational and business leadership roles over the past 30 years. Since October 2021, Mr. De Witte has served as president, chief executive officer, and a director of Integra Life Sciences (NASDQ: IART), a global leader in regenerative tissue technologies and neurological solutions. From 2016 to 2021, he served as CEO and, from 2016 through 2021, a member of the board of directors of Barco (EBR: BAR), a global leader in advanced visualization solutions for healthcare, entertainment, and enterprise, with headquarters in Belgium. Before joining Barco in October 2016, Mr. De Witte was an officer of the General Electric Company (NYSE: GE), and CEO of its healthcare division’s software and solutions business. During his 17-year tenure with GE, he worked in management and CEO roles in manufacturing, supply chain, quality/lean six sigma, services, and software solutions, covering business responsibilities across Europe, Middle East, China, Asia-Pacific, and the Americas. While at GE, he and his family lived in Belgium, London, Chicago, Milwaukee, and Paris.
Before GE, Mr. De Witte held operational management positions in supply chain and manufacturing at Procter & Gamble (NYSE: PG) in Europe. He also served as senior consultant with McKinsey & Company serving clients in the airline, process, and high-tech industries across Europe.
Mr. De Witte has served on the board of directors of the Advanced Medical Technology Association (AdvaMed) since March 2022. From 2018 until 2021, Mr. De Witte served as chair of the board of Hangar K, a non-profit innovation and co-creation hub bringing together start-ups, young growth companies and established companies in the Flanders (Belgium) region with the aim to accelerate innovation and growth, with a focus on digital technologies in EdTech and GameTech. Mr. De Witte also served as a board member of the Ghent University (Belgium) from 2018 to 2021.
Mr. De Witte holds a Master of Science degree in electromechanical engineering with Greatest Distinction from the KU Leuven in Belgium, and an MBA from Harvard Business School.
Mr. De Witte’s skills and experience, particularly his 20-plus years of experience in executive management, operations, and software operations; his experience as an operating CEO in the field of medical technology; and his international business experience led the board to the conclusion that he should serve as a director.

Karen Drexler has served as a ResMed director since November 2017, and is a member of our compensation and nominating and governance committees.
Ms. Drexler is a serial entrepreneur with expertise in the fields of digital health, medical devices, and diagnostics. Currently, she serves on the boards of Outset Medical (NASDAQ: OM), a medtech company innovating dialysis treatment, where she is a member of both the compensation and nomination and governance committees; Tivic Health, (NASDAQ: TIVC), a bioelectric medicine company focused on relief of congestion and sinus pain, where she chairs the compensation and nomination and corporate governance committees and serves on the audit committee; and EBR Systems, Inc. (ASX: EBR), maker of a wireless cardiac pacing system for people with heart failure, where she chairs the remuneration and governance committee.
Ms. Drexler is also on the board of two private companies: VIDA Diagnostics, the leading company in AI-powered lung intelligence solutions; and Huma.ai, a company using natural language queries to extract unique insights from complex medical data.
From 2016 to 2020, Ms. Drexler was the CEO and a board member of Sandstone Diagnostics, Inc., a private company developing instruments and consumables for point-of-care medical testing. From 2011 to 2017, she served as board chair of Hygieia, Inc., a digital insulin therapy company, and remains an advisor to the CEO. She also acts as a senior strategic advisor for other early-stage companies, and spent 11 years on the board of the Keller Center for Innovation in Engineering Education at Princeton University.
Ms. Drexler is an active mentor and advisor with Astia, a global nonprofit that supports high-potential female founders. She is a founding member of Astia Angels, a network of individual investors who fund such founders, and a lead mentor with StartX, the Stanford University incubator. She is also on the Life Science and Women’s Health Councils for Springboard, an accelerator for women-led technology-oriented companies. Through her work with Astia, Springboard, and StartX, she interacts with many promising young medtech companies.
Ms. Drexler was founder, president, and CEO of Amira Medical Inc., a private company focused on minimally invasive glucose monitoring technology, from 1996 until it was sold to Roche Holding AG in 2001. Before Amira Medical, she held management roles at LifeScan and played a key role in its sale to Johnson & Johnson (NYSE: JNJ).
Ms. Drexler graduated magna cum laude with a B.S.E. in chemical engineering from Princeton University, and earned an M.B.A. with honors from the Stanford University Graduate School of Business.
Ms. Drexler’s executive and board experience in the medical diagnostics and medical device industries, particularly her experience in digital health, technology, and data security, and out-of-hospital care models, led our board to conclude she should serve as a director.

Michael “Mick” Farrell has served as ResMed’s CEO and as a ResMed director since March 2013. He was appointed as chair of the board in January 2023. Mr. Farrell joined the company in 2000, serving as president of the Americas region from 2011 to 2013, senior vice president of the global sleep apnea diagnostic and therapeutic business from 2007 to 2011, and various senior roles in marketing and business development.

Before joining ResMed, Mr. Farrell worked in management consulting, biotechnology, chemicals and metals manufacturing at companies including Arthur D. Little, Sanofi Genzyme, Dow, and BHP.

Mr. Farrell has served on the board of directors of the Advanced Medical Technology Association (AdvaMed), an American medical device trade association since April 2015. He joined the board of Zimmer Biomet (NYSE: ZBH), a global provider of implantable musculoskeletal medical devices, and associated robotics and digital health technology in December 2014. Mr. Farrell is a member of two committees at Zimmer Biomet: the quality, technology and regulatory committee, and the compensation and management development committee, of which he is chair. Mr. Farrell also volunteers as a trustee for non-profit organizations: UC San Diego Foundation, Rady Children’s Hospital, and Father Joe’s Villages’ project for the homeless in San Diego, California.

Mr. Farrell holds a Bachelor of Engineering with first-class honors from the University of New South Wales, a Master of Science in chemical engineering from the Massachusetts Institute of Technology (MIT), and an M.B.A. from the MIT Sloan School of Management.

Mr. Farrell's skills, over 23 years of experience with ResMed and over 27 years of experience with healthcare and technology industries provides him with a unique and deep understanding of our operations, technology, and market, and led the board to the conclusion that he should serve as a director. As outlined in the board leadership structure discussion below, the board also believes it is appropriate for Mr. Farrell, as the chief executive officer, to serve as chair of the board of directors.

Peter Farrell is ResMed’s founder. He has been a director since ResMed’s inception in June 1989. Dr. Farrell served as CEO from July 1990 until December 2007, and from February 2011 until March 2013. He served as executive board chair from December 2007 until February 2011, and from March 2013 through December 2013. Since January 1, 2014, he has been a non-officer employee of ResMed. Dr. Farrell served as board chair until January 2023, when he became chair emeritus.

Before founding ResMed, Dr. Farrell served as vice president of research and development at various subsidiaries of Baxter International, Inc. (NYSE: BAX), from July 1984 to June 1989, and managing director of the Baxter Center for Medical Research Pty Ltd. from August 1985 to June 1989. From January 1978 to December 1989, he was foundation director of the Graduate School for Biomedical Engineering at the University of New South Wales where he currently serves as a visiting professor and as chair of the UNSW Centre for Innovation and Entrepreneurship. He served on the Visiting Committee of the Harvard/MIT Health Sciences & Technology Program from 1998 through 2018, and currently serves on the MIT Dean of Engineering’s Advisory Council.

Dr. Farrell serves as independent board chair at Arcturus Therapeutics Holdings Inc. (NASDAQ: ARCT)where he is a member of the compensation and nominating and corporate governance committees. He is currently on the board of Evolus, Inc. (NASDAQ:EOLS) where he is a member of the audit and the nominating and governance committees. He currently sits on two faculty advisory boards at the University of California, San Diego: the Rady Business School and the Jacobs Engineering School. He is also chair of WaveGuide, a startup leveraging nuclear magnetic resonance technology. He is on the Board of Trustees of Scripps Research and an active board member of both ProtoStar and Mikroscan. Dr. Farrell’s past board appointments also include director of NuVasive, Inc. (NASDAQ: NUVA) from 2005 through 2018.

Dr. Farrell is a fellow or honorary fellow of several professional bodies. In 2012, he became an elected member of the US National Academy of Engineering and joined the board of trustees of Scripps Research. He was named 2005 U.S. National Entrepreneur of the Year for Health Sciences, 2001 Australian Entrepreneur of the Year, and 1998 San Diego Entrepreneur of the Year for Health Sciences. He has served on the Executive Council of the Division of Sleep Medicine at Harvard Medical School since 1998.

Dr. Farrell has a B.E. in chemical engineering with honors from the University of Sydney, an S.M. in chemical engineering from MIT, a Ph.D. in chemical engineering and bioengineering from the University of Washington, Seattle, and a D.Sc. from the University of New South Wales.

Dr. Farrell’s son, Michael Farrell, is ResMed’s chief executive officer and chair of its board of directors.

Dr. Farrell’s role as our founder and chief executive officer for more than 20 years provides him with a unique and deep understanding of our operations, technology, and industry. In addition, his background reflects significant executive experience with other publicly-held medical technology companies and public company governance experience. These experiences and skills led our board to conclude that he should serve as a director.

Harjit Gill has served as a ResMed director since November 2018, and is a member of the audit and compensation committees.

Since February 2019, Ms. Gill has served as CEO of the Asia Pacific Medical Technology Association (APACMed), the first and only regional association to provide a unified voice for the medical device, equipment, and in-vitro diagnostics industry in Asia Pacific.

Since January 2022, Ms. Gill has been a director of Alticor Inc., a private holding company for Amway, a global leader in home, health, and beauty products. Since 2019 she has also been a member of the Innovation Board of Directors at MAS Holdings, one of the largest apparel tech companies in South Asia with over 115,000 people and a presence in 17 countries.

From 2015 to 2016, Ms. Gill served as chief operations and marketing officer for HTC, Taiwan (OTCMKTS: HTCKF). From 1990 to 2015, she worked for Royal Philips (NYSE: PHG) in various roles. From 2012 to 2015, she was executive vice president and chief executive officer for Philips ASEAN & Pacific, based in Singapore, responsible for Healthcare/Lighting and Consumer Lifestyle. From 2009 to 2012, she was senior vice president of International Sales, and from 2006 to 2009, was vice president of Asia for Philips Consumer Lifestyle Products. Before 2006, she held progressive roles in the Netherlands, Hong Kong, Dubai, and Singapore for Consumer Electronics. From 2012 to January 2018, Ms. Gill served as a board member of the National University of Singapore, Entrepreneurship Committee.

From 2012 to 2015, she was a board member of the Singapore International Chamber of Commerce. From 2017 to 2019 she was a member of the board of directors of Apollo Education and Training, a company providing English teaching in Vietnam. From 2014 to 2015 she was a member of the World Economic Forum South East Asia Council and in 2018 she was the Chapter Chair Gold of the YPO Singapore Chapter. From 2016 to 2019, she was an advisor to Delmedica Investments, a Singapore-based company focused on respiratory healthcare and inventors of the X-Halo breath thermometer.

Ms. Gill has a Bachelor of Arts (honors) in combined studies from the University of Manchester.

Ms. Gill’s executive and operational experience and skills led our board to the conclusion that she should serve as a director, particularly her background in consumer healthcare, her international experience, and her broad experience in sales, marketing and operations.

John Hernandez has served as a ResMed director since November 2021, and is a member of the compliance oversight committee.

Since 2018, Dr. Hernandez has served as head of health impact at Google (NASDAQ: GOOGL), where he oversees clinical research, health economics and outcomes research. He joined Alphabet in 2016 where he has built and led teams at Verily and Google leveraging artificial intelligence to assist in promoting healthy lifestyles, diagnosing cancer, preventing blindness, among other things.

Since May 2021, Dr. Hernandez has served as a director of Carmat, SA (ALCAR.PA), a French artificial heart company, publicly traded on the Euronext Paris exchange. He is a member of the audit and research and development committees.
Before joining Verily in 2016, Dr. Hernandez was vice president of global health economics and outcomes research at Abbott Laboratories, a medical devices and healthcare company, from 2010 to 2016, and vice president of clinical research and health economics at Boston Scientific Corporation from 2001 to 2010. He has served in research and consulting roles at the RAND Corporation, Quintiles (now IQVIA), PwC and the American Society of Internal Medicine (now ACP).

Dr. Hernandez held teaching and advisory positions with Stanford University from 2015 to 2019, University of Southern California from 2017 to 2019, and University of Washington from 2015 to 2018.

Dr. Hernandez is widely published in scientific journals and lectures frequently on diverse topics including digital health strategy, health policy, health economics, healthcare technology assessment, value-based payments and real-world evidence strategies.

Dr. Hernandez obtained his Bachelor of Arts from the University of North Carolina at Chapel Hill. He received a Master’s degree in health policy and a Doctorate of Philosophy at the RAND Graduate School in Santa Monica, CA.

Dr. Hernandez’ experience in health economics and outcomes research in the medical device and digital health technologies industries led the board to conclude he should serve as a director.

Richard “Rich” Sulpizio has served as a ResMed director since August 2005. He is chair of the compensation committee and a member of the audit and nominating and governance committees.

Mr. Sulpizio retired as president and chief operating officer of Qualcomm, Inc. (NASDAQ: QCOM) in 2001. He served on Qualcomm’s board of directors from 2000 until 2007. Mr. Sulpizio joined Qualcomm in 1991 and in 1994, was appointed president of Qualcomm Wireless Business Solutions. Four years later, he became Qualcomm’s president and COO. In 2002, he rejoined Qualcomm to serve as interim president of Qualcomm China and then took the helm of Qualcomm Europe in 2004. He was appointed as president in 2005 of MediaFLO USA, Inc. a wholly-owned subsidiary of Qualcomm, and was chartered with overseeing the development and deployment of MediaFLO technology and bringing multimedia services to the wireless industry. His last assignment, from December 2009 to November 2013, was president and CEO of Qualcomm Enterprise Services (QES), which was sold to a private equity firm.

Before joining Qualcomm, Mr. Sulpizio worked at Unisys Corporation (NYSE: UIS) and Fluor Corporation (NYSE: FLR).

From 2009 through 2018, Mr. Sulpizio served as a director of CA, Inc. (NASDAQ: CA), an information technology management software company. He currently serves as an honorary board member of the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center.

He holds a Bachelor of Arts from California State University, Los Angeles, and a Master of Science in systems management from the University of Southern California.

Mr. Sulpizio’s experience and skills, particularly his experience with high growth technology companies, executive and board experience with software businesses, and international business experience led the board to the conclusion that he should serve as a director.

Desney Tan has served as a ResMed director since November 2021. He is a member of the compensation committee.

Since 2021, Dr. Tan has served as vice president and managing director for Health and Life Science R&D at Microsoft (NASDAQ: MSFT). From 2015 to 2021, he was managing director, Microsoft Healthcare, and has worked in various leading research roles since joining Microsoft in 2004.

Since 2007, he has been an affiliate professor of computer science and engineering at the University of Washington Seattle, where he cofounded the National Science Foundation Center for Sensorimotor Neural Engineering and chaired its industry advisory board.

Dr. Tan is a seasoned executive who has built and run multidisciplinary global innovation teams – leveraging expertise in hardware and devices, software development, applied machine learning and artificial intelligence, human-computer interaction, and applied science to make impact in areas such as autonomous navigation, entertainment and consumer products, as well as health and life sciences.

Dr. Tan is the named inventor on more than 100 granted patents, and author of numerous academic publications, on topics relevant to ResMed's long-term strategy, such as artificial intelligence, machine learning, and human-computer interaction. He serves on the board of two private companies: 1910 Genetics, a biotechnology company integrating artificial intelligence, computation, and biological automation to improve drug development; and Artificial, a lab automation company focused on accelerating the pace of life science discoveries. He also serves on the Washington Research Foundation's board of directors: as senior advisor and chief technologist to IntuitiveX, a medical device and life sciences innovation partner and catalyst; and as advisor to Proprio, which is developing an advanced surgical navigation platform.

Dr. Tan is a veteran of the Singapore Armed Forces and achieved the rank of Lieutenant while on active duty from 1996 to 1998, and will continue to serve in the reserves through 2026. He served as battalion security/intelligence officer and platoon commander.

Dr. Tan graduated summa cum laude with a Bachelor of Science in computer engineering from the University of Notre Dame, and earned a Doctorate of Philosophy in computer science form Carnegie Mellon University.

Dr. Tan’s experience in digital health technologies and artificial intelligence, and his current executive position led our board to conclude he should serve as a director.

Ronald “Ron” Taylor has served as a ResMed director since January 2005 and as independent lead director since July 2013. He is chair of the nominating and governance committee and a member of the audit and compliance oversight committees.

In 1987, Mr. Taylor founded Pyxis Corporation, a manufacturer of automated drug dispensers for hospitals, where he served as chair, president, and CEO until its purchase by Cardinal Health, Inc., in 1996. For six years before founding Pyxis, Mr. Taylor was responsible for operations and international sales at Hybritech, Inc., a biotechnology company. Before joining Hybritech, he served for 10 years in management roles at Allergan plc (NYSE: AGN), a pharmaceutical company. From 1998 to 2001, he was a general partner at Enterprise Partners Venture Capital.

Mr. Taylor’s past public company board experience includes serving as a director at Allergan from 1994 through 2018. From 1998 through 2014, he served as a member of the Red Lion Hotels governance, compensation, and audit committees. From 2002 until his appointment to the ResMed board in 2005, he served as chair of the ResMed Foundation.

Mr. Taylor has a Bachelor of Arts from the University of Saskatchewan and a Master of Arts from the University of California, Irvine.

Mr. Taylor’s background reflects significant executive and operational experience with publicly-held medical technology and pharmaceutical companies, including experience in evaluating and investing in healthcare companies as a partner in a venture capital firm, and public company governance experience. He has been a director of approximately 20 publicly and privately held companies over the past 27 years. In addition, he has more than 15 years of experience as a member of the Red Lion Hotel’s governance, compensation, and audit committees, and more than 20 years of experience as a member of the Allergan (formerly Watson and Actavis) audit, compensation, and governance committees.

Mr. Taylor’s experience and skills as a public medical technology company CEO, venture capital experience, and board experience, led the board to the conclusion that he should serve as a director. As set forth below in the discussion of board leadership structure, Mr. Taylor also serves as our lead independent director, serving an important role advising our board and our chair of the board.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF THE TEN NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL 2: RATIFICATION OF SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2024

The audit committee has appointed the firm of KPMG LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2024. KPMG has served as our independent registered public accounting firm since 1994. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our independent registered public accounting firm.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether to retain KPMG. Even if the selection is ratified, the audit committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that the change would be in our and our stockholders’ best interests.
We expect representatives of KPMG LLP to be present at the meeting. They will be able to make statements if they so desire and to respond to appropriate questions from stockholders.

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JUNE 30, 2024.

PROPOSAL 3: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)

Background
As required by Section 14A of the Securities Exchange Act of 1934, as amended (Exchange Act), we are asking our stockholders to approve, on a non-binding, advisory basis, the compensation of our named executive officers as described in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement. This proposal is commonly known as a “say-on-pay” proposal.
The board has adopted a policy of providing for annual say-on-pay advisory votes and our stockholders have twice (in 2011 and 2017) voted to prefer an annual frequency of these votes. As discussed in Proposal 4 below, the board is recommending that stockholders vote for “ONE YEAR” as the frequency of our future say-on-pay votes. Unless the board modifies its determination on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at our 2024 annual meeting of stockholders.
Because the say-on-pay vote is advisory, it does not bind us. But the board’s compensation committee, which consists entirely of independent directors, values our stockholders’ opinions and considers voting results on the say-on-pay proposal when making its executive compensation decisions.
The board believes that the information in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement demonstrates that our executive compensation programs are designed appropriately, emphasize pay for performance, and are working to ensure that management’s interests are aligned with our stockholders’ interests to support long-term value creation. The board is asking our stockholders to approve the following advisory resolution at the annual meeting:
“RESOLVED, that the stockholders of ResMed approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed in the Compensation Discussion and Analysis and Executive Compensation Tables sections of this proxy statement.”

BOARD RECOMMENDATION

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF RESMED’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4: ADVISORY VOTE ON THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES

Background
As required by Section 14A of the Exchange Act, we are asking our stockholders to vote, on an advisory basis, to hold an advisory stockholder vote on the compensation of our named executive officers every year. We are providing stockholders the option of selecting a frequency of one, two, or three years, or abstaining. At our 2017 stockholders' meeting, a majority of our stockholders elected to hold the say-on-pay vote every year.

The board currently plans to hold an advisory say-on-pay vote every year. We believe it is appropriate and important to provide our stockholders with the opportunity to have input in our executive compensation programs on a regular basis. As a result, the board believes that annual voting provides the greatest opportunity for review and accountability for our executive compensation program.

Although this “frequency” vote is advisory and not binding on the board, we appreciate and value the opinions of our stockholders and will evaluate the ultimate outcome of the advisory vote when establishing the actual frequency of future advisory votes by stockholders on executive compensation.

The board recommends that future say-on-pay votes occur every year until the next advisory vote on the frequency of future say-on-pay votes. Stockholders are not being asked to approve or disapprove the board’s recommendation, but rather to demonstrate their choice among the following frequency options: one year, two years, or three years, or to abstain from voting. If none of the frequency alternatives – one year, two years, or three years – receives a majority of the votes cast, we will consider the highest number of votes cast by stockholders to be the frequency that has been selected by stockholders.

After this year's vote, we expect to conduct another advisory vote on the frequency of say-on-pay votes in 2029.

BOARD RECOMMENDATION YOUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS SELECT “ONE YEAR” AS THE FREQUENCY OF FUTURE SAY-ON-PAY VOTES.

COMPANY INFORMATION

CORPORATE GOVERNANCE

Board independence
Our board has determined that of our ten current directors, eight: Carol Burt, Jan De Witte, Karen Drexler, Harjit Gill, John Hernandez, Richard Sulpizio, Desney Tan, and Ronald Taylor, are independent members of our board under the listing standards of the NYSE, and they and their respective family members have no material relationship with us, commercial or otherwise, that would impair the director’s independence.
The board determined that each member of the audit, compliance oversight, nominating and governance, and compensation committees is independent under the NYSE’s listing standards, and that each member of the audit committee and compensation committee meets the additional standards for independence for audit committee and compensation committee members, as applicable, imposed by the SEC’s regulations and the NYSE's listing standards. The board determined that based on their employment with the company, Peter Farrell and Michael Farrell are not deemed independent: Michael Farrell is an executive officer; while Peter Farrell is a current non-executive employee and the father of Michael Farrell.
There were no specific relationships or transactions that required consideration by our board in making its independence decisions. However, the board did consider the tenure of individual directors, and concluded that none of them impaired independence.
Tenure and board refreshment. The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance.
The board believes the independent directors represent an appropriate balance of tenure. Six of our eight independent directors have been on the board for ten years or less. Two of our eight independent directors and nominees are long-tenured: Richard Sulpizio and Ronald Taylor each joined our board in 2005, and so have each served for about 18 years. The board considers that the length of their tenure has not compromised their independence; in fact, in the board’s view, the depth of their knowledge and insight with the company has strengthened their independence and contributions to our board. Moreover, their tenure and experience balance the relatively lower tenure and experience of the other independent directors. The average tenure of all our other independent directors is six years, and the average tenure of all our independent board members is only eight years.
The board follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. The nominating and governance committee reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals. The committee makes recommendations to the board regarding plans for director succession. In each of fiscal years 2018, 2019, and 2020, a long-tenured board member left our board and was replaced. In fiscal year 2022, the board nominated, and shareholders elected, two new independent directors with uniquely valuable skill sets. During fiscal year 2023, Peter Farrell stepped down as board chair, and our board elected Michael Farrell to serve as chair of the board. The board also designated Peter Farrell as chair emeritus to recognize his distinguished contributions during his more than 33 years of service as chair since founding the company.
While refreshment is an important consideration in assessing board composition, the board does not make determinations based solely on tenure.
Board composition
Our board believes that its composition appropriately reflects the knowledge, experience, skills, diversity, and other characteristics required to fulfill its duties.

The following tables provide information regarding the age, gender, tenure and overall diversity of our nominees for election:

The nominees have diverse backgrounds and perspectives that enable them to provide valuable guidance on strategy and operations. They have extensive leadership experience, as well as corporate governance expertise arising from service on other boards of directors. Many have global business experience, including through service as CEO or in other senior corporate leadership positions involving management of complex operations, business challenges, risks, and growth. One currently resides and works outside the U.S., and several others have done so in the past, providing valuable perspectives on our global business environment. All have experience with medical device, technology or product innovation and development, entrepreneurship, and the dynamics of our industry. Our most recently elected directors have extensive expertise in digital health technology. All have demonstrated involvement in their communities, having contributed to social causes through nonprofit organizations or philanthropy.
Our board of directors benefits from these qualifications, as well as the perspectives of directors with in-depth knowledge of ResMed through their current or former service as executive officers.
Meetings and director attendance
During fiscal year 2023, each director attended more than 75% of the meetings of our board and of the committees on which the director served. Our board and standing committees met, as follows:
•Board: seven meetings;
•Compensation committee: five meetings;
•Audit committee: eight meetings;
•Compliance oversight committee: four meetings; and
•Nominating and governance committee: five meetings.

During each regular board meeting, our independent directors met alone, and our lead director chaired those sessions. In addition to meetings, the members of our board and its committees sometimes act by written consent in lieu of a meeting, as permitted under Delaware corporate law, or discuss company business without calling a formal meeting.
All our directors were present for our 2022 annual stockholders meeting. We encourage directors to attend our annual meetings and we generally schedule board meetings to coincide with the annual meeting to facilitate directors’ attendance.
Environmental social and governance matters
Information about our ESG initiatives can be found at https://investors.resmed.com/investor-relations/about-us/Corporate-Citizenship-at-ResMed/default.aspx, including our current report on environment, social, and corporate governance issues. The report highlights our commitment to ESG standards including:

•Our products
•Environment
•Our people
•Health and wellbeing; and
•Community.

Our Products:
Our core mission is to improve people’s health and wellbeing by providing innovative and high-quality products and services for sleep apnea, COPD, asthma, and other chronic conditions, as well as to help streamline the process of aiding and managing consumers of out-of-hospital care services such as skilled nursing, life plan care, or home health and hospice services. This focus on product quality and innovation is reflected not only in the high regard our customers have for our products and services but in our vigilance in meeting our safety and marketing obligations. We have a strong track record of quality, innovation and continuous improvement and our quality management system guides our employees’ and suppliers operations to ensure our products are designed, manufactured, and distributed to meet patient needs and performance requirements.

Environment:
We operate our business efficiently and responsibly while always striving to reduce our environmental footprint throughout our business operations and supply chain. We are committed to working with our employees, suppliers, and customers to eliminate unnecessary waste in all our systems and processes, minimize pollution, decarbonize our operations, design and develop innovative products with reduced impact on the environment throughout their lifecycle, monitor our environmental performance, continually make improvements, and fulfill our compliance obligations. Specifically, we are focused on energy efficiency, managing our electricity consumption, greenhouse gas emissions, sustainable design and packing, improving waste and recycling, water stewardship and the use of paper.

Our People:
We are committed to building and fostering an extraordinary culture of belonging, inclusion, and diversity, where every ResMedian does their best work to help millions of people live healthier and higher-quality lives. We are committed to diversity and inclusion, people development, recruitment excellence, employee engagement and listening, work-life balance and flexible working, fair, equitable and competitive compensation and benefits, and employee consultation.

Health and Wellbeing:
We recognize the benefits of a healthy workforce and adopt a holistic approach to the health and safety of our people. We provide onsite support for employee fitness when possible, for example at our major campuses in Sydney, San Diego, and Singapore. We offer employee health and wellbeing programs that may variously include on-site blood pressure, cholesterol, and heart testing. Programs may include seasonal flu vaccinations, subsidized quit-smoking programs, screening for sleep apnea, confidential third-party counseling and referrals on stress and mental health issues, support for a gym membership, and in some jurisdictions, company-sponsored private health insurance.

Community:
Our community contributions reflect our mission to improve millions of lives worldwide through the treatment of chronic diseases like sleep apnea, COPD, asthma, and other chronic diseases, plus improved management of consumers benefiting from out-of-hospital care. We work with “healthcare ecosystem” participants to create opportunities that enable access to the care, technology, and services needed for all people at the right time. This means we conduct relevant research, engage with and support communities as a trusted partner through unwavering commitment. Our contributions to our local communities are made in both monetary contributions and the time and championship of our employees.
Governance changes during fiscal year 2023
Our board of directors welcomes feedback from stockholders on our governance practices and policies, board composition, executive compensation framework, and other matters related to our strategy and performance. During fiscal year 2023, we continued discussions with our stockholders and received valuable feedback. Our board also routinely reviews developing best practices, considering input from stockholders, management, external legal and financial advisors, stockholder advisory firms, and other relevant sources. As part of that regular practice, we adopted changes in our governance practices, including:
•Annual director elections. We completed the declassification of our board during fiscal year 2023. At the November 2022 stockholders' meeting, all board members were elected to annual terms, and will continue to be elected annually going forward.
•Compensation recovery policy. In August 2023, after consulting with advisors, we adopted a new policy on recovering compensation paid to our executive officers in compliance with the new NYSE listing standards and SEC rules, as well as to reflect the ongoing development of best practices in this area. As required by SEC and NYSE rules, the new compensation recovery policy requires mandatory recovery of incentive compensation in the event of financial restatements to correct material errors in prior periods and also immaterial errors in previously reported periods to avoid a material error in the current period, regardless of fault. Our revised policy also provides for the mandatory recovery of time-based equity awards, including stock options. The new policy replaces our 2017 compensation recovery policy and is effective October 2, 2023.
Board oversight of risk
The general risk oversight function, including with respect to ESG issues and cybersecurity, is retained by the full board; the standing committees of the board, comprised and chaired by our independent directors, retain primary responsibility for risk identification and analysis in the key areas further identified below. The committees periodically update the board about significant risk management issues and management’s response.

Committee	Primary risk oversight responsibility
Audit	Overseeing financial risk, capital risk, financial compliance risk, code of conduct, ethics and legal compliance, and internal controls over financial reporting.
Compensation	Overseeing our compensation philosophy and practices and evaluating the balance between risk-taking and rewards to senior officers.
Compliance oversight	Overseeing compliance with United States federal healthcare laws and regulations, and specifically obligations under the corporate integrity agreement we reached in 2019.
Nominating and governance	Evaluating each director’s independence, evaluating the effectiveness of our corporate governance guidelines, and overseeing management’s succession planning.
Designated internal management, as well as certified professional accounting firms performing annual internal audits, regularly review and test functions, controls and processes to review, evaluate and recommend mitigation strategies, as may be warranted. Critical areas of focus include financial, operational, regulatory, compliance, economic, compensation, privacy, cybersecurity, and competition, among others.
ESG Oversight. The full board is responsible for general oversight of our environmental, social, governance, and sustainability strategy. We have designated a cross-functional management team to execute our ESG programs, and during fiscal year 2023, the board reviewed our ESG strategy and progress with members of this team, as well as independent outside advisors during multiple meetings. The nominating and governance committee specifically oversees our corporate governance programs.
Cybersecurity Oversight. The full board is responsible for general oversight of our cybersecurity program. Our full board meets regularly with our chief information security officer, chief privacy officer, and other executives responsible for strategy and execution of our cybersecurity and data privacy programs. At our August 2023 board meeting each of our independent directors attended a full day of cybersecurity training, including the new SEC disclosure requirements, and the use of AI in our products, from our chief information security officer, our chief privacy officer, and outside experts.

Information about our cybersecurity and privacy initiatives can be found at https://investors.resmed.com/investor-relations/about-us/Corporate-Citizenship-at-ResMed/default.aspx and in our 2022 Report on Environmental, Social & Corporate Governance (ESG) topics.
Board leadership structure
Our nominating and governance committee and board evaluates, considers, and discusses our board leadership structure annually. During fiscal year 2023, acting on the recommendation of our nominating and governance committee, our board decided to change the current board leadership structure such that one person will serve as board chair and chief executive officer. As a result, Peter Farrell ceased serving as our chair of the board, a role he had held since 1989, and was given the title of chair emeritus to recognize his distinguished service in that role.
In making its decision, the board concluded that having Michael Farrell serve as chair of the board and chief executive officer is the most appropriate leadership structure for us and in the best interests of our stockholders at this time. Combining the two roles is more efficient, creates clear lines of authority, and is consistent with the prevailing practice among medical equipment companies in the S&P 500.
The board believes the advantages described above outweigh any theoretical risks or disadvantages arising from Michael Farrell’s current role as chief executive officer. Moreover, the board has had the opportunity to observe Michael Farrell's leadership in the boardroom during his 10 years of service as a director, and found him to be an effective leader in setting the board's agenda, encouraging directors to share diverse viewpoints and raise questions, and facilitating a positive board culture.
The board believes our overall board structure ensures independent oversight from the board. Eight of our ten directors are independent, which provides a counterbalance to a combined chief executive officer and chair. Our independent directors meet in executive session, alone, at each board meeting, and our board’s committees are filled entirely by independent directors, enabling the board to fulfill its independent oversight responsibilities. Since July 1, 2013, Ronald Taylor has served as our independent lead director. The role of our independent lead director provides additional governance structure supporting an effective independent board. The primary responsibilities of the independent lead director are to:
•preside over board meetings in the absence of the chair, including when the performance and compensation of the chair and chief executive officer is discussed and approved;
•preside over sessions of the independent directors, which occur at each regularly scheduled meeting, and as otherwise deemed appropriate;
•act as a liaison between the independent directors and chair;
•guide the chair on board meeting agendas and schedules, as well as the adequacy of information to be presented to the board; and
•other duties that may be delegated by the board, independent directors, chair, or the nominating and governance committee.
As independent lead director, Mr. Taylor keeps Mr. Farrell apprised of issues discussed during the independent sessions of the board and consults with Mr. Farrell on other matters pertinent to the company and the board. Mr. Taylor discusses with the independent directors any concerns they may have and, as appropriate, relays those concerns to the full board, the chair or members of senior management. As chair of the nominating and governance committee and in his capacity as independent lead director, Mr. Taylor actively participates in discussions and reviews of the board’s independence, performance and leadership structure. Mr. Taylor's extensive experience and skills as a medical technology founder and chief executive officer, public company board director, and his venture capital experience, as well as his understanding of the history of our company, makes him well qualified to serve in the important role of our independent lead director.

For the reasons discussed above, our board believes the current leadership structure is in our best interests at this time. However, our corporate governance guidelines give the board the flexibility to change its leadership over time, as needed. The board will continue to evaluate whether its leadership structure is appropriate as our business evolves.
Committees of our board of directors
The board has four standing committees to assist in the oversight of our affairs: audit, compensation, compliance oversight, and nominating and governance. A copy of the charters for each of these standing committees can be found on our website at investors.resmed.com.

Below is a summary of our current standing committee structure and membership information.

Independent director	Audit	Compensation	Compliance oversight	Nominating and governance
Carol Burt	chair	-	chair	member
Jan De Witte	member	-	member	-
Karen Drexler	-	member	-	member
Harjit Gill	member	member	-	-
John Hernandez	-	-	member	-
Richard Sulpizio	member	chair	-	member
Desney Tan	-	member	-	-
Ronald Taylor*	member	-	member	chair
*Lead director
Assuming stockholders elect the director candidates nominated by the board, we do not anticipate any changes to our structure or committee assignments after the annual meeting.
Audit committee
Throughout fiscal 2023 and currently our audit committee consisted of Carol Burt (chair), Jan De Witte, Harjit Gill, Richard Sulpizio, and Ronald Taylor. Our board has determined that each of the audit committee members is financially literate and independent within the meaning of the current listing standards of the NYSE and SEC applicable to audit committee members. In addition, our board has identified all members of the audit committee as financial experts under the SEC’s requirements.
The audit committee’s primary purposes are to assist the board with its oversight responsibilities regarding:
•management’s conduct of, and the integrity of, our financial reporting;
•our systems of internal control over financial reporting and disclosure controls and procedures;
•compliance with our code of conduct and ethics; and
•qualifications, engagement, compensation, independence, and performance of our independent registered public accounting firm.
Compensation committee
Throughout fiscal 2023 and currently, the compensation committee consists of Richard Sulpizio (chair), Karen Drexler, Harjit Gill, and Desney Tan. Our board has determined that each of the compensation committee members meet the independence requirements for board and compensation committee service under the current listing standards of the NYSE and SEC.
The compensation committee’s primary purposes are to:
•establish and review the compensation of our executive officers;
•oversee management’s decisions regarding our compensation philosophies, practices, and procedures; and
•advise the board on the compensation of directors.
The compensation committee meets in person and by telephone to perform its duties. It works primarily with our chief people officer and our global general counsel and their staff to gather internal data and solicit management’s recommendations regarding compensation. The compensation committee also communicates directly with our chief executive officer and our president and chief operating officer for recommendations and information, particularly about their direct reports’ compensation. In addition, the compensation committee consults with our chief financial officer and his staff regarding the financial impact of certain compensation decisions. The compensation committee determines the compensation for each of our individual executive officers outside the presence of the affected officer. The compensation committee also advises and consults with other non-executive board members as it determines appropriate regarding compensation issues.
During fiscal year 2023 as in prior years, the compensation committee retained a nationally recognized independent consultant, Frederic W. Cook & Co., Inc. (FW Cook). FW Cook is engaged directly by the committee to render advisory services and to serve as the compensation committee’s independent consultant on compensation-related matters for our executives and board. During fiscal year 2023, these compensation matters included:
•our executive compensation programs, including salaries, target and actual short-term incentive amounts, and long-term incentive equity grants, and positioning among peer groups;
•aggregate equity pay practices at our peer group companies, including long-term incentive design features and alternatives;
•board compensation, including board fees and equity grants and peer group practices;
•industry trends, best practices, and regulatory changes; and
•companies included in our peer group for competitive comparisons.
During fiscal year 2023, FW Cook did not provide any services other than compensation-related matters for our executives and board.
During fiscal year 2023, Infinite Equity, Inc. (Infinite Equity) provided the compensation committee with calculations of total stockholder return to evaluate performance metrics under our performance stock units. Infinite Equity also provided services associated with the new pay versus performance disclosures.
The compensation committee has reviewed the independence of FW Cook and Infinite Equity, including considering the factors required by NYSE listing standards. After the review, the compensation committee determined that each of FW Cook and Infinite Equity, Inc. is independent and that no conflict of interest exists that would prevent either from providing independent and objective advice to the compensation committee.
Compliance oversight committee
Our compliance oversight committee was established in November 2019, and its members throughout fiscal 2023 and currently are Carol Burt (chair), Jan De Witte, John Hernandez, and Ronald Taylor.
The compliance oversight committee’s primary purposes are to:
•review and oversee our compliance with US federal healthcare laws and regulations, including our obligations under the corporate integrity agreement we entered in December 2019; and
•to lead the board’s compliance with its obligations under the agreement.
Nominating and governance committee
Throughout fiscal 2023 and currently, the nominating and governance committee consists of Ronald Taylor (chair), Carol Burt, Karen Drexler, and Richard Sulpizio.
The nominating and governance committee’s primary purposes are to:
•assure that the composition, practices, and operation of our board contribute to lasting value creation and effective representation of our stockholders; and
•assist the board with selecting board and committee members, committee selection and rotation practices, evaluating the board’s overall effectiveness, and reviewing and considering developments in corporate governance practices.

Our corporate governance guidelines state goals regarding composition of the board and committees, meetings, and expectations of directors. A copy of our corporate governance guidelines may be found on our website at investors.resmed.com.
The nominating and governance committee regularly reviews with the board the appropriate characteristics, skills, and experience required for the board as a whole and its individual members. The board values diversity and a heterogeneous board, and views diversity expansively, to include differences of viewpoint, professional experience, education, skill and other individual qualities. To assist in promoting a diversity of backgrounds and experience on the board, the nominating and governance committee takes reasonable steps to identify and consider board candidates who are drawn from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background, and other qualities.
ResMed currently complies with California Senate Bill 826, which requires publicly held corporations with principal executive offices in California to have a board of directors that satisfies certain gender diversity requirements. We also comply with California Assembly Bill 979, which requires publicly held corporations with principal executive offices in California to meet certain requirements to include directors from underrepresented communities on their board of directors. According to its corporate governance guidelines, the company considers board candidates "from a wide talent pool, representing diversity of thought, culture, gender, ethnicity, race, background and other qualities."
The nominating and governance committee believes board composition and an appropriate balance of board refreshment and experience is important to effective governance, and follows a process of regularly reviewing board composition and board refreshment, with a long-term perspective. In each of the three fiscal years 2018, 2019 and 2020, we replaced one of our longest-serving independent directors with a newly-elected director, and the committee believes the independent directors now represent an appropriate balance of tenure. If stockholders elect all nominees at this meeting, the median tenure of all our independent directors will be eight years.
The suitability of individual director candidates depends on many factors. Those factors include:
•fundamental qualities of intelligence, honesty, good judgment, high ethics, and standards of integrity, fairness, and responsibility;
•practical wisdom and mature business judgment;
•ability to make independent analytical inquiries, general understanding of marketing, finance, and other elements relevant to the success of a publicly-traded company in today’s business environment;
•experience in corporate management, or as a board member of a publicly-held company;
•academic experience and technical understanding in the area of our operations;
•professional experience in our industry;
•characteristics that add diversity to our board; and
•a commitment to representing the long-term interests of our stockholders.
The nominating and governance committee also reviews and regularly updates a matrix of directors’ skill sets, based on factors the board deems important to oversee management and our strategic goals. It most recently updated the matrix during fiscal year 2023.

The matrix currently includes the following factors:

Board experience	Public company board (other than ResMed)
Private company board
Chair of the board of directors of a publicly-traded company
Chair of the board of directors of a for-profit organization
Chair of the board of directors of a non-profit organization or private company
Governance committee
Compensation committee
Audit committee
Compliance committee
Leadership experience	Chief executive officer
Non-CEO P&L leader
Non-CEO functional leader
Functional expertise	Medical device industry
Software-as-a-service industry
Sales and marketing
Direct-to-consumer business
Non-US business experience
Health policy and government affairs
Healthcare reimbursement - government or private
Finance and accounting
Business/corporate development, mergers and acquisitions
Legal, regulatory compliance and risk management
People and talent management
Communications and investor relations
Environmental sustainability and corporate social responsibility
Technical expertise	Research and development
Clinical research
Clinical expertise in sleep and related comorbidities
Manufacturing and supply chain
Digital health technology
Machine learning, artificial intelligence & advanced analytics
Cybersecurity, privacy and information technology
The board evaluates each individual in the context of the board as a whole, to assemble a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. For example, our two newest directors have extensive and current experience in clinical research, digital health technologies, machine learning, and artificial intelligence and advance analytics, all of which are important strategic areas for ResMed.
In determining whether to recommend a director for re-election, the nominating and governance committee also considers the director’s past attendance at meetings and participation in and contributions to the board’s activities. After review and deliberation of all feedback and data, the nominating and governance committee makes its recommendation to our board.
Recommendations we receive from stockholders are subject to the same criteria as are candidates nominated by the nominating and governance committee. The committee will consider stockholder suggestions for nominees for directorship and has a policy to consider any candidate recommended by stockholders who have held a minimum of 1% of our outstanding voting securities for at least one year. Our bylaws also permit a stockholder, or a group of up to 20 stockholders, owning 3% or more of our outstanding common stock continuously for at least three years to nominate and include in our proxy materials directors constituting up to 20% of the board or two individuals, whichever is greater, provided that each stockholder and nominee satisfy the other requirements specified in our bylaws.
A recommending stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our board. The stockholder must also provide any other information about the candidate that would be required by SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate (including the consent to a background check) and describe any relationships, arrangements or undertakings between the stockholder and the candidate regarding the nomination or otherwise. The stockholder or nominee must submit certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines, and intent to serve the entire term. The stockholder must submit proof of ownership of our stock.
All communications should be submitted in writing to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. Recommendations received after seventy days before the anniversary of the prior year’s annual meeting will likely not be considered timely for consideration at that year’s annual meeting.
The nominating and governance committee will consider stockholder recommendations of candidates on the same basis as it considers all other candidates. For further information, see “Stockholder proposals for 2024 annual meeting.”
Communications with our board of directors
Any interested person, including any stockholder, may communicate with our non-employee board members by written mail addressed to the chair of the nominating and governance committee, care of Secretary, ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA. We encourage stockholders to include proof of ownership of our stock in their communications. The Secretary will forward all communications to the chair of the nominating and governance committee.
Code of ethics
We have a code of business conduct and ethics for directors, officers, and employees, which can be found at investors.resmed.com. The code summarizes the compliance and ethical standards and expectations we have for all of our officers, directors, and employees, including our chief executive officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and NYSE listing standards. Our chief compliance officer reviews, and suggests revisions to, our code of business conduct and ethics to our audit committee on an annual basis. We will disclose future material amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, and individuals performing similar functions on our website at investors.resmed.com within five business days or as otherwise required by the SEC or the NYSE.
Pledging and hedging company stock prohibited
We have a policy prohibiting our directors, officers, and other employees from hedging or pledging their ResMed stock. This policy prohibits buying or selling puts or calls, short sales, collars, forward sale contracts, equity swaps, and any other financial instrument designed to hedge or offset a decrease in the market price of ResMed stock.

DIRECTOR COMPENSATION — 2023

Fiscal year 2023 program – cash
Our non-executive director cash compensation program for fiscal year 2023 was:

Fee
Annual retainer	$70,000
Additional retainer to members of standing committees	None
Additional annual retainer to lead director	$37,500
Additional annual retainer to audit committee chair	$25,000
Additional annual retainer to compensation committee chair	$20,000
Additional annual retainer to compliance oversight committee chair	$15,000
Additional annual retainer to nominating and governance committee chair	$15,000
Per meeting fee	None
Retirement benefits	None
Fiscal year 2023 program – equity
During fiscal year 2023, as in past years, on our annual stockholders meeting date we awarded equity grants to our non-executive directors with a grant date fair value of $250,000. Our non-executive directors had the opportunity to elect to receive their equity grant in the form of: (1) 100% options; (2) 100% restricted stock units (RSUs), or (3) 50% options and 50% RSUs. All directors chose 100% RSUs for the grants made on the date of our annual meeting of stockholders in November 2022.
The number of RSUs granted was based on the intended grant date fair value and the relative fair value calculation prepared by Infinite Equity, an outside consulting firm. Subject to continued service, RSUs vest in full on the earlier of: (1) November 11 in the year after the grant date, or (2) the date of the first annual meeting of stockholders following the grant date. In the event of a change of control, if the holder does not continue as a director of the successor entity, then RSUs and options become fully vested. More information on our director ownership guidelines is in the section below, “Equity ownership guidelines.”
Compensation philosophy
Process. The compensation committee reviews non-executive director compensation on an annual basis, and considers reports from FW Cook, the committee’s independent compensation consultant. After its review, the committee makes recommendations on non-executive director compensation to the board, and the full board makes the final determination.
Dual listing; US pay model. The compensation committee and board review data on both US peers and Australian peers, reflecting the company’s dual-listing locations. Australia and the US generally have different pay philosophies for compensating non-executive directors. ResMed’s Australian peers generally pay non-executive directors higher cash, award little or no equity, and have overall lower compensation than ResMed’s US peers. While the board considers Australian peer data, the board believes US peers are most relevant for ResMed director compensation. ResMed’s primary listing is on the NYSE, we are primarily subject to US corporate governance requirements and risks, our principal headquarters is in the US, and eight of our nine non-executive directors reside in the US (with none in Australia). In addition, this US perspective is consistent with our executive compensation philosophy which gives more weight to ResMed’s US peers’ pay practices, and more directly aligns the interests of our board members with those of our stockholders through equity ownership. Finally, we do not wish to create internal or cultural divisions by using different pay models for directors based in the US and other countries.
Fiscal year 2023 compensation process and peer group companies
The board and compensation committee reviews director compensation each year. In May 2022, as part of this regular review, they considered FW Cook’s report covering cash and equity compensation, compared to a peer group of 20 medical device and medical technology companies in the US. The committee also considered additional market data from a group of 16 Australian-based peers. These groups were also used in reviewing ResMed’s executive compensation for fiscal year 2023. More information on the peer groups is included in the section in our Compensation Discussion and Analysis section entitled “Peer group comparisons.”
Each year, the committee also considers the structure of our non-executive director equity program. Although our Australian peer group companies do not typically make equity grants to their non-executive directors, the practice is routine in the US. All but one of our US peers grant equity to their non-executive directors, and as of May 2022 (when the board made its director compensation decisions for fiscal 2023) approximately 95% of those granting equity used full value shares, while approximately 40% of US peers also granted stock options. Given this prevalence, and consistent with the US-based compensation philosophy described above, the board and compensation committee decided to continue the equity structure of ResMed’s non-employee director program. The board and compensation committee believe that the equity grants, coupled with our equity ownership guidelines, promote long-term ownership and align our directors with stockholders.
After considering the FW Cook report regarding market competitiveness among US peer companies, the compensation committee recommended, and in May 2022 the board approved, an increase in the lead director and audit chair fees for fiscal year 2023, effective as of July 1, 2022, as shown in the table below. No changes were made to the equity component of the director compensation program. The equity component of the director compensation program was last changed in 2010.

Position	2023 Retainer Fee	Increase	Previous Fee
Non-executive directors	$70,000	no change	$70,000
Lead director	$37,500	$12,500	$25,000
Audit chair	$25,000	$5,000	$20,000
Compensation chair	$20,000	no change	$20,000
Compliance oversight chair	$15,000	no change	$15,000
Nominating & governance chair	$15,000	no change	$15,000
Our 2009 Incentive Award Plan sets a $700,000 annual limit on combined cash and equity compensation for service as a non-employee director. During fiscal year 2023, the combined cash and equity compensation paid for service to our non-employee directors ranged from $293,725 to $372,560 per person.
The compensation committee and board will continue to monitor compensation trends, competitive practices, tax regulations, and other matters related to non-executive director compensation, and adjust as appropriate.
Changes for fiscal year 2024 program- cash and equity
In May 2023, after considering market data prepared by FW Cook, the compensation committee recommended to the board, and the board reviewed the director compensation program and agreed, to increase the lead director retainer to achieve median within the peer group, and to increase the non-executive director equity compensation by $10,000, as shown in the table below:

Position	2024 Retainer Fee	Increase	Previous Fee
Non-executive directors	$70,000	no change	$70,000
Non-executive director equity	$260,000	$10,000	$250,000
Lead director	$40,000	$2,500	$37,500
Audit chair	$25,000	no change	$25,000
Compensation chair	$20,000	no change	$20,000
Compliance oversight chair	$15,000	no change	$15,000
Nominating & governance chair	$15,000	no change	$15,000

Equity ownership and retention guidelines
Each non-executive director is expected to hold ResMed stock with a value of at least five times the annual cash retainer (a total value of $350,000 based on the fiscal year 2023 retainer). New directors must meet this guideline within five years after their appointment to the board. At any time the guideline is not met, including during the initial five year period prior to required compliance, the director must retain shares equal to 50% of the after-tax value of shares acquired on any restricted stock vesting or stock option exercise until the director’s guidelines are met. As of June 30, 2023, each of our non-executive directors met the equity ownership guideline.
New directors
We grant pro-rated equity awards and provide pro-rated cash retainers for all new and departing directors (for the period between their start date and the next annual meeting, or between the grant date and end of service period, respectively). We do not provide new directors with any initial inducement equity awards that are in addition to the pro-rated annual grant amount.
Executive director
Our chief executive officer does not receive additional compensation for his service as director.
Chair emeritus compensation
Since January 2014, Peter Farrell has served as both a director and a non-officer employee of the company. Dr. Farrell receives separate compensation for each of these roles. In January 2023, Dr. Farrell ceased service as chair of the board, and became chair emeritus of the board. During fiscal year 2023, as our non-executive chair for part of the year and as chair emeritus for the remaining portion, he was provided the regular board retainer of $70,000, and the regular board equity grant with a value of $250,000, on the same terms as the other non-executive board members. Dr. Farrell does not serve on any board committees.
During fiscal year 2023, in connection with his service as a non-officer employee, Dr. Farrell was paid an annual salary of $300,000, which was the same as the annualized salary he began receiving in January 2014, when he transitioned into the role of non-officer employee. Dr. Farrell is not eligible to participate in the annual short-term incentive program or the long-term incentive equity programs that we provide to our employees. During fiscal year 2023, as in prior years, we also provided benefits and perquisites to Dr. Farrell, in his role as non-officer employee, that were broadly consistent with those provided to our executive officers, as described in the “Compensation Discussion and Analysis.” The incremental cost to us for these benefits is described in the fiscal year 2023 compensation table below.
In addition to the same change of control benefits provided in all director equity grants, described above in “Fiscal Year 2023 Program - Equity,” we continue to have an agreement with Dr. Farrell that provides him with additional benefits, as an employee, in the event of a change of control. Consistent with our policy for executive officers, all of Dr. Farrell's benefits are on a “double-trigger” basis, that is, benefits will only accrue if we terminate Dr. Farrell’s employment, or if he resigns for good reason, but in either case within a specified period of time before or after a change of control. If Dr. Farrell’s employment were to terminate under qualifying circumstances in connection with a change of control, then at the time of termination: (1) he would receive a severance payment equal to (a) two times his employee salary, plus (b) two times the amount we would be required to contribute on his behalf under our 401(k) plan based on his termination base salary; (2) he would become fully vested in his accrued retirement plan benefits; (3) all his unvested equity awards would vest in full; and (4) we would provide medical and dental health benefits for two years after the termination. The agreement does not include excise tax gross-ups; instead, it includes a “best pay” provision, reducing severance payments to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to him being greater than the net amount received without the reduction.
For two years after a qualifying termination in connection with a change of control, Dr. Farrell will be prohibited from inducing any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us or meaningfully support any person, business, entity or activity, or initiate or further that business or activity. The restriction on post-termination employment will not apply to him if he is residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, he must deliver a general release of claims in favor of us.
In May 2023, our board (without Michael Farrell’s or Peter Farrell’s participation) determined that the compensation arrangements for Dr. Farrell, as a non-officer employee, will remain the same for fiscal year 2024 as in fiscal year 2023, and that he will receive an increase in director compensation consistent with the other directors.
Fiscal year 2023 director compensation table
The table below summarizes the compensation received by our non-executive directors for the fiscal year ended June 30, 2023.

Director	Fees earned or paid in cash(a)	Restricted stock units(b)(c)	Other compensation(d)	Total(i)
Carol Burt	$110,000	$250,060		$360,060
Jan De Witte	$70,000	$250,060		$320,060
Karen Drexler	$70,000	$250,060		$320,060
Peter Farrell	$70,000	$250,060	$360,209	$680,269
Harjit Gill	$70,000	$250,060		$320,060
John Hernandez	$70,000	$250,060		$320,060
Richard Sulpizio	$90,000	$250,060		$340,060
Desney Tan	$70,000	$250,060		$320,060
Ronald Taylor	$122,500	$250,060		$372,560
(a)Each director was also reimbursed for expenses incurred for attending meetings (although these amounts are not reflected in the table above).
(b)The dollar value of the RSUs shown represent the grant date fair value of the 1,122 stock awards granted, computed in accordance with FASB ASC Topic 718, based on (i) the $224.58 closing stock price on November 16, 2022, the date of the grant, rounded to the nearest whole share, and (ii) the present value of lost dividends, resulting in a grant date fair value per share of $222.87.
(c)The following table sets forth the number of options (both exercisable and unexercisable) and RSUs held by each of our non-employee directors and Dr. Farrell as of June 30, 2023, the end of fiscal year 2023:

Director	Options outstanding at fiscal year end	Restricted stock units outstanding at fiscal year end
Carol Burt	0	1,122
Jan De Witte	0	1,122
Karen Drexler	7,892	1,122
Peter Farrell	13,137	1,122
Harjit Gill	0	1,122
John Hernandez	0	1,122
Richard Sulpizio	0	1,122
Desney Tan	0	1,122
Ronald Taylor	0	1,122

(d)Other compensation represents Dr. Farrell’s total compensation for fiscal year 2023 for service as a non-officer employee, as shown in the following table(i):

Salary	Company contribution to 401(k) plan	Supplemental life and disability insurance premiums	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Total compensation(i)
$300,000	$13,200	$30,250	$13,670	$3,089	$360,209
i.We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes, but is available to Dr. Farrell for personal use, consistent with the benefit we make available to our chief executive officer and our president and chief operating officer. During fiscal year 2023, Dr. Farrell did not utilize the aircraft for personal use.
ii.Amounts represent the cost of participation by Dr. Farrell in our sales incentive award travel program, which is available to sales, marketing, and other non-executive employees. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of Dr. Farrell and his spouse or guest. The cost shown as gross-up represents the amounts we reimburse for the tax associated with income imputed to Dr. Farrell in connection with the program. We provide tax gross ups to all employees who participate in this program. Attendance is part of Dr. Farrell's duties and enhances the effectiveness of the sales incentive program.

EXECUTIVE OFFICERS

As of the record date our executive officers were:

Executive officer	Age	Position
Michael Farrell	51	Chair of the board and chief executive officer
Lucile Blaise	52	President-sleep and respiratory care business
Rob Douglas	63	President and chief operating officer
Bobby Ghoshal	55	President-SaaS business
Justin Leong	46	President – Asia and Latin America
Michael Rider	66	Global general counsel and secretary
Brett Sandercock	56	Chief financial officer
David Pendarvis retired from his position as chief administrative officer, global general counsel, and secretary effective June 30, 2023.
Executive officer biographies
For a description of the business background of Michael Farrell, see “Proposal 1: Election of directors.”

LUCILE BLAISE
President – sleep and respiratory care business
Lucile Blaise was appointed ResMed’s president of sleep & respiratory care in July 2022, responsible for leading our core business: providing cloud-connectable devices as well as masks and other accessories for sleep apnea, COPD, asthma, or other chronic diseases.
Ms. Blaise is a medtech industry thought leader with over 25 years’ experience. She was previously ResMed’s vice president of sleep & respiratory care for Western Europe from 2015 to July 2022, where she not only guided the region’s growth strategy, but was instrumental in helping establish public payer market access and reimbursement for telemonitoring in France and Belgium, and telemedicine in France. Before that, she served as vice president of France and North Africa from 2012 to 2015, and in various ResMed marketing and sales roles within the sleep & respiratory care business going back to 2006.
Ms. Blaise has served as a board member at MedTech Europe in Brussels since 2020 and with Medical Device International Consortium in Washington since December 2022.
Ms. Blaise holds a business degree from the KEDGE Business School in Talence, France, and a Bachelor of Arts in international business from the University of Sheffield in England. She speaks three languages: French, English, and Spanish.

ROB DOUGLAS
President and chief operating officer
Robert “Rob” Douglas was appointed ResMed’s president in March 2013 and chief operating officer in September 2011; together with ResMed chief executive officer, Mick Farrell, he holds full operational responsibility for ResMed and its subsidiaries.
Previously, Mr. Douglas was ResMed’s chief operating officer of Asia Pacific and global supply chain from 2008 through 2011, responsible for the region’s commercial distribution, sales operations, and global manufacturing; Sydney chief operating officer from 2005 through 2008, responsible for the company’s manufacturing and research and development; vice president of operations from 2003 to 2005, responsible for the company’s manufacturing; vice president of ResMed’s respiratory and cardiac business from 2002 to 2003; and vice president of corporate marketing when he joined ResMed in 2001.

Mr. Douglas serves on the board of directors of Globus Medical, Inc. (NYSE: GMED), a leading musculoskeletal solutions company, and is a member of the audit committee. He also serves as co-vice chair on the board of directors of the San Diego Regional Economic Development Corporation, as well as vice chair on the board of directors of EvoNexus, a non-profit technology incubator.
Mr. Douglas holds a M.B.A. from Macquarie University, a Bachelor of Engineering in electrical engineering with first-class honors, and a Bachelor of Science in computer sciences from the University of New South Wales, Sydney.

BOBBY GHOSHAL
President – SaaS business
Kaushik “Bobby” Ghoshal was appointed President of ResMed's SaaS business in September 2021. He previously served as ResMed's chief technology officer from April 2018 through August 2021; chief operating officer for Brightree, a ResMed-owned provider of cloud-based software-as-a-service for out-of-hospital care, from June 2016 to April 2018; and leader of the information technology function for ResMed's US, Canada, and Latin America commercial teams.
Mr. Ghoshal has more than 25 years' experience in technology across multiple industries including finance, semiconductors and healthcare, working for companies including Freescale Semiconductor, Motorola, Compuware and Wipro Infotech. Mr. Ghoshal has helped build and lead high-performance teams in information technology, semiconductor innovation, digital and business strategy, information security, advanced analytics, operations and customer care. Mr. Ghoshal holds a Master of Business Administration degree from Arizona State University and a bachelor's degree in electronics engineering and telecommunications from the National Institute of Technology (NIT) in Calicut, India.

JUSTIN LEONG
President – Asia and Latin America
Justin Leong was appointed president of ResMed’s Asian and Latin American markets in July 2020, an extension of his role as president of ResMed’s Asia growth markets held since September 2018, and the region’s senior vice president since May 2016. He joined ResMed in 2013 as vice president of global strategy, adding the role of general manager of Greater China in 2015.
Before joining ResMed, Mr. Leong was a director at London-based investment firm HgCapital from 2006 to 2012, responsible for acquisitions and portfolio management, and serving on the board of directors of several privately-held European healthcare companies. From 1999 to 2004, he was a management consultant with Bain & Co. in Sydney, Boston and New York, where he advised clients on growth strategies, operational improvement projects, mergers and acquisitions.
Mr. Leong holds a Bachelor of Commerce and a Bachelor of Laws from the University of New South Wales, Sydney, and a M.B.A. from the Harvard Business School.

MICHAEL RIDER
Global general counsel and secretary
Michael "Mike" Rider was appointed global general counsel and secretary of ResMed effective July 1, 2023. In his current role, Mr. Rider guides global legal strategy on a range of issues including intellectual property management; antitrust, anti-kickback, and other legal risks; corporate governance; acquisitions; privacy; and litigation. Mr. Rider previously served as ResMed’s senior vice president, deputy global general counsel, and legal business partner for ResMed’s sleep and respiratory care team from July 2019 through June 2023, and before that, as vice president and general counsel-Americas from June 2012 to July 2019. Mr. Rider has 40 years of legal experience.
Prior to joining ResMed, Mr. Rider served as senior vice president, general counsel for Callaway Golf (NYSE: MODG), senior attorney for American Airlines (NASDAQ: AAL), and as a litigation associate at Gibson Dunn & Crutcher.

Mr. Rider graduated magna cum laude from the University of San Diego School of Law, served as executive editor of the San Diego Law Review, received its Distinguished Alumni Award in 2007, and currently serves on the USD School of Law Board of Visitors. Mr. Rider earned a Bachelor of Science in Pharmacy from the University of Arizona.

BRETT SANDERCOCK
Chief financial officer
Brett Sandercock was appointed chief financial officer in January 2006. Previously, he served as ResMed’s vice president of treasury and finance from November 2004 until December 2005, and group accountant and controller from 1998 to 2004.
Before joining ResMed, Mr. Sandercock was manager of financial accounting and group reporting at Norton Abrasives, a division of Saint-Gobain, a French multinational corporation, from 1996 to 1998. He also held finance and accounting roles from 1994 to 1996 at Health Care of Australia, a large private hospital operator. From 1989 to 1994, he worked at Pricewaterhouse Coopers in Sydney, specializing in audits of clients across distribution and manufacturing, financial services, technology, and other industries.
From June 2019 to August 2021, Mr. Sandercock served as non-executive chair of the board of directors of Osteopore Limited (ASX:OSX), an Australian and Singapore based medical technology company, commercializing products used for the regeneration of bone across a range of therapeutic areas.
Mr. Sandercock holds a Bachelor's degree in economics from Macquarie University in Sydney, and is a certified chartered accountant.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Introduction
This compensation discussion and analysis section discusses the compensation policies and programs for our named executive officers. Our named executive officers for fiscal year 2023 were:
•Michael Farrell, our chair of the board and chief executive officer;
•Rob Douglas, our president and chief operating officer;
•Brett Sandercock, our chief financial officer;
•Bobby Ghoshal, our president - SaaS; and
•Lucile Blaise, our president - Sleep and respiratory care business.
This section also discusses the role of our compensation committee (which is sometimes referred to as the “committee” in this section) in designing and administering our compensation programs and policies and in making compensation decisions for our executive officers.
The goal of our compensation programs and policies is to align compensation delivery with performance for stockholders, measured both internally against budgets and externally through share price. We believe this alignment was achieved in fiscal year 2023.
Overview of fiscal year 2023 – executive summary
Fiscal year 2023 required us to continue to operate in a challenging environment shaped by three factors: (1) the after effects of the global COVID-19 pandemic; (2) a competitor's ongoing flow generator recall that dramatically increased demand for our own flow generators; and (3) supply chain constraints that both increased our costs and made it more difficult to meet the strong global demand for our devices.
Throughout fiscal year 2023, demand for flow generators remained elevated as a result of a competitor’s ongoing recall, exacerbating an already-stretched supply chain, and resulting in an overall change in our product mix in many of the geographies we serve. Despite the supply chain constraints (particularly a shortage of electronic components), we were able to generate an overall increase in our year over year global revenues to $4.2 billion. We did this by increasing supply of our AirSense 10 connected devices, selling card to cloud AirSense 10 devices, and increasing the pace of production of our new flow generator platform, the AirSense 11. By fiscal year end, we believe we were meeting unconstrained demand for our flow generators with a combination of connected AirSense 10 devices and increased supply of our AirSense 11 devices.
The supply chain challenges we faced throughout fiscal year 2023 included not only a shortage of components, but also increased component costs, and higher manufacturing and warehouse costs. Also impacting our operating profit was a shift in our product mix as we sold more flow generators in 2023 during the worldwide recall of our competitor. As a result, we grew operating profit at a slower pace than the growth of our revenue. We believe that these increases may affect our operating costs through some portion of fiscal year 2024 as we return to a more normal operating cost basis in fiscal year 2025 and beyond.
Through the year, despite these challenges, we continued to execute our long-term strategy, supporting customers around the world with digital health technologies and out-of-hospital management software, enabling better care for those patients suffering from COVID-19, sleep apnea, COPD, and asthma in out-of-hospital care settings.
Strong financial and operating performance. We continued our trend of successful financial performance with growth in key measures of net revenue and operating income, non-GAAP net income and non-GAAP diluted earnings per share despite uncertainties that created planning and logistics challenges.

All primary performance measures for fiscal year 2023 increased year over year on both a GAAP and non-GAAP basis.
•Net revenue increased on both a GAAP basis (by 18%) and after adjusting for currency fluctuation (by 21%)
•Operating income increased on both a GAAP basis (by 13%) and after adjustments, on a non-GAAP basis (by 14%). This growth in operating income was achieved despite significant increases in logistics and manufacturing costs as a result of supply chain challenges.
•GAAP net income and GAAP diluted earnings per share both increased by 15%. On a non-GAAP basis, net income grew by 12% and diluted earnings per share both grew by 11%.
These metrics are illustrated in the table below, with GAAP and corresponding non-GAAP measures. We believe that these non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide investors better insight when evaluating our performance from core operations and can provide more consistent financial reporting across periods. We employ and report these non-GAAP measures in our quarterly financial reports.

Financial measure	Percentage change	Fiscal year 2023 Performance	Fiscal year 2022 Performance
Net revenue	18%	$4.2 billion	$3.6 billion
	(21% on a constant currency basis)
Operating income	13%	$1,131.9 million	$1,000.3 million
	(14% non-GAAP)	($1,224.4 million non-GAAP)	($1,072.9 million non-GAAP)
Net income	15%	$897.6 million	$779.4 million
	(12% non-GAAP)	($949.8 million non-GAAP)	($850.8 million non-GAAP)
Diluted earnings per share	15%	$6.09	$5.30
	(11% non-GAAP)	($6.44 non-GAAP)	($5.79 non-GAAP)
For a reconciliation between GAAP and non-GAAP measures, see the section “Reconciliation of non-GAAP financial measures” of this proxy statement.
Under our annual cash incentive plan for fiscal 2023, our top-line results were slightly higher than our annual target for adjusted net sales, achieving 103.5% of our corporate target, and our bottom line results were roughly in line with our annual target for adjusted operating profit, achieving slightly more than 98% of our corporate target, achieving a weighted payout of almost 103% under our annual cash incentive program.
In fiscal year 2023, we continued to make good progress with the three foundations of our ResMed 2025 strategy and in navigating the challenging clinical and economic environment:
(1)Digital health technology leadership in our markets. Our digital health ecosystem is a competitive advantage that offers innovative solutions and integrated care to drive superior outcomes, experiences, and efficiency. As of 2023 fiscal year-end:
•over 21.5 million of our 100% cloud-connectable devices have been sold into the global market (up from over 18 million at 2022 fiscal year-end);
•our AirView patient management system had over 23.5 million patients (up from over 20 million at 2022 fiscal year-end);
•approximately 6.5 million patients had signed up for myAir (up from over 4.5 million at 2022 fiscal year-end); and
•our SaaS business systems had approximately 140 million patient accounts as part of our out-of-hospital SaaS offerings (up from 120 million at 2022 fiscal year-end).

Our connected health strategy is advancing across multiple markets and we continued to add new businesses and technologies, including the acquisition in November 2022 of MEDIFOX DAN, a German leader in out-of-hospital software solutions.
(2)Industry-leading innovation. During fiscal year 2023, we launched our new AirSense 11 sleep and respiratory care flow generator into several new markets and countries around the world, expanding its reach from its initial launch in the United States in fiscal year 2022. We also continued selling the re-engineered version of our existing AirSense 10 platform, the "card-to-cloud," to reduce the need for communications' semiconductor chips, which were in critically short supply during the prior fiscal year and continue to be supply constrained during fiscal year 2023. To meet the need for connected devices as a result of our competitor's recall, we also re-introduced connected AirSense 10 devices in some geographies. With increasing availability of communications semiconductor chips for AirSense 11 and AirSense 10 devices, we have discontinued manufacturing card-to-cloud devices.
(3)Leadership to meet the challenges presented by competitive dynamics. We develop, attract, and recognize agile leaders who lead transformative change. These traits enabled us to respond quickly to provide solutions to help patients and healthcare providers grappling with the impacts of COVID-19, the new challenges of leading teams working in flexible and challenging working environments, and responding to a spike in demand caused by a competitor’s recall of flow generators. Throughout the year, we increased digital health technology and remote patient care services for our customers. At the same time, we remained focused on the ongoing delivery of world-leading products that treat sleep apnea, COPD, and asthma, and market-leading software that is used to care for more than 140 million people in skilled nursing facilities, nursing homes, hospice facilities, and the home.
Improved absolute total stockholder returns; Creation of long-term stockholder value. Our total stockholder returns (TSR) on the NYSE and ASX were positive for the one-year period ending at 2023 fiscal year-end of June 30, 2023, an improvement when compared to the prior year negative 14% one-year TSR. On a relative basis, as of June 30, 2023, our one-year TSR was slightly below the median of our US peer group and below the median of our Australian peer groups, while our three-year TSR was below the median of our US peers and approximated the median of our Australian peers. However, our five-year TSR was in the upper quartile of our US peer group, higher than any of our Australian peers, and well above both the S&P 500 and the ASX 100. Our closing stock price on June 30, 2023 was $218.50 on the NYSE, and AUD $32.81 on the ASX. Our five-year absolute and relative TSR performance on both the US and ASX markets was strong, illustrating our focus on long-term value creation for our stockholders.
The table below summarizes these results of our NYSE performance at fiscal year end. Our NYSE TSR was at the 47th percentile for the one-year period compared to our US peer group, and was higher than all but four US peers over the five-year period.

Period	ResMed's annualized total stockholder return (NYSE)	S&P 500 annualized total stockholder return	US peer group median annualized total stockholder return
One year ended June 30, 2023	5%	18%	10%
Three years ended June 30, 2023	5%	13%	11%
Five years ended June 30, 2023	17%	10%	11%
Because our primary listing is on the NYSE, the TSR performance of our CHESS Units of Foreign Securities trading on the ASX is impacted by currency fluctuations between the US and Australian dollars. Nevertheless, on an annualized basis, our one- and three-year TSR on the ASX was comparable to the performance of the

ASX 100 and our ASX peer group, while our five-year TSR out-performed the ASX 100 and our ASX peer group.

Period	ResMed's annualized total stockholder return (ASX)	ASX 100 annualized total stockholder return	ASX peer group median annualized total stockholder return
One year ended June 30, 2023	10%	10%	12%
Three years ended June 30, 2023	7%	7%	7%
Five years ended June 30, 2023	20%	4%	7%
Strong capital management and return to our stockholders. During fiscal year 2023, we maintained the quarterly dividend of $0.44 per share paid to our stockholders, paying approximately $258 million to our stockholders in dividends, representing a dividend payout ratio of 29% of net income, or 27% of adjusted (non-GAAP) net income. In August 2023, we increased our quarterly dividend by 9%, to $0.48 per share for fiscal year 2024. During fiscal year 2023, we did not repurchase any stock. We suspended our stock repurchase program in fiscal year 2019, due to acquisitions, and have not resumed it. We may resume the program during fiscal year 2024, depending on cash flow and other conditions.
Compensation at risk and tied to our performance. During fiscal year 2023, approximately 91% of our chief executive officer's target total direct compensation and 76%-85% of our other named executive officers’ target total direct compensation were at risk in the form of annual cash incentives and equity awards, which are paid or earned based on our financial and stock price performance. The compensation decisions for fiscal year 2023 generally maintained the at-risk weighting for our named executive officers compared to fiscal year 2022, and reflect our pay for performance philosophy.
•Annual cash incentive awards were earned in a range from approximately 97% to 112% of target opportunity, based on performance in our key financial measures. During fiscal year 2023, the primary performance measures for our chief executive officer, our president and chief operating officer, and our chief financial officer were two measures, weighted equally: adjusted net sales, which was achieved at 103.51% of target; and adjusted operating profit, which was achieved at 98.28% of target. Based on these two metrics, these three corporate executives earned 102.97% of their target short-term cash incentive opportunity for fiscal 2023.

These same two components, weighted equally, comprised 40% of the incentive opportunity for the presidents of our sleep and respiratory care business and for our SaaS business. The remaining 60% of the opportunity for these two executives was based on the same specific performance measures at the business unit level weighted equally (30% each). We believe these measures reflect operating activities that are within the officers’ purview and most important to long-term stockholder value creation, as they focus on top line and bottom line performance. These two executives earned approximately 111.5% and 97.25%, respectively, of target short-term cash opportunity.
For each short-term incentive measure, achievement at less than 85% of target results in no payout, achievement at 85% of target results in 50% earned, achievement at target results in 100% earned, achievement of 115% of target results in 150% earned and achievement at 130% or greater of target results in the maximum earned of 200%. We achieved between 98.28% to 103.51% of targeted performance for our 2023 corporate, sleep and respiratory unit, and SaaS unit level goals, resulting in total earn-outs per measure ranging from 89.18% to 122.97% of target cash incentive opportunity for the individual metrics (before weighting), and total payouts after weighting were 102.97% of target incentive opportunity for our CEO, COO, and CFO, and was 97.25% and 111.53%, respectively, of target cash incentive opportunity for our president of SaaS and president of sleep and respiratory care, as illustrated in the tables below.

Goal	Target performance	Actual performance	% of goal achieved	% of payout earned (before weighting)
Corporate adjusted net sales	$4,022,195	$4,163,222	103.51%	111.69%
Corporate adjusted operating profit	$1,299,939	$1,277,536	98.28%	94.26%
Total Corporate after 50% weighting -102.97%
Sleep & respiratory care adjusted net sales	$2,830,842	$3,025,929	106.89%	122.97%
Sleep & respiratory care adjusted net operating profit	$1,150,517	$1,190,249	103.45%	111.51%
Total Sleep & respiratory after 30% weighting - 70.34%
SaaS adjusted net sales	$436,471	$433,443	99.31%	97.69%
SaaS adjusted operating profit	$100,882	$97,607	96.75%	89.18%
Total SaaS weighted after 30% weighting - 56.06%

Executive(1)	Farrell	Blaise	Douglas	Ghoshal	Sandercock
Corporate adjusted net sales	50% weight/ 55.84% payout	20% weight/ 22.34% payout	50% weight/ 55.84% payout	20% weight/ 22.34% payout	50% weight/ 55.84% payout
Adjusted net operating profit	50% weight/ 47.13% payout	20% weight/ 18.85% payout	50% weight/ 47.13% payout	20% weight/ 18.85% payout	50% weight/ 47.13% payout
Sleep & respiratory care adjusted net sales		30% weight/ 36.89% payout
Sleep & respiratory care adjusted net operating profit		30% weight/ 33.45% payout
SaaS adjusted net sales				30% weight/ 29.31% payout
SaaS adjusted net operating profit				30% weight/ 26.75% payout
Total payout as % of target opportunity	102.97%	111.53%	102.97%	97.25%	102.97%
•We set challenging goals for our executives for fiscal year 2023. All fiscal year 2023 cash incentive plan target goals were substantially higher than fiscal year 2022 actual performance and fiscal year 2022 target goals, despite the challenging operating environment including supply chain constraints and the increase in manufacturing, warehouse and component costs associated with meeting the demand generated by our competitor's recall. As in past years, our short-term incentive goals are aligned with our internal budget, as adjusted per plan parameters.
Our fiscal year 2023 adjusted net sales target required 11.2% growth over fiscal year 2022. Our actual fiscal year adjusted net sales growth under the short-term incentive cash plan (adjusted per committee-approved plan calculations) was 15.1%, from $3.616 billion in fiscal year 2022 to $4.163 billion in fiscal year 2023, resulting in approximately 111.7% of target opportunity earned for this metric before weighting.
Our fiscal year 2023 target for adjusted operating profit was particularly influenced by the supply chain constraints and additional costs, and set at a level that required us to grow our fiscal year 2022 adjusted operating profit by 12.4%. Our actual adjusted operating profit under the short-term incentive cash plan (adjusted per committee-approved plan calculations) increased by 10.5%, from $1.156 billion in fiscal year 2022, to $1.278 billion in fiscal year 2023, resulting in approximately 94.3% of target opportunity earned for this metric before weighting. Our operating profit growth goals and performance were impacted by increased manufacturing, warehouse and component costs, geographic and product mix compared to the prior year, and increased employee and travel costs as pandemic restrictions eased and remote teams met to pursue their goals.

Our equity program is tied to stock price performance and provides a direct link with the long-term interests of our stockholders.
•Our equity program design is balanced, with 50% of grant value in long-term performance units, providing a direct link with the long-term interests of our stockholders. Fifty percent of our named executives’ annual equity award values are in the form of performance-based stock units (PSUs) that are earned over a four-year performance period beginning on our annual meeting date, with the number of shares to be earned depending on our NYSE TSR, over the applicable performance period. The performance period is accelerated to three years if specified accelerated goals are met. For each of the PSU three-year cycles completed since the adoption of our PSU structure in November 2015, the PSU performance period has been accelerated to three years. The PSUs granted in November 2020 are not currently expected to pay out after a three-year accelerated performance period, though 25% of these PSUs have been earned and banked based on interim stock price performance.
In addition to the PSUs, the other 50% of the grant date value of our annual equity awards are granted in the form of either stock options or performance-based RSUs. Before the grant date, the officer can choose to receive the remaining 50% of grant value as 100% options, 100% performance-based RSUs, or 50% of each. The committee believes offering choice allows flexibility to match incentives with individual circumstances, thus creating stronger retention. Moreover, the board has included stock options and time-based equity compensation as incentive compensation that is subject to recovery, or that may be used as a means of satisfying recovery obligations, under our recently updated compensation recovery policy.
Both the options and RSU awards time vest subject to continued service over a three-year period, but the RSU awards are also subject to the performance condition that in the fiscal year in which the grant is made, we achieve 50% of our budgeted quarterly adjusted operating profit in our third and fourth quarters, either each individually or combined for the two quarters. We exceeded the minimum targeted adjusted profit for the second half of fiscal year 2023, and thus, all RSUs that were granted during the fiscal year were earned, although the grants continue to be subject to a ratable three-year service-based vesting requirement from the grant date. We consider our RSU awards and stock option awards to be performance-based, because the ultimate value an executive will derive depends mostly on our stock performance, which in turn is driven by our financial performance.
Our fiscal year 2023 equity program is illustrated below:
•PSUs earned based on absolute TSR, with meaningful TSR targets. In fiscal year 2023, the committee continued the PSU design begun in fiscal 2016: PSUs are earned for absolute TSR on the NYSE with a target earnout set at 10% compounded annual returns, which equates to approximately 46% cumulative returns over four years, and approximately 33% cumulative returns over three years.

The performance period is measured from the date of grant, which is the date of our annual stockholder meeting during that year.
Our long-term PSUs are based on cumulative absolute TSR performance over a four-year performance period, with threshold, target, and maximum performance based on achieving four-year cumulative TSR of approximately 22%, 46%, and 75%, respectively (based on annualized returns of 5% at threshold, 10% at target and 15% at maximum). No shares are earned for below-threshold performance. Payouts for outstanding grants made in fiscal years 2021 and 2022 may range from 50% to 225% of target shares granted. Commencing with the grant of PSUs made in fiscal year 2023, the compensation committee reduced the maximum payout from 225% of target to 200% of target to align with prevailing market practices among our peers.
In addition, our PSUs provide for an earlier payout opportunity, to recognize that a multi-year TSR incentive is effectively subject to point-to-point comparison, and to encourage and recognize goal achievement on an accelerated basis. If we achieve cumulative three-year absolute TSR performance of 16% (representing threshold performance for the three-year period based on threshold 5% annual returns) or greater at the end of the third year of the performance period, payout of the award accelerates to the end of the three-year period. The earnout formula at the end of three-year performance period employs the same annualized TSR requirements of 5%, 10%, and 15% for threshold, target, and maximum performance as required under the four-year performance period, equating to approximately 16%, 33%, and 52% cumulative returns, respectively, over the three-year period, as shown in the table below. If there is an award earned for three-year TSR performance, the performance period terminates and there is no opportunity to earn additional awards for four-year TSR performance.

TSR requirements	Annual base TSR	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 21.6%	Less than 15.8%	0
Threshold	5%	21.6%	15.8%	50%
Target	10%	46.4%	33.1%	100%
Maximum(1)	15%	74.9%	52.1%	200%
(1) Maximum earnout is 225% for outstanding PSU grants made in fiscal years 2021 and 2022. Commencing with annual awards for fiscal 2023 made in November 2022, maximum earnout is capped at 200% of PSUs granted to align with the interests of our shareholders.
Our PSU program design encourages accelerated achievement of targeted growth by including an additional feature whereby 25% of the target PSUs may be earned and banked if, during the first three years, at the end of any fiscal quarter, cumulative TSR since grant is equal to or greater than 33%, which is the required minimum performance for payout at target after three full years. Banked awards are paid at the end of three years, count against actual awards earned based on performance at the end of the three- or four-year performance period, as applicable, and once the banking condition is met, no additional banking may occur.
The committee believes this PSU design closely aligns with actual stockholder experience, mitigates for point-to-point stock price volatility, provides a strong retention mechanism, and rewards long-term value creation for our stockholders.
•Our strong TSR over the three-year period ending November 2022 resulted in performance share earnouts at the maximum. Annual PSU grants that vested in fiscal year 2023 were made in November 2019, and were earned based on an accelerated three-year performance period ending November 20, 2022. Over this performance period, we delivered cumulative absolute TSR of 53.24%, which was above the maximum three-year goal of 52%, and represented compound annual returns of 15.32%. This return triggered shares to be delivered at the maximum ceiling of 225% of the target number, resulting in a pay-for-performance outcome, while appropriately limited by the plan’s design of a maximum ceiling.
•Current outstanding PSUs tracking at below threshold performance. Our interim TSR results for the PSUs granted in fiscal years 2021, 2022, and 2023, however, would result in partial or no payout on our outstanding PSUs if the performance period for these PSUs ended June 30, 2023 when our stock price was $218.50. The PSUs granted in November 2020 (fiscal year 2021) are not currently expected to payout after the three-year accelerated performance period ending November 2023, except that 25% of the fiscal year 2021 target PSUs have been earned and banked based on interim stock performance, and will thus be paid at the end of the three-year performance period for banking. These results further illustrate the focus on tying at-risk pay to performance and alignment with stockholder interests and our stock price performance.
•New relative TSR performance measure over three-year performance period adopted for fiscal year 2024 PSU Program. In August 2023, after consideration of input from our independent compensation consultant and market best practices, the compensation committee determined to revise our PSU program effective with the fiscal 2024 grants, to be made in November 2023, to include a relative TSR performance measurement for 50% of the PSUs to be granted as compared to the TSR performance of the S&P 500 Index over a three-year performance period. Payout would range from 0% to 200% of target PSUs granted, with target relative TSR performance at 60th percentile resulting in 100% payout, and relative performance at the 95th percentile or better resulting in a 200% payout; provided, however, that if our absolute TSR is negative, then payout for our relative TSR performance cannot exceed 100% regardless of our relative percentile performance. As a result of this change, half of our PSU award (or 25% of the overall long term incentive award) will be based on absolute TSR, and half of our PSU award (or 25% of the overall long term incentive award) will be based on relative TSR.
Our fiscal year 2024 equity program is illustrated below:
Market-competitive compensation and balancing US and Australian pay practices. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. One of the continued foundations of our ResMed 2025 strategy is to attract and retain high-performing, diverse, and entrepreneurial people, which we believe requires providing total direct compensation for executives that is at least near the median. The committee reviews benchmark data, but does not target a specific benchmark level.

Our US-based pay philosophy results in executive compensation that is different than the Australian model, with lower base salary, higher short-term cash incentives, and higher target equity value in alignment with US best practices. US norms also have a lower percentage of equity value subject to performance conditions than exhibited by Australian companies. We balance these competing philosophies by adhering to US best practices and grant 50% of equity in performance stock units. According to FW Cook’s August 2022 report, which the committee reviewed before the fiscal year 2023 compensation decisions were made, our US peers, as a group, granted, on average, 41% of their long-term incentive value in the form of performance-vested awards, compared to Australian peers which granted, as a group, approximately 77% of their long-term incentive value in the form of performance-vested awards, FW Cook’s report showed that fiscal year 2022 target total direct compensation (measured by base salary, short-term incentive at target payout, and long-term equity incentive at grant date value) for our chief executive officer was positioned at the 49th percentile for US peers and higher than any of the Australian peers. Most of our executive officers reside and work in the US, our primary listing is on the NYSE, and many of our competitors are US-based, so we consider this design a balanced approach, appropriate for our labor and investor markets.
History of positive say-on-pay vote. At our annual meeting held in November 2022, our stockholders voted to approve, on an advisory basis, the compensation paid to our executive officers disclosed in last year’s proxy statement; approximately 90% of the shares voted on this proposal voted in favor of our executive compensation.
The 90% support was a slight increase above, but largely consistent with, the 89% approval in November 2021. The compensation committee believes this vote continues to signal support for our programs, which are set based on a US compensation philosophy.
We believe that our dual US and Australia stockholder base affects our say-on-pay support in a manner that does not apply to many of our US competitors, as there is an expectation by some Australian stockholders that the US-based executive team should have compensation that reflects the local Australian labor market, rather than the US market where most of the executives are domiciled and where ResMed is headquartered and competes for talent.
We believe our compensation arrangements are in the best long-term interests of our stockholders, because most of our executive officers are in the US, and we compete for talent mostly with companies that pay using US compensation structures. We also believe that our financial and operational successes in a challenging environment and five-year TSR strength support the view that the current compensation structure is incentivizing the right behavior, aligns pay with performance, and results in long-term value creation for our stockholders.
Stockholder engagement. Our board of directors welcomes engagement with stockholders on our governance practices and policies, board composition, executive compensation framework, and other matters related to our strategy and performance. We believe stockholder feedback is important and we have continued informal dialogue with our stockholders throughout the year. We maintained a consistent executive compensation program from fiscal year 2022 to fiscal year 2023. For example, based in part on market practices, the compensation committee determined to lower the maximum payout under our PSU program from 225% to 200%, commencing with the fiscal 2023 awards.
Continued implementation of emerging best practices. Our compensation committee, assisted by its independent compensation consultant, continuously monitors emerging best executive compensation practices, particularly at our peer companies. As part of this review, and also based on communications with our stockholders, during fiscal year 2023, we have continued to use compensation practices that we believe are consistent with best practices, and do not have practices generally viewed as problematic:
•Compensation recovery or "Clawback" policy. We recently updated our compensation recovery policy, which provides for the recovery of incentive compensation from our executive officers consistent with recently effective NYSE rules implemented to comply with changes in United States securities laws. The policy provides for recovery from an officer, regardless of the officer’s role in the transactions or reporting, in the event of a restatement that corrects material errors in prior periods or immaterial errors in previously reported periods to avoid a material error in the current period. In addition to the requirements of the rules, the policy includes time-based equity compensation, including stock options, as incentive compensation subject to recovery, and as a separate means of payment of recoverable amounts. Effective as of October 2, 2023, our updated compensation recovery policy replaces our 2017 compensation recovery policy.
•Stock ownership and holding guidelines. In fiscal 2022, we increased the required ownership levels under our stock ownership guidelines. The stock ownership guideline for our chief executive officer is 600% of salary (increased from 500%). As of June 30, 2023, our chief executive officer exceeded this guideline. Ownership guidelines for the other named executives are at 300% of salary (increased from 150%). In calculating compliance with these guidelines, we do not count the value of stock options, or the value of RSUs or of PSUs with unsatisfied performance conditions. We give our executive officers five years from appointment to meet these guidelines. But during any time that they do not meet the guidelines, including during the initial five-year period, they must retain shares equal to one-half of the after-tax value of shares acquired on vesting or exercise of options and RSUs. As of June 30, 2023, each of our executive officers exceeded their respective guideline.
•Double-trigger equity acceleration. In the event of a change of control, the change of control agreements with our executive officers will only accelerate vesting of time-vested equity if their employment is terminated under specified circumstances within six months before or one year after a change of control. All time-vested equity grants to our executive officers that are currently outstanding include a similar double-trigger acceleration for a change of control. PSUs are earned based on actual performance through the change of control date.
•No excise tax gross-ups in change of control agreements. Our change of control agreements do not provide excise tax gross-ups. They include a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
•Limited severance. All of our named executive officers are employed at-will and have no contractual right to cash severance on termination, except for qualifying terminations in the event of a change of control. The cash severance on change of control is limited to a double-trigger (requiring both a change of control and a termination) and the highest multiplier is for our chief executive officer, at 200% of salary and short-term incentive.
•Limited retirement plans. We do not provide supplemental pension plans for our named executive officers. Our executives in the US and Australia participate in our 401(k) plan and superannuation plans, respectively, on the same statutory basis as all other employees. We provide pro rata equity vesting for officers who retire at or after age 60, with at least 5 years’ service, on the same basis available to all employees.
•Pledging and hedging prohibited. We have a policy prohibiting our officers and directors from hedging or pledging their ResMed stock. See “Pledging and hedging company stock prohibited,” above.
•Equity awards do not include dividends. No dividends accrue or are paid on our outstanding equity awards.
Philosophy and objectives of our executive compensation program
We want to attract, motivate, and retain high-quality employees who reflect our values and will enable us to achieve our short- and long-term strategic goals. We operate in a high-growth environment where substantial competition exists for skilled employees. Our ability to attract, motivate, and retain high-caliber individuals depends in large part on the compensation packages we offer. We believe that our executive compensation programs should reflect our financial and operating performance. In addition, individual contribution to our success should be supported and rewarded.
In designing and implementing our executive compensation program, the committee is guided by the following principles:
Pay-for-performance aligned with stockholder interests and largely at-risk compensation are the cornerstones of our compensation program. A significant portion of our executives’ compensation is at-risk and tied to the achievement of pre-established short-term corporate financial objectives through our annual cash incentive programs that our corporate officers earn based on achieving our corporate goals for adjusted net sales and adjusted operating profit, weighted equally. These two measures represent fundamental financial metrics: top-line sales, and bottom-line profit. Our executives in charge of a business unit have 60% of their incentive opportunity tied to achieving set goals for the same metrics at the business unit level and the remaining 40% tied to the corporate goals. All payouts are determined in accordance with these objective performance metrics. For fiscal year 2023, named executive officer payouts ranged from 97.25% to 111.53% of target cash incentive opportunity, with no discretion applied to the amount paid, reflecting our strong performance.
Equity is a key component of our at-risk compensation. We believe our equity-based incentive award program enhances long-term stockholder value creation and encourages long-term performance, because equity-based incentive awards align our executives’ financial rewards with those of our stockholders through appreciation of our stock price. We grant 50% of the value of our executive officers’ equity grants in the form of TSR-contingent PSUs, with the number of shares earned determined after a four-year performance period, with the ability to accelerate after three years, based on our absolute TSR (also, up to 25% of target PSUs may be earned during the first three years under certain conditions that require excellent TSR performance). We grant the other 50% of the value of our executive officers’ equity grants in the form of performance-based RSUs and/or stock options, which may be chosen individually by executives. Commencing with fiscal 2024 grants to be made in November 2023, 50% of the PSUs granted will be earned based on our TSR performance relative to the TSR of the S&P 500 Index over a three-year performance period, and the remaining 50% of PSUs will continue to be earned based on our absolute TSR performance.
The vesting of RSUs to our executive officers is subject to a specific performance condition related to our adjusted operating profit, in addition to our three-year ratable vesting requirement. This condition was intended for units to qualify as performance-based compensation under Section 162(m) of the US Internal Revenue Code and preserve the deductibility of the compensation paid, while providing a tie to our measurable performance. In December 2017, however, US federal tax laws eliminated the US tax advantage of this performance-based condition. While the potential tax advantage remained available under California law for a period after effectiveness of the federal tax law, California conformed to the federal tax law for taxable years beginning on or after January 1, 2019, subject to certain grandfathered arrangements. However, this performance condition also provides a tie to our operating performance and has been maintained as an element of our program, despite the change in tax treatment.
We believe that stock options are inherently performance-based, because they only deliver value if our stock price increases above the closing price on the date the option is granted. In addition, the value our executive officers ultimately receive from either stock options or RSUs depends on our stock performance over the three-year vesting periods of the grants. The vesting periods and the long-term performance periods under our PSUs also encourage retention of top executive talent.
For fiscal year 2023, our CEO’s target direct compensation was based 90% on incentive compensation that was at risk, with only 8% in guaranteed salary (as shown in the Summary Compensation Table below), while the other named executive officers have an average of 82% of their target direct compensation in the form of incentive compensation that is at risk and 15% as salary. We maintain this at-risk philosophy, which is common in the US, despite market data showing that base salary is more emphasized in Asia, Australia and Europe, where some of our executives reside.

Provide market-competitive cash compensation. Our objective is to provide a target total compensation program that is competitive with similarly-sized US-based public companies in the medical device and medical technology industries with which we compete for executive talent. The committee reviews benchmark data for the individual and for the group as a whole, but does not target a specific benchmark level. See "Market-competitive compensation and balancing US and Australian pay practices" above.
Make informed decisions. The committee annually retains an independent compensation consultant to advise the committee on executive compensation matters for executive officers and to perform a comprehensive market analysis of our executive compensation program, pay levels, and relative operating performance. See the section titled “Peer group comparisons” below.
Fiscal year 2023 compensation process and peer group companies
Compensation committee role. The compensation committee establishes our general compensation policies, and reviews and approves salaries, short-term incentives, equity-based compensation, and all other elements of the compensation offered to our executive officers (including our named executive officers), and all other executives that report to the office of the chief executive officer. The board has determined that all members of the compensation committee are independent directors under NYSE standards.
On an annual basis, the committee considers each of the three primary elements of compensation (salary, cash incentives and equity) based on market analysis, individual performance, the value of the individual to ResMed, and other factors it deems relevant. The committee also considers regional variation. The committee attempts to balance the goal of paying consistently with the local market, with the goal of maintaining internal consistency using a US pay philosophy for executives in different regions, which creates alignment throughout the executive team.
The committee also reviews our peer group, our executive benefits and perquisites, our equity pay practices, our director compensation, and the risks related to our compensation programs, on an annual basis. The committee regularly considers supplemental compensation policies and practices such as change of control, severance, and retirement.
Timing of decisions. Historically, and for fiscal year 2023, the committee reviewed and set our executive officers’ cash compensation in August. Any changes to cash compensation are generally made effective on December 1, to align with our annual equity grant, which generally occurs on the date of our stockholder meeting in November. This timing is consistent with our practice for all employees. This timing allows us to consider the previous year’s performance, and the new fiscal year’s performance goals, in compensation decisions.
The committee generally makes decisions on the principal components of executive officer compensation – base salary, short-term incentive potential, equity awards, and perquisites – during the first quarter of the fiscal year. The design of the short-term incentive program, and specific short-term incentive performance targets for executive officers are generally aligned with our internal budget process, as adjusted by the committee under the plan parameters, and determined before or during the first quarter of the fiscal year. Short-term incentive goal setting for fiscal year 2023 was determined at the first board meeting after the beginning of the fiscal year. Determining actual performance versus targets and calculating short-term incentive payouts generally occur after the end of our fiscal year. Short-term incentive payments to our executive officers are made after the fiscal year-end audit is complete. The impact on compensation of a change of role is generally decided contemporaneous with the role change.
Independent compensation consultants. In making its decisions, the committee reviews data obtained from peer group companies and considers the recommendations of management and the analysis and advice of its independent compensation consultants regarding each element of compensation. The committee has independent authority to retain advisors. The committee has retained FW Cook, Inc., an independent compensation consultant, to advise the committee with respect to compensation matters for executive officers. FW Cook performs no work for us other than its work providing executive compensation consulting services to the committee.
During fiscal year 2023, the committee reviewed market practices and benchmark data from FW Cook, ResMed’s and our executives’ relative performance, and the recommendations of its consultants. FW Cook also advised the committee regarding the Australian company benchmarks for the positions of our chief executive officer, as well as executives who reside there. FW Cook further advised the committee regarding long-term incentive design practices and alternatives as well as peer group equity practices. In addition to FW Cook, management retained Infinite Equity, Inc. to advise on valuing performance results of our PSUs and to assist with new SEC disclosure requirements. The committee also considered the experience and knowledge of committee members regarding compensation practices for comparable positions at other companies. Although the committee considers various sources of information and recommendations, ultimately, of course, the committee relies on its own independent judgment.
Management’s role. Our management team, particularly our chief people officer and her team, provide input and recommendations to the committee regarding executive compensation. Management provides historical and prospective financial analysis of compensation components and financial performance data. Management also makes recommendations for the committee’s review and decision. While management members typically attend committee meetings, the committee chair excuses individual management members as appropriate for independent review and decision-making.
Peer group comparisons. In making its decisions on executive compensation, the committee generally uses industry compensation surveys prepared by FW Cook, which review each position against comparable positions within a peer group. The US peer companies are generally within one-quarter and four times the size of our revenue and market capitalization, with ResMed approximately in the middle to avoid bias from too many large or small peer companies. We select peer companies that are medical device or medical technology companies with a market capitalization, profitability, revenue, and employee population roughly comparable to ours.
The committee periodically reviews the composition of the peer group and the criteria and data used in compiling the list and considers modifications to the group. In February 2022, before making fiscal year 2023 compensation decisions, the committee reviewed the US peer group used for fiscal year 2022 and removed one company, Varian Medical Systems, due to its acquisition; and added two companies: Boston Scientific, for its medical device focus, and Abiomed, for its technology focus. As a result, the following 20 companies comprised the US peer group that informed our fiscal 2023 compensation decisions:

US Peer Group
Abiomed, Inc.	Edwards Lifesciences Corp.
Agilent Technologies, Inc.	Hologic Inc.
Align Technology, Inc.	IDEXX Laboratories, Inc.
Baxter International, Inc.	Illumina, Inc.
Bio-Rad Laboratories, Inc.	Intuitive Surgical, Inc.
Boston Scientific	Mettler-Toledo International Inc.
Charles River Laboratories International, Inc.	Revvity, Inc. (formerly PerkinElmer)
The Cooper Companies Inc.	STERIS plc
Dentsply Sirona Inc.	Teleflex Incorporated
Dexcom, Inc.	Waters Corporation
As of February 2022, compared to our US peer group, ResMed was above the median in market capitalization size and operating income, and was near the 40th percentile for four-quarters trailing revenue. The committee believes that this peer group reflected a reasonable cross-section of our labor market for talent and included companies that our investors might consider in determining the reasonableness of our pay and alignment of our pay with our performance.
The committee also considers compensation survey data analyzed by FW Cook regarding similarly-sized ASX-traded publicly listed companies for our Australia-based chief financial officer, and for other executives based in Australia, as well as for our chief executive officer. Our chief executive officer is based in the US, so the Australian data is viewed as supplemental and secondary to the US data, and reviewed to understand the differences between the potential expectations of our NYSE and ASX stockholders. The committee generally gives less weight to the Australian peer group, because the ASX peer group is less comparable to ResMed, and because ResMed compensates senior executives and directors on a US-style pay model, which is structurally and quantitatively different from the typical practices of companies in the ASX peer group.
In February 2022, the committee reviewed the existing Australian peer group, considered other Australian companies for inclusion, and decided to add Xero, for its SaaS focus, and Telstra, for its digital health software focus. The resulting 16 Australian peer group companies reviewed for fiscal 2023 compensation decisions were:

Australian Peer Group
Amcor	REA Group
Aristrocrat Leisure	Reece Limited
Brambles	Sonic Healthcare
Cochlear Limited	Seek Limited
CSL Limited	Sydney Airport
Fisher & Paykel Healthcare Limited	Telstra
James Hardie Industries PLC	Transurban
Ramsay Healthcare	Xero
As of the February 2022 committee meeting, ResMed was above the 75th percentile in market capitalization compared to our Australian peer group, and approximately at the median in trailing twelve-months’ revenue.
The committee maintains a reference group of SaaS companies to be used as a secondary source of information. The seven SaaS companies are not a formal peer group, but are reviewed to recognize the increasing relevance of our SaaS business, and to understand how our compensation decisions are competitive for our evolving SaaS business. No changes were made in the composition of this group. The seven SaaS reference group companies reviewed for fiscal 2023 compensation decisions were:

SaaS Reference Group
Akami Technologies, Inc.	NetApp, Inc.
Arista Networks	ServiceNow, Inc.
Atlassian Corporation Plc	Veeva Systems, Inc.
DocuSign, Inc.
Elements of compensation
Base salary. Base salaries provide our executives with a degree of financial certainty and stability. To attract and retain highly qualified executives, we pay within salary ranges that are generally based on similar positions in companies of comparable size and complexity in the US. Using the peer group data, the committee assesses market base salaries at the median, 60th and 75th percentiles. Our executive compensation philosophy is to be guided by salaries for high performing and experienced officers among our US peer group. Adjustments are made based on the committee’s assessment of position, performance, experience, location, and role.
We typically review annual salary adjustments for our named executive officers each August with an effective adjustment date in December of each year. For fiscal 2023, after consideration of market data, the committee determined to increase base salaries in the range of approximately 2% - 4%.
The table below shows the base salaries for our named executive officers. For Mr. Sandercock, who is based in Australia, the amounts shown in the table below represent the US dollar equivalent of his non-US dollar-denominated salaries, which is impacted by currency fluctuations. We believe that year-to-year currency fluctuations make the constant currency increases most meaningful for officers residing outside the US.

Named executive officer	Fiscal year 2023 base salary		Fiscal year 2022 base salary		Constant currency percentage increase from 2022 to 2023
Michael Farrell Chief executive officer	$1,146,600		$1,102,500		4.0%
Lucile Blaise President sleep & respiratory care	$485,000		$475,000		2.1%
Rob Douglas President and chief operating officer	$920,300		$893,525		3.0%
Bobby Ghoshal President - SaaS business	$619,800		$600,000		3.3%
Brett Sandercock	$486,111	(a)	$499,065	(a)	3.7%
Chief financial officer	AUD704,100		AUD679,000

(a)	These amounts reflect the exchange rate we used in setting our budget for the respective fiscal year. The exchange rate used for 2023 was approximately AUD:USD 1 to 0.6904, and the exchange rate for 2022 was approximately AUD:USD 1 to 0.7350. The committee approved base salary in local currency.
Annual performance-based short-term cash incentives. The purpose of our annual short-term cash incentive program is to motivate our executives to meet or exceed our company-wide and business unit short-term operating performance objectives. The program is intended to motivate our management team to execute on our business goals, to realize our budgeted performance, to share our success with eligible executives to the extent warranted by our performance, and to provide competitive compensation. Amounts earned are based on a targeted percentage of actual salary paid for the year, rather than the base salary in effect at the end of the year.

In setting short-term incentive target opportunities for fiscal year 2023, the committee reviewed data for the 50th, 60th, and 75th percentiles of the peer group. For fiscal year 2023, the committee made no change to the target short-term incentive opportunity for our named executive officers, which range from 80% to 130%.
The committee believes it best to tie each executive’s incentive pay to the areas over which the executive can assert the most influence and to vary the weighting to reflect the relative focus desired by the executive for each metric. For fiscal year 2023, the key features of the short-term incentive program continued from fiscal year 2022. As a result of these decisions, the committee approved a short-term incentive program for fiscal year 2023 shown in the tables below.

CORPORATE GOALS
Metric weight	Performance measure
50%	Adjusted net sales
50%	Adjusted operating profit

Officers with specific business responsibilities
Metric weight	Performance measure
20%	Corporate adjusted net sales
20%	Corporate adjusted operating profit
30%	Specific business adjusted net sales
30%	Specific business adjusted operating profit
The committee believed these weightings balance overall enterprise financial performance and specific areas of individual responsibility, while aligning incentives to promote cooperation between businesses. The performance measures and their weighting by named executive officer for fiscal year 2023 were:

Named executive officer	Adjusted net sales	Adjusted operating profit	Specific business adjusted net sales	Specific business adjusted operating profit
Michael Farrell	50%	50%	0	0
Lucile Blaise	20%	20%	30% (Sleep & respiratory care)	30% (Sleep & respiratory care)
Rob Douglas	50%	50%	0%	0%
Bobby Ghoshal	20%	20%	30% (SaaS)	30% (SaaS)
Brett Sandercock	50%	50%	0%	0%
The payout structure for our short-term cash incentive program has remained the same for several years although the goals are updated each year to align with the annual business plan. Amounts earned are based on achieving pre-established goals for each performance metric, applied to each metric individually, as described in the following table. Payouts are expressed as a percentage of short-term incentive opportunity for that performance metric. Performance between the achievement levels is paid based on linear interpolation. The committee has established a cap on the maximum short-term incentive total payout at 200% of each officer’s target short-term incentive opportunity, with no payout on a performance measure if performance is less than 85% of target goal for that measure.

No payout	50% payout	100% payout	150% payout	200% payout
<85% of goal	85% of goal	100% of goal	115% of goal	≥130% of goal
The committee approves the actual short-term incentive amounts for executive officers under these criteria after the end of the fiscal year, and after reviewing our financial data and performance.
To promote the retentive value of our incentive programs, the committee has adopted a policy that if an executive officer voluntarily separates employment before the date of payment, we will not be obligated to pay any cash or other short-term incentive awards. This policy does not impact options, RSUs, or other long-term incentives that have vested at the time of separation.
The goals and actual performance for each of the metrics for the 2023 fiscal year that ended on June 30, 2023, are listed below:

Short-term incentive component	Threshold performance- 50% payout ($ in thousands)	Targeted performance- 100% payout ($ in thousands)	Maximum performance- 200% payout ($ in thousands)	Actual performance ($ in thousands)	Percentage of targeted performance achieved	Short-term incentive percentage earned based on percentage achieved
Adjusted net sales	$3,418,866	$4,022,195	$5,228,853	$4,163,222	103.51%	111.69%
Adjusted operating profit	$1,104,948	$1,299,939	$1,689,921	$1,277,536	98.28%	94.26%
Total achieved after weighting						102.97%
(50% each)				Farrell, Douglas and Sandercock
Sleep & respiratory care business net sales	$2,406,215	$2,830,842	$3,680,094	$3,025,929	106.89%	122.97%
Sleep & respiratory care business operating profit	$977,939	$1,150,517	$1,495,671	$1,190,249	103.45%	111.51%
Total achieved after weighting						111.53%
(20%-20%-30-30%)					Blaise
SaaS business adjusted net sales	$371,000	$436,471	$567,412	$433,443	99.31%	97.69%
SaaS business adjusted operating profit	$85,749	$100,882	$131,146	$97,607	96.75%	89.18%
Total achieved after weighting						97.25%
(20%-20%-30-30%)					Ghoshal
We set challenging goals for fiscal year 2023. Each of our goals for 2023 required growth over the prior year performance, but also reflected expectations for continuing supply chain constraints and related cost increases. The headwinds to our sleep business from reduced sleep patient diagnosis were expected to continue in fiscal year 2023, while the tailwinds that were present in fiscal year 2022 from COVID-19-related ventilator sales did not continue materially into fiscal year 2023. The increase in demand caused by our competitor's recall drove more sales of flow generators, but at a lower operating profit based on geographic and product mix. Nonetheless, the targeted goals established for fiscal 2023 were greater than the prior year’s targeted goals and were greater than fiscal 2022 actual performance. And, despite the cost increases and product mix, the growth percentage required under the net operating profit goal at target performance under the fiscal 2023 cash incentive plan was greater than was required under our fiscal 2022 plan.
Our fiscal year 2023 adjusted net sales target required 11.2% growth over fiscal year 2022. Our actual fiscal year 2023 net sales growth (adjusted for committee-approved plan calculations) was 15.1%, from $3.616 billion in fiscal year 2022 to $4.163 billion in fiscal year 2023, resulting in 111.7% of target opportunity earned for this metric before weighting.
Our fiscal year 2023 target for adjusted operating profit was set at a level that required us to increase our fiscal year 2023 adjusted operating profit by 12.4%. Our actual adjusted operating profit (adjusted for committee-approved plan calculations) increased by 10.5%, from $1.156 billion in fiscal year 2022 to $1.278 billion in fiscal year 2023, resulting in 94.3% of target opportunity earned for this metric before weighting.

Incentive Plan Adjustments. The short-term incentive targets are set when our internal forecasts and budget for the full fiscal year are finalized, which for fiscal year 2023 occurred in August 2022. Our internal forecasts for the GAAP measures of net sales and operating profit set the basis for our short-term incentive targets. In calculating short-term incentive metrics achievement, the committee made adjustments, consistent with plan parameters, as shown in the table below, from our GAAP financial statement revenue and operating profit calculations and from our internal reporting, to eliminate the impact of certain non-operating revenue and expenses as set forth in the table below. There were no adjustments to net sales and operating profit for the sleep and respiratory care business under the short term incentive program.

STI metric and adjustment(s)	Amount (000's)
Net sales (GAAP)	$4,222,993
use budgeted exchange rates	$7,438
exclude sales from unbudgeted acquisitions	-$67,210
Adjusted net sales	$4,163,222

Operating profit (GAAP)	$1,131,871
exclude stock-based compensation	$71,137
exclude amortization of acquired intangibles	$72,416
exclude profits and losses from unbudgeted acquisitions	-$13,572
exclude acquisition-related costs	$10,949
exclude restructuring expenses	$9,177
use budgeted exchange rates	-$4,443
Adjusted operating profit	$1,277,535

Net sales - SaaS business (non-GAAP from internal reporting)	$497,974
exclude sales from unbudgeted acquisitions	-$64,531
Adjusted net sales - SaaS business	$433,443

Operating profit - SaaS business (non-GAAP from internal reporting)	$115,529
exclude profits and losses from unbudgeted acquisitions	-$17,518
exclude acquisition-related costs	-$191
use budgeted exchange rates	-$213
Adjusted operating profit - SaaS business	$97,607
The following table shows the 2023 cash incentives at target and as earned. All actual short-term incentive payments were funded in accordance with pre-established formulas; there was no discretionary or individual adjustment by the compensation committee.

Named executive officer	Annual short-term incentive target percentage	Annual short-term incentive target		Annual short-term incentive earned		Actual short-term incentive as a percentage of target
Michael Farrell	130%	$1,466,674		$1,510,264		102.97%
Lucile Blaise	80%	$382,996		$427,155		111.53%
Rob Douglas	100%	$909,124		$936,144		102.97%
Bobby Ghoshal	80%	$489,234		$475,780		97.25%
Brett Sandercock	80%	$373,618	(a)	$384,705	(a)	102.97%
(a)These amounts are in USD and are converted from the amounts that were approved in local currency by the committee. The foreign currency is converted to USD based on the fiscal year 2023 average annual exchange rate of approximately AUD:USD 1 to .6733.

The committee has approved a short-term incentive program for the named executive officers for fiscal year 2024 that continues the 2023 program design with no structural changes.
Long-term incentive equity award program. The largest component of our named executive officers’ direct compensation provides a long-term incentive and alignment with stockholders through equity participation. The primary purpose of granting equity awards is to link our officers’ financial success to that of our stockholders, with the value of the equity awards increasing only as our stock price increases, and to promote long-term value creation. Our equity mix is 50% in long-term performance-based PSUs, and the remaining 50% in performance-based RSUs and/or stock options. This mix increases the capability of the committee to effectively manage our use of shares under our stock plan, balances the performance leverage and performance risk provided by various equity vehicles, more closely conforms with practices at our peer companies, and promotes long-term stock appreciation and value creation.
During fiscal year 2023, we continued to grant PSUs for 50% of the annual equity value for executive officers, and to provide named executive officers the choice to select whether the balance of their equity awards would be entirely in the form of stock options, entirely in RSUs or evenly split (in value) between the two. The combined availability of options and RSUs gives our executives the opportunity to balance the incentive award in a manner that suits their particular risk profile and their own preferences in financial or tax planning in US and non-US jurisdictions.
We do not pay dividends or dividend equivalents on any of our unvested or unearned equity awards.
Fiscal year 2023 equity grant values. Each year, the committee establishes grant values, but the relative ratios of PSUs, RSUs, or stock options are determined by the relative values computed under Financial Accounting Standards Board Accounting Standards Codification Topic 718.
In determining the value of awards granted to specific named executive officers, the committee reviewed our performance, the number of outstanding awards available, the present value of the proposed grant, existing unvested equity ownership, the awards granted in prior years, and the grant practices of our peer group companies. For fiscal year 2023, the committee reviewed peer company data to determine competitive equity award values, at the median, 60th, and 75th percentiles, for each officers’ position. The committee also considered internal equity relationships, to promote a team-based approach for our senior management team. In arriving at the specific grant size, the committee considered the peer group benchmarks at an individual level, as well as aggregate equity compensation for similar groups at our peers. The committee also considered our officers' individual performance during the prior fiscal year (i.e., 2022), as well as their experience in their role, and expected future contributions. Taking all those factors into account, the committee approved increased 2023 equity grant values as follows: (i) our chief executive officer received a 22.2% increase, which was informed by his strong performance, values and company performance in 2022, and to improve the market competitiveness of his equity compensation given that it was at the 47th percentile of the US peer group; (ii) our president and chief operating officer received a 5.8% increase, (iii) our chief financial officer received a 10% increase, to align with comparable market values; (iv) our president of our SaaS division, who was promoted to this position in August 2021, received a 25.7% increase to reflect his increased responsibilities and the high demand for digital healthcare talent; and (v) our president of respiratory and sleep care, who was promoted to this position in July 2022, received a $1.4 million equity award, to recognize her increased responsibilities and to move her closer to market for her new position following her July 1 promotion, as well as a $725,000 annual equity award granted in November 2022.
The following table sets forth annual equity grant values provided to our named executive officers in fiscal year 2023, as well as the elections made by our named executive officers regarding the form of award to receive. When it approved the 2023 equity grants in August 2022, the committee approved specific dollar values, and a valuation firm used those values and estimated inputs to calculate the specific number of stock options, RSUs, or PSUs to be granted based on its estimate of the value of the awards on the November 2022 grant date. The intended values approved by the committee and the actual grant date values were the same. The table below sets forth the grant values, based on the NYSE closing stock price on the applicable date of the grants, a Black-Scholes formula for the options, the probable outcome of the performance conditions for the RSUs, and a Monte-Carlo simulation for the PSUs, each consistent with the accounting standards of FASB 718. Except as noted for Ms. Blaise's promotional grant, the annual grants set forth in the table below were effective as of November 16, 2022, the date of last year's annual meeting of stockholders.

Named executive officer	Grant value		Percentage of grant value in performance- based stock units	Percentage of grant value in stock options	Percentage of grant value in restricted stock units
Michael Farrell	$11,000,000		50%	25%	25%
Lucile Blaise	$1,400,000	(a)	50%	0%	50%
Lucile Blaise	$725,000		50%	25%	25%
Rob Douglas	$4,760,000		50%	50%	0%
Bobby Ghoshal	$2,200,000		50%	25%	25%
Brett Sandercock	$2,200,000		50%	0%	50%
(a)Represents awards granted on July 1, 2022 in connection with Ms. Blaise's promotion to President Sleep and Respiratory Care.
Terms of performance stock units
Program design. Equity grants to named executive officers during fiscal year 2023 were made under our ResMed Inc. 2009 Incentive Award Plan, as amended and restated ("2009 Amended and Restated Plan"). Long-term PSUs are granted in November on our annual meeting date as compensation for that same fiscal year. Thus, the PSUs for fiscal year 2023 were granted in November 2022 on structurally the same terms as the PSUs granted in the prior fiscal year.
PSUs are earned and cliff vest after the fourth anniversary of the grant based on our absolute TSR performance during that four-year period with an opportunity to accelerate payouts after year three if TSR performance is at or above threshold TSR for the three-year performance period, as shown in the table below. If there is acceleration for TSR performance to three years, then the PSU performance period is complete and there is no opportunity to earn shares after the end of the accelerated three-year period. Since the adoption of this PSU structure in 2015, for each of the PSUs with three-year cycles completed have paid out at the end of the three-year performance period. The PSUs granted in November 2020 (fiscal year 2021), other than the 25% previously earned and banked PSUs, are not currently expected to payout after the three-year accelerated performance period ending November 2023 but will continue for a fourth year to November 2024. The share price at the grant date (our stockholder meeting date) is used as the starting point for the TSR calculation, and a trailing 30 trading-day average share price is used to calculate the share price at the end of each performance period.
Commencing with the fiscal 2023 PSUs granted in November 2022, may earn a potential earnout ranging from 0% to 200% (previously 225%) of target PSUs granted, based on the schedule set forth below. The PSUs granted on July 1, 2022 to Ms. Blaise in connection with her promotion to President sleep and respiratory care, were granted before this change and therefore have a maximum earnout of 225%.

TSR requirements	Annual base TSR	Cumulative 4-year TSR	Accelerated cumulative 3-year TSR	Payout percentage of target shares granted
Below threshold	Below 5%	Less than 21.6%	Less than 15.8%	0
Threshold	5%	21.6%	15.8%	50%
Target	10%	46.4%	33.1%	100%
Maximum(a)	15%	74.9%	52.1%	200%
(a) The maximum payout was changed from 225% to 200% effective with grants made in November 2022.
Shares earned between these achievement levels are based on linear interpolation. The program has several features to minimize the impact of daily volatility and point-to-point variation, and to encourage accelerated achievement of TSR goals. A 30 trading-day average price is used to measure performance at the end of the period. In addition, if cumulative TSR is 15.8% or greater after three years, representing 5% annual growth required for threshold performance, then threshold is earned, with interpolation for three-year cumulative TSR between approximately 16%, 33%, and 52%, as shown in the chart above. Finally, if, during the first three years, cumulative TSR after grant is greater than 33.1% at the end of any fiscal quarter, representing target performance after three years, then 25% of the target award would be deemed earned, banked, and paid out at the end of year three, even if performance at the end of year three is below the three-year threshold. The banking can only occur once, and any final payout would be net of the banked amount. The rationale for banking this relatively small payout that remains unvested until year three is to retain award holders for at least three years while rewarding targeted stockholder value creation, when stockholders have had the opportunity to realize a minimum level of 33.1% TSR in a short time.
Our strong TSR over the three-year performance period ending in fiscal year 2023 resulted in maximum payouts. PSU grants that were earned and vested in November 2022 were made as an annual grant in November 2019 to all named executive officers. The grants paid out based on our maximum TSR performance over the three-year performance period that ended November 13, 2022.
Over the three-year performance period ended in November 2022, we delivered absolute TSR of approximately 53.24%, which exceeded the maximum three-year goal of 52% and represented compound annual growth of approximately 15.35%. As a result, the performance period ended after three years, and shares were delivered at the maximum ceiling of 225% of the target number granted.
These results are a pay-for-performance outcome, while still appropriately limited by the plan’s design of a maximum ceiling. The payout amount was certified by the committee, after reviewing third-party calculations of the TSR for ResMed. The payout was formulaic and based on the plan’s design, aligning pay delivery with performance, with no discretionary adjustments by the committee.
Because of these results, and the increase in share value during the performance period, our executive officers earned shares from the November 2019 PSU grants, as shown in the table below.

Named executive officer	Target number of PSUs at grant	Number of shares earned
Michael Farrell	28,057	63,129
Lucile Blaise (a)	0	0
Rob Douglas	16,397	36,894
Bobby Ghoshal	3,644	8,199
Brett Sandercock	7,288	16,399
(a) Ms. Blaise was not granted PSUs prior to her promotion on July 1, 2022.
The PSU grants made in November 2020 are still outstanding and have 25% banked amounts that have been earned (but not paid). PSU grants made in November 2021 and 2022 also remain outstanding, with no amounts banked as of June 30, 2023. Based on the interim performance of our stock price through June 30, 2023 ($218.50), the November 2021 and 2022 PSUs and the unbanked November 2020 PSUs have performance below threshold and thus would not pay out if the performance period had ended June 30, 2023, demonstrating the tie between pay and performance and the at-risk nature of our executive's compensation.
Reduction of maximum payout commencing with fiscal year 2023 PSU Program. The committee determined to decrease the maximum payout under the PSU program from 225% to 200% of target PSUs granted to align with typical market practice, commencing with the fiscal 2023 grants made in November 2022.
Relative TSR performance measure over three-year performance period for fiscal year 2024 PSU Program. In August 2023, after consideration of input from our independent compensation consultant and market practices, the compensation committee determined to revise our PSU program effective with the fiscal 2024 grants to be made in November 2023, to include, as 50% of the PSUs to be granted, PSUs that are earned based on our relative TSR performance compared to the TSR performance of the S&P 500 Index over a three-year performance period. Payout would range from 0% to 200% of target PSUs granted, with target relative TSR performance at 60th percentile resulting in 100% payout, and relative performance at 95th percentile or better resulting in 200% payout; provided, however, that if our absolute TSR is negative, then payout cannot exceed 100% regardless of relative percentile performance. As a result of this change, half of our PSU award (or 25% of the overall long term incentive award) will be based on absolute TSR, and half of our PSU award (or 25% of the overall long term incentive award) will be based on relative TSR.
Terms of stock options and restricted stock units
Stock options. During fiscal year 2023, stock options were granted to some of our named executive officers, because they have a choice of options or performance-based RSUs for the 50% of their award that is not contingent on TSR performance. The 2009 Amended and Restated Plan requires that the exercise price of options equal the fair market value on the grant date, as measured by the closing price of our common stock on the NYSE on that date. Stock options granted to named executive officers and certain other senior executives during the November annual grant process become exercisable one-third per year on November 11 of each year after the grant date, subject to the executive’s continued service with us, and have a seven-year term. On a qualifying retirement, options become exercisable pro rata based on the service period. Executives may exercise vested options until the earlier of: (1) expiration of the grant (generally seven years after the date of grant), or (2) one year after separation for any reason (except six months after death in the case of non-US participants, and three years after a qualifying retirement). We do not pay dividends or dividend equivalents on our stock options or any of our equity awards.
The committee considers stock options performance-based compensation. The ultimate economic value received by an option recipient depends on our future stock price performance, and could be zero, if the stock price does not increase above the strike price. These features of stock options align our executives’ interests with stockholders’ interests.
Restricted stock units. During fiscal year 2023, performance-based RSUs were granted to some of our named executive officers, because they have a choice of options and/or performance-based RSUs for the 50% of their award that is not contingent on TSR performance. The performance conditions require that RSUs are only earned when we meet threshold levels of profitability described in the table below, based on our actual adjusted performance compared to targeted levels of earnings for each of the three performance periods: (1) third fiscal quarter; (2) fourth fiscal quarter; and (3) the third and fourth fiscal quarters combined. One half of the RSUs granted may be earned based on the earnings for each of the third and fourth fiscal quarters. No more than 100% of the RSUs granted may be earned, and once the target is met for a performance period, all RSUs associated with that period are earned. If the target for a performance period is not met, none of the RSUs for that period are earned. However, if the cumulative target for both periods is achieved in either period or in the combined period, 100% of the RSUs granted are earned.
Once earned, the RSUs vest in one-third annual increments from the date of the grant, based on continued service with us, such that all earned awards will be vested three years after grant, which facilitates retention. On a qualifying retirement, RSUs vest pro rata based on the service period. We do not pay dividends or dividend equivalents on any of our unvested equity awards including RSUs.
In August 2023, the committee determined that the performance condition for the November 2022 RSU grants to executive officers had been met, and 100% of the RSUs granted were earned, as shown in the table below. The earned RSUs remain subject to one-third annual vesting increments from the date of grant, based on continued service.

Performance component	Threshold	Approximate actual performance	Percentage earned of RSU award for the metric
Fiscal year 2023 third quarter adjusted earnings	$165,811,180	$332,057,086	50%
Fiscal year 2023 fourth quarter adjusted earnings	$186,116,988	$315,286,663	50%
2023 third and fourth quarter adjusted earnings	$351,928,168	$647,343,749	100%

Equity compensation award policies
The committee’s policy is to generally make its annual equity award grants to named executive officers and non-executive management effective on or about the annual stockholders meeting date. However, it reserves the right to make exceptions and change the policy. In setting this policy the committee considered many factors, including the alignment of this date with the date equity grants are made to directors and our typical December 1 salary adjustment date. This enables management and the committee to combine the salary review process with the equity grant process for consistency and simplicity and to make awards only after performance in the previous year is known and current year budgets and goals are set. Also, the exercise price for options included in the equity grants equals the closing price of our common stock on the actual grant date, and the price on that date is an important input into the valuation of RSUs and PSUs. Given our traditional earnings release date in late October or early November, the stockholders meeting is likely to occur in an open window period, so that the stock price on the grant date is more likely to reflect more recent performance data. Finally, the stockholders meeting date is set and announced several months in advance, providing transparency to the process. The committee has set the annual stockholders meeting date as the target grant date for our annual equity grants, although the actual date when the committee takes formal action to make the grants may vary by a few days from the annual meeting date due to administrative or other factors, but the approval always occurs before the grant date.
The committee’s policy on granting incentive awards for promotions, new hire, and other special situations is that the grants must be properly approved before the grant date, and the grant date is to occur on the first business day of the month after the promotion, new hire or other special situation; unless the event occurs on the first business day of the month, in which case the grant may be made as of that day.
Equity ownership and retention guidelines
We have equity share ownership guidelines for our executive officers to improve long-term alignment of stockholder and management interests. Our guidelines require our chief executive officer to achieve stock ownership levels in ResMed common stock, including unvested RSUs, of at least six times their annual base salary (previously five times). All other named executive officers are required to own at least three times their respective annual salaries (previously 1.5 times). All guidelines must be met within five years after appointment or promotion. In calculating stock ownership, we exclude the value of restricted stock units or performance stock units subject to unmet performance criteria and exclude stock options. Any time these guidelines are not met (whether during the initial five-year period or after they have previously been met), then on vesting of RSUs or option exercise, the officer must retain shares equal to 50% of the after-tax value of shares acquired on the vesting or exercise until the officer’s guidelines are met.
As of our June 30, 2023, fiscal year-end measurement date, each of our named executive officers met our ownership guidelines.
Change of control, termination, and retirement arrangements
Our named executive officers have limited contractual rights to receive severance payments if employment is terminated, as described below.
Change of control agreements. We have change of control agreements with each of our named executive officers and certain other members of our senior management team.
The change of control agreements we have with our executive officers provide for double-trigger accelerated vesting for stock options and restricted stock units on a change of control, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. These agreements also provide for double-trigger severance payments with a multiplier (based on position, which for our chief executive officer is two times, and for other named executive officers is one and one-half times) of salary, short-term incentive, and other benefits, to be made to our named executive officers if their employment is terminated under specified circumstances within six months before or one year after a change of control.

In fiscal year 2022, after review and consultation with advisors, the committee approved amended change of control agreements with our executive officers, with changes designed to implement certain important workplace protective rights and benefits.
The key revisions were:
•clarifying that harassment, discrimination, or sexual misconduct qualifies as “cause” for termination, and would preclude severance benefits under the agreement;
•confirmed that non-disparagement agreements required as a condition of benefits would allow employees to comment publicly about sexual harassment or other unlawful acts in the workplace; and
•added that a post-acquisition change in our remote work policies that would substantially restrict the ability to work remotely would provide “good reason” for the executive to resign and be entitled to severance benefits under the agreement;
Our agreements do not contain excise tax gross-up benefits, reflecting the committee’s view of best practice, and in response to views expressed by our stockholders. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable upon a change of control of our company would be subject to the excise tax under Section 280G of the US Internal Revenue Code if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction. The agreements do provide a limited additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits in the event of a qualifying termination in connection with a change of control. A description of the material terms of our change of control agreements can be found in “Potential payments on termination or change of control.”
The committee believes that these agreements are needed to attract and retain senior level candidates considering the relatively specialized nature of our offerings and the continued potential for merger and acquisition activity in the medical technology market sector. Also, the committee believes that the agreements assure appropriate motivation by senior management to evaluate potential transactions that may involve us.
Equity Award Agreement Terms
Terminations in connection with a change of control. All currently unvested RSUs and stock options will only accelerate vesting on a double-trigger basis, that is, if the executive officer’s employment is terminated under specified circumstances within six months before or one year after a change of control.
Terminations not in connection with a change of control. All our grant agreements provide for accelerated vesting of RSUs or stock options on an officer’s death, or permanent disability.
Our grant agreements for named executive officers provide that if they terminate service with us for any other reason, they forfeit all stock options or RSUs that were unvested at the time of termination. A terminated officer has until one year after the termination to exercise vested options granted in 2016 or earlier, three years for options granted in 2017 or later, or three years following a qualifying retirement. These post-termination exercise provisions are intended to facilitate financial planning after employment terminates, ensure that the executive would be able to exercise options and sell the underlying shares when not in possession of material non-public information, and provide for orderly retirement planning.
Performance-based stock units. Our PSU agreement for executive officers provides that if we terminate the officer for “cause” or the officer terminates employment without “good reason” (as those terms are defined in our change of control agreements and summarized below in “Change of Control, Termination, and Retirement Arrangements”), the PSUs are cancelled. If we terminate the officer other than for cause, or the officer terminates for good reason or for retirement, then the PSUs become earned and vested, on a prorated basis based on the truncated service period, and based on the TSR performance measured over that truncated performance period. If a change of control occurs, the PSUs are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control. In the event of death or permanent disability, 100% of the target units vest and are immediately distributed.

Treatment of long-term incentives on retirement. All currently outstanding equity grants provide that if an executive retires on or after age 60, with at least five years of continuous service with ResMed, then on retirement, the unvested portion of all equity grants will vest pro rata, reflecting the portion of service periods completed. On a qualifying retirement the exercise period for vested stock options will be extended to the earlier of: (1) 36 months, or (2) the original term. The committee believes these retirement provisions are fair and equitable, avoid undesirably different results for the amount earned by retiring and ongoing award holders, and are consistent with market practices. This treatment of equity on a qualifying retirement applies on the same basis to all similarly-situated employees.
Insurance benefits. We provide our named executive officers with supplemental life and disability insurance benefits not generally available to employees outside of the U.S., although the disability insurance is generally available on the same terms to all U.S. employees. The third-party insurance companies that underwrite these policies would be obligated to make payments to an executive if the executive terminated employment with us as a result of death or disability.
Perquisites and other benefits
During fiscal year 2023, after review by the committee, we continued the limited benefits described below to our named executive officers. The incremental cost to us for these benefits is described in the summary compensation table.
•We provided comprehensive medical examinations to promote personal health and work/life balance. We believe this benefits us as well as the individuals through improved health, productivity, and longevity, and is consistent with ResMed’s mission as a health and wellness solutions innovator.
•We also provided paid time-off, medical plans, dental plans, vision plans, tax-qualified defined contribution retirement plans (including matching contributions and government-mandated contributions), and disability and life insurance plans. Named executive officers are eligible to participate in these benefit programs on the same basis as other similarly-situated employees in their respective locations.
•We participate in an aircraft travel program to provide for more efficient use of time and to provide a more confidential and secure travel environment in which to conduct company business. This program is used primarily for business purposes but is available for personal use by our chief executive officer, our president and chief operating officer, and our non-officer chair emeritus. Personal use by other named executive officers is on an exception basis and requires our chief executive officer’s approval. The aggregate incremental cost to us for any personal use is reviewed at least annually by the compensation committee, and during fiscal year 2023, the committee used a guideline of $200,000 for the maximum value of an individual’s annual personal use.
Aircraft use by an employee, spouse or guest that does not constitute business use based on IRS guidance is treated as imputed income to the employee, based on the IRS standard industry fare level. We do not reimburse for taxes on the imputed income.
We believe that these policies are appropriate to provide increased productivity and security, as well as a comprehensive and competitive compensation package for our chief executive officer and our president and chief operating officer.
•We typically provide benefits in connection with sales incentive award travel programs, including travel, hotel, meals, entertainment, and other expenses of the executive officer and the officer’s spouse or guest. Our policy reflects the committee’s belief that our named executive officers’ attendance at these programs is a part of their general business duties and not a perquisite. The programs are primarily targeted for sales personnel and other key management who regularly interact with our customers and to recognize their contributions to us. The committee believes that participation by executive officers in these programs enhances the overall sales incentive programs and requires their attendance, to the extent determined by the appropriate operating officer. We provide these benefits on the same general basis as we provide to non-executives who qualify to participate in the programs, including a tax gross-up. The tax gross-up is provided to all participants, not only to executive officers, and is provided so that they are not discouraged from participating by tax expenses that would otherwise be a personal expense attributable to the program.

•We have provided certain of our named executive officers with relocation benefits in connection with their relocation for company purposes, consistent with our mobility policy. These benefits were specifically approved by the compensation committee for Ms. Blaise in connection with her relocation from France to the US at the time of her promotion, and during fiscal year 2023 included education costs, relocation and repatriation costs, social welfare equalization payments, reimbursement for life insurance losses, taxes payable on these benefits, and reimbursement for tax consulting services. These benefits did not include any extraordinary items such as home purchases, or reimbursement for losses on the sale of real estate. Continuing relocation benefits are periodically reviewed and approved by the compensation committee.
Deferred compensation plan
We maintain the ResMed Inc. Deferred Compensation Plan, under which eligible US employees (including executive officers) selected to participate in the deferred compensation plan may elect to defer a portion of their base salary, short-term incentive, commissions, and other specified compensation. The amounts deferred under the plan represent an unsecured general obligation to make payments to the participant in the future. Amounts deferred under the plan are credited to accounts maintained under the plan for each participant and are credited with earnings, gains, or losses based on investment options chosen by the participant. These investment options are used for measurement purposes only and amounts deferred under the plan will not represent any actual investment made on the participant’s behalf. The amount that we are required to pay under the plan is equal to the elective deferrals made by the participant, as adjusted for these hypothetical gains or losses.
The plan allows us to make discretionary contributions to participant accounts in amounts and at times that we determine from time to time in our discretion. During fiscal year 2023, we did not make any discretionary contributions.
The committee believes that the deferred compensation plan represents an additional retention tool for executive management, as well as an attractive vehicle in recruiting talent to our executive team.
Tax considerations
Section 162(m) of the US Internal Revenue Code limits the US federal income tax deductions of publicly-traded companies to the extent total compensation to its “covered employees” exceeds $1 million in any one year. As part of the Tax Cuts and Jobs Act of 2017, effective for tax years beginning after December 31, 2017 (ResMed’s fiscal year 2019), Section 162(m) was amended to eliminate the “qualified performance-based compensation” exception, and the definition of covered employees was expanded to generally include all named executive officers. California conformed to the federal tax law for taxable years beginning on or after January 1, 2019, subject to certain grandfathered arrangements. While ResMed’s compensation plans were intended to permit the award of deductible performance-based compensation under Section 162(m) before the Tax Cuts and Jobs Act, we may no longer take a deduction for any compensation paid to our covered employees in excess of $1 million.
Sections 280G and 4999 of the US Internal Revenue Code impose certain adverse tax consequences on excess parachute payments, which are compensatory payments or benefits that are contingent on a change of control and exceed in the aggregate three times the executive’s average taxable compensation paid by ResMed over the five years before the change of control (the “base amount”). If this “three times base amount” threshold is exceeded, then tax penalties apply to the total payments in excess of one times the base amount. Excess parachute payments are subject to a 20% excise tax that must be withheld from the payment, and our compensation deduction in respect of the excess parachute payments is disallowed. If we were to be subject to a change of control, certain amounts received by our executives (for example, amounts attributable to accelerated vesting of equity grants and certain severance payments) could be excess parachute payments. Our change of control agreements do not provide tax gross-ups to an affected individual for any excise taxes due under the agreement. The agreements include instead a “best pay” limitation, which reduces the severance payments and benefits payable to the extent necessary so that no portion of any payments or benefits payable on a change of control would be subject to excise tax if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
Section 409A of the US Internal Revenue Code requires programs that allow executives to defer a portion of their current income to meet certain requirements regarding risk of forfeiture and election and distribution timing

(among other considerations). Section 409A of the US Internal Revenue Code requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments, and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities and penalty taxes and interest on their vested compensation under the plans. Accordingly, as a general matter, we intend to design and administer our compensation and benefit plans and arrangements for all of our employees and other service providers, including our named executive officers, so that they are either exempt from, or satisfy the requirements of, Section 409A of the US Internal Revenue Code.

EXECUTIVE COMPENSATION TABLES

Summary compensation table
The following table sets forth summary information concerning the compensation awarded, paid to, or earned by each of our named executive officers for all services rendered in all capacities to us for the fiscal years ended June 30, 2023, 2022, and 2021, if they were a named executive officer during that year. We compensate our executive officers in their residences’ local currency. The compensation amounts for named executive officers based outside of the US are presented in US dollars based on an average annual conversion rate for the relevant fiscal years.

Name and principal position	Year	Salary(a)		Stock awards(c)	Option awards(d)	Non-equity incentive plan compensation(e)	All other compensation(f)	Total
Michael Farrell	2023	$1,128,211		$8,249,986	$2,749,989	$1,510,264	$230,191	$13,868,641
Chief executive officer	2022	$1,080,608		$9,000,005		$1,349,578	$229,024	$11,659,215
	2021	$1,050,000		$7,700,011		$1,603,000	$36,315	$10,389,326
Lucile Blaise	2023	$478,745		$1,943,094	$181,232	$427,155	$466,743	$3,496,969
President - Sleep and
respiratory care business
Rob Douglas	2023	$909,125		$2,379,947	$2,380,005	$936,144	$68,766	$6,673,987
President and chief	2022	$882,658		$3,375,156	$1,124,988	$847,982	$90,104	$6,320,888
operating officer	2021	$867,500		$3,374,963	$1,125,020	$1,018,756	$54,422	$6,440,661
Bobby Ghoshal	2023	$600,000		$1,650,047	$550,013	$475,780	$33,680	$3,309,520
President - SaaS business	2022	$568,725		$1,750,150		$512,398	$28,790	$2,860,063
Brett Sandercock	2023	$467,002	(b)	$2,200,049		$384,705	$57,934	$3,109,690
Chief financial officer	2022	$472,225		$1,999,936		$362,932	$56,238	$2,891,331
	2021	$494,225		$2,000,056		$464,318	$55,683	$3,014,282
(a)Includes salary deferred under defined contribution retirement plans such as our US 401(k) plan, US deferred compensation plan, and Australia superannuation plan. Had these amounts not been deferred, they would have been payable to the officer in cash during the year. The table shows actual amounts paid in each fiscal year, which run from July 1 to June 30. Annual salary adjustments, when made for a fiscal year, are effective December 1 during that fiscal year.
(b)We pay Mr. Sandercock’s base salary in Australian dollars. It is reported here in US dollars based on the fiscal year average annual exchange rates. The average annual exchange rate for fiscal year 2023 was approximately AUD:USD of 1 to 0.6733. Earlier years are reported using the rates disclosed in prior years’ proxy statements.
(c)Stock awards include RSUs and PSUs issued under our 2009 Amended and Restated Plan, and are shown at the grant date fair value, as computed under FASB ASC Topic 718. See the footnotes to the “Grants of plan-based awards” table for further information on the valuation of stock awards. Since the PSUs are earned based solely on our TSR, they do not have performance conditions as defined under ASC 718, and so there are not maximum grant date fair values based on performance conditions that differ from the grant date fair values shown. The RSU maximum grant date value is equal to the target value, which is reflected in the table, because the target value is the maximum amount that can be earned under maximum performance under the RSU performance conditions.
(d)Option awards represent stock options issued under our 2009 Amended and Restated Plan, valued at the grant date computed under FASB ASC Topic 718, as described in more detail in the footnotes to the “Grants of plan-based awards” table.
(e)Represents actual payouts under our performance-based cash short-term incentive plan.
(f)The amounts shown consist of our incremental cost for certain specified perquisites for our named executive officers, as follows:

Named executive officer	Medical exams	Personal use of company aircraft(i)	Sales incentive award(ii)	Sales incentive award tax gross-up(ii)	Company contribution to 401k(k) and non-US retirement(iii)	Insurance premiums(iv)	Relocation expense(v)
Michael Farrell	-	$168,047	$14,789	$3,129	$13,200	$31,026	-
Lucile Blaise	-	-	$10,000	$4,661	$10,439	$22,974	$418,668
Rob Douglas	$2,665	-	$16,691	$5,000	$13,200	$31,210	-
Bobby Ghoshal	-	-	-	-	$2,002	$31,678	-
Brett Sandercock	$740	-	-	-	$49,035	$8,159	-

(i)The calculation of the aggregate incremental cost for personal use of company aircraft includes the variable costs incurred as a result of personal flight activity, which includes fuel, trip related maintenance, universal weather monitoring, on-board catering, landing and ramp fees, excise taxes, and all other miscellaneous costs. No incremental cost for personal use of the aircraft is attributed to a named executive officer when the aircraft was scheduled to the destination for a business purpose, except to the extent spouses accompany the executive. Since our aircraft is primarily used for business purposes, the aggregate incremental cost excludes fixed costs, such as the monthly management fee and amortization, because such costs would have been incurred regardless of the personal use.
(ii)We provided certain named executive officers with benefits in connection with a sales incentive award travel program which is available to sales, marketing, and other non-executive employees. Amounts represent the cost of participation by executive officers in that program. The cost includes the incremental cost to us of travel, hotel, meals, entertainment and other expenses of the executive officer and the officer’s spouse or guest. The cost shown as gross-up represents the amounts we reimburse the officer for the tax associated with income imputed to the officer in connection with the program. We provide tax gross-ups to all employees who participate in this program. Attendance is part of our officers' management duty and enhances the effectiveness of the sales incentive program.
(iii)We contribute to the US 401(k) plan for each of our participating named executive officers on the same terms that apply to all other eligible employees. For fiscal year 2023, we made a discretionary matching contribution to the 401(k) plan in an amount up to 4% of eligible participants’ base salary, normal short-term incentive payments and commissions subject to US Internal Revenue Code limits on the maximum amount of eligible compensation. We also contributed to the ResMed Limited superannuation plan in Australia at the government-mandated rate of 10.5%, based on total base salary, on the same terms that apply to all other eligible employees.
(iv)We pay the cost of a long-term disability and life insurance policies that provide benefits for US-based employees (including US-based named executive officers) not generally available to employees outside of the US. Amounts shown represent insurance premiums paid for the fiscal year.
(v)These relocation compensation amounts include $11,576 payment for tax advisory and preparation services, $148,712 in relocation fees, and $255,554 in assignment allowance payments that we paid in connection with Ms. Blaise's mobility assignment to the US from France. She localized employment in the US in 2022, and the committee approved ongoing tax advisory services as part of the assignment.

Grants of plan-based awards
The following table summarizes all grants of plan-based awards made to our named executive officers for the fiscal year ended June 30, 2023. In the table, PSU refers to our long-term performance-based stock units, RSU refers to performance-based restricted stock units, and STI refers to performance-based short-term cash incentives.

			Estimated future payouts under non-equity incentive plan awards(a)			Estimated future payouts under equity incentive plan awards (b)(c)(d)
Named executive officer	Grant date	Grant type	Threshold	Target	Max	Threshold	Target	Max	All other option awards: number of securities underlying options(b)(e)	Exercise price of option awards ($/share)	Grant date fair value of stock and option awards(f)(g)
Michael Farrell	11/16/2022	PSU				11,192	22,384	44,768			$5,499,973
	11/16/2022	RSU				6,215	12,430	12,430			$2,750,013
	11/16/2022	Options							36,569	$224.58	$2,749,989
		STI	$733,337	$1,466,674	$2,933,348
Lucile Blaise	11/16/2022	PSU				738	1,475	2,950			$362,422
	11/16/2022	RSU				410	819	819			$181,196
	11/16/2022	Options							2,410	$224.58	$181,232
	7/1/2022	PSU				1,419	2,837	6,383			$699,633
	7/1/2022	RSU				1,647	3,294	3,294			$699,843
		STI	$191,498	$382,996	$765,992
Rob Douglas	11/16/2022	PSU				4,843	9,686	19,372			$2,379,947
	11/16/2022	Options							31,649	$224.58	$2,380,005
		STI	$454,562	$909,124	$1,818,248
Bobby Ghoshal	11/16/2022	PSU				2,239	4,477	8,954			$1,100,044
	11/16/2022	RSU				1,243	2,486	2,486			$550,003
	11/16/2022	Options							7,314	$224.58	$550,013
		STI	$240,000	$480,000	$960,000
Brett Sandercock	11/16/2022	PSU				2,239	4,477	8,954			$1,100,044
	11/16/2022	RSU				2,486	4,972	4,972			$1,100,005
		STI	$186,810	$373,618	$747,236
(a)Represents potential payouts under our annual performance-based short-term cash incentive plan for fiscal year 2023. Threshold amounts shown are 50% of incentive opportunity, target amounts are 100% of the incentive opportunity, and maximum amounts are 200% of incentive opportunity. No amounts are earned for below threshold performance. Short-term incentive amounts actually earned for fiscal year 2023 are reflected in the Summary Compensation Table under the column entitled "Non-equity incentive plan compensation."
(b)Our named executive officers received half the value of their annual equity award as PSUs and may choose to receive the remaining half value of their annual equity award as 100% performance-based RSUs, 100% options, or 50% of each; with the final number of RSUs or options based on their value determined under FASB ASC Topic 718.
(c)RSU awards granted in fiscal year 2023 are earned based on performance targets for the third and fourth fiscal quarters of fiscal year 2023. Threshold amounts shown are 50% of the RSUs granted, assuming that only one of the 2023 third quarter or fourth quarter operating profit target is achieved. The target and maximum amounts shown are 100% of the RSUs granted assuming that both the third quarter and fourth quarter targets or the aggregate third and fourth quarter targets are achieved. Based on actual fiscal year 2023 performance, 100% of the units were earned. The earned units will vest annually over three years following the date of grant, subject to the executive's continued service.
(d)PSUs granted in fiscal year 2023 are earned based on our absolute TSR performance over a four-year period starting on the grant date (with an opportunity for an early earnout after three years). Threshold amounts shown are 50% of the PSUs granted, target amounts are 100% of the PSUs granted, and maximum amounts are 200% of the PSUs granted for awards granted on November 16, 2022 and 225% of the PSUs granted for awards granted on July 1, 2022. No PSUs are earned for performance below threshold.
(e)Stock options granted in fiscal year 2023 have an exercise price equal to the NYSE closing price of our common stock on the grant date; one-third are exercisable on November 11th of each of the three years following the grant date, subject to the executive's continued service. The stock options have a seven-year term.
(f)The dollar value of options represents the grant date fair value based on the Black-Scholes model of option valuation, computed in accordance with FASB ASC Topic 718. The actual value, if any, an executive may realize depends on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that an executive will realize a value at or near the value the Black-Scholes model estimates. The Black-Scholes model is based on an exercise price of $224.58, reflecting the closing price on the date of grant, and the remaining assumptions shown in footnote 10 "Stockholders Equity" to our financial statements contained in our Form 10-K for the fiscal year ended June 30, 2023, resulting in a grant date fair value per option share of $75.20.
(g)The dollar value of RSUs represents the grant date fair value computed under FASB ASC Topic 718, based on the probable outcome of the performance conditions, the closing share price of $224.58 for RSUs granted on November 16, 2022 less the present value of lost dividends of $3.34, resulting in a grant date fair value per share of $221.24. The probable outcome of the performance condition was 100% of target amount and the maximum payout is equal to the target payout.

The dollar value for PSUs represents the grant date fair value computed under FASB ASC Topic 718, determined as of the grant date using the Monte-Carlo simulation method, which uses multiple input variables to estimate the probability of meeting the TSR objectives, which is a market condition under FASB ASC Topic 718. For PSUs granted on November 16, 2022, assumes $224.58 share price on the date of grant and estimated Monte Carlo valuation of 109.4% ($245.71 per target PSU), rounded to the nearest share.
Outstanding equity awards at fiscal year-end
The following table summarizes outstanding equity awards held by our named executive officers at June 30, 2023.

	Option awards				Stock awards
Named executive officer	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(a)	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested(b)	Market value of shares or units of stock that have not vested(c)	Equity incentive plan awards: number of unearned shares or units of stock that have not vested		Equity incentive plan awards: market value of unearned shares or units of stock that have not vested(c)
Michael		36,569	$224.58	11/16/2029	17,680	$3,863,080	12,430	(d)	$2,715,955
Farrell	59,894		$146.34	11/21/2026			11,192	(e)	$2,445,452
	80,092		$101.64	11/14/2025			8,261	(f)	$1,805,029
	102,781		$84.98	11/16/2024	4,469	$976,477	4,469	(g)	$976,367
	31,840		$57.76	11/16/2023
Lucile		2,410	$224.58	11/16/2029	1,526	$333,431	819	(d)	$178,952
Blaise							738	(e)	$161,144
							1,419	(h)	$309,942
							3,294	(i)	$719,739
Rob		31,649	$224.58	11/16/2029	4,680	$1,022,580
Douglas	5,084	10,168	$263.16	11/18/2028			4,843	(e)	$1,058,196
	13,850	6,926	$211.76	11/19/2027			4,131	(f)	$902,514
	70,006		$146.34	11/21/2026	2,612	$570,722	2,611	(g)	$570,504
	102,975		$101.64	11/14/2025
	68,017		$84.98	11/16/2024
Bobby		7,314	$224.58	11/16/2029	2,244	$490,314	2,486	(d)	$543,191
Ghoshal	7,386	3,694	$211.76	11/19/2027			2,239	(e)	$489,112
	7,778		$146.34	11/21/2026			1,607	(f)	$351,020
	10,297		$101.64	11/14/2025	697	$152,295	696	(g)	$152,076
	8,963		$95.80	04/02/2025
Brett	22,883		$101.64	11/14/2025	4,160	$908,960	4,972	(d)	$1,086,382
Sandercock							2,239	(e)	$489,112
							1,836	(f)	$401,057
					1,161	$253,679	1,161	(g)	$253,569
(a)The table below shows the vesting schedule for the listed unexercisable options awards, by their expiration dates. Vesting is subject to continued service with the company through the vesting date.

Expiration date	Grant date	Remaining vesting schedule
November 16, 2029	November 16, 2022	Three equal installments on November 11 of 2023, 2024 and 2025
November 18, 2028	November 18, 2021	Two equal installments on November 11 of 2023 and 2024
November 19, 2027	November 19, 2020	One installment on November 11 of 2023
(b)The number of shares or units of stock that have not vested in this column includes outstanding unvested, but earned, performance-based RSUs and earned and banked PSUs. Earned performance-based RSUs shown were granted in November 2020 and November 2021, and vest in three annual equal increments on November 11 of each year following the grant date. Banked PSUs are earned based on certified absolute TSR achievement during the first three years of the performance period, and are paid after the end of three years. The banked PSUs were granted in November 2020. The table below shows the vesting schedules for these remaining performance-based RSUs and banked PSUs. Vesting is subject to continued service with the company through the vest date.

Named executive officer	RSUs vesting during fiscal year 2024	RSUs vesting during fiscal year 2025	RSUs vesting during fiscal year 2026	Banked PSUs vesting during fiscal year 2023
Michael Farrell	11,910	5,770		4,469
Lucile Blaise	823	471	232	0
Rob Douglas	3,237	1,443		2,612
Bobby Ghoshal	1,122	1,122		697
Brett Sandercock	2,877	1,283		1,161
(c)The market value is calculated by multiplying the number of RSUs and PSUs by the closing price of our common stock ($218.50) on the NYSE at June 30, 2023, the last business day of fiscal year 2023.
(d)Represents RSUs that were granted to our executive officers in November 2022 under our 2009 Amended and Restated Plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2023. On June 30, 2023, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. In fact, the committee determined in August 2023 that the targets were achieved and the RSUs were earned. The earned RSUs are subject to vesting over three years following the November 2022 date of grant based on continuous service with the company through the vest date. Because the information in this table is reported as of June 30, 2023, these shares are shown as unearned in the table.
(e)Represents fiscal year 2023 unearned PSUs granted in November 2022, that are eligible to be earned and vest for the four-year performance period ending November 15, 2026, subject to possible acceleration to a three-year performance period, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2022 are shown at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance as our absolute TSR performance over the interim performance period from November 2022 through June 30, 2023, was below threshold goal.
(f)Represents fiscal year 2022 unearned PSUs granted in November 2021 that are eligible to be earned and vest for the four-year performance period ending November 17, 2025, subject to possible acceleration to a three-year performance period, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2020 are shown at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance, as our absolute TSR performance over the interim performance period from November 2021 through June 30, 2023, was below threshold goal.
(g)Represents fiscal year 2021 unearned PSUs granted in November 2020 that are eligible to be earned and vest for the four-year performance period ending November 18, 2024, subject to possible acceleration to a three-year performance period, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted November 2020 are listed at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance, as our absolute TSR performance over the interim performance period from November 2020 through June 30, 2023, was below threshold goal. Does not include the 25% earned and banked RSUs for this performance period, which are reflected in the unvested column. See footnote (b) above.
(h)Represents unearned PSUs granted in July 2022, that are eligible to be earned and vest for the four-year performance period ending June 30, 2026, subject to possible acceleration to a three-year performance period, depending on our absolute TSR performance for the performance period. In accordance with SEC rules, PSUs granted July 2022 are shown at 50% of the target PSUs granted, representing the number of PSUs that would be earned at threshold performance as our absolute TSR performance over the interim performance period from July 2022 through June 30, 2023 was below threshold goal.
(i)Represents RSUs that were granted to Ms. Blaise in July 2022 under our 2009 Amended and Restated Plan and are earned based on earnings performance targets for the third and fourth fiscal quarters of fiscal year 2023. On June 30, 2023, these shares were unearned because the committee had not yet determined whether any target had been achieved. The number of RSUs and market values shown in these columns represent 100% of the RSUs granted, based on the assumption that the targets would be achieved. In fact, the committee determined in August 2023 that the targets were achieved and the RSUs were earned. The earned RSUs are subject to vesting over three years following the July 2022 date of grant based on continuous service with the company through the vest date. Because the information in this table is reported as of June 30, 2023, these shares are shown as unearned in the table.

Option exercises and stock vested
The following table summarizes the shares acquired by each of our named executive officers during the fiscal year ended June 30, 2023, by exercising options or by the vesting of RSUs or PSUs.

	Option Awards		Stock Awards
Named executive officer	Number of shares acquired on exercise	Value realized on exercise(a)	Number of shares acquired on vesting	Value realized upon vesting(b)
Michael Farrell	68,100	$11,200,148	79,517	$17,856,397
Lucile Blaise	0	$0	1,338	$300,650
Rob Douglas	54,098	$8,977,203	40,130	$9,007,696
Bobby Ghoshal	0	$0	9,903	$2,223,562
Brett Sandercock	10,000	$1,786,550	21,603	$4,851,772
(a)Represents the aggregate of the market price at exercise, less the exercise price, for each share exercised.
(b)Represents the value deemed realized based on the closing price of our common stock on the date of vesting multiplied by the number of shares vested.
Nonqualified deferred compensation
We maintain a deferred compensation plan which allows participants to defer receiving some of their eligible compensation to a future date, with an opportunity to earn tax-deferred returns on the deferrals. The following table sets forth summary information regarding our named executive officers’ contributions to, and account balances under, our deferred compensation plan for and as of the fiscal year ended June 30, 2023.

Named executive officer	Executive contributions in fiscal year 2023(a)	Registrant contributions in fiscal year 2023(b)	Aggregate earnings in fiscal year 2023(c)	Aggregate withdrawals/ distributions	Aggregate balance at end of fiscal year 2023(d)
Michael Farrell	$0	$0	$0	$0	$0
Lucile Blaise	$0	$0	$0	$0	$0
Rob Douglas	$468,072	$0	$298,643	$0	$3,594,550
Bobby Ghoshal	$309,226	$0	$234,095	$30,616	$1,996,514
Brett Sandercock	$0	$0	$0	$0	$0
(a)    Represents amounts that the named executive officers elected to defer in fiscal 2023. These amounts represent compensation earned by the named executive officers in fiscal 2023, and are also reported in the "Salary" or "Non-equity incentive plan compensation" columns in the “Summary Compensation Table” above.
(b)    Represents amounts credited in fiscal 2023 as company contributions to the accounts of the named executive officer. Any amounts would be also reported in the “Summary Compensation Table” above under the “All Other Compensation" column.
(c)     Represents net amounts credited to the named executive officers’ accounts as a result of performance of the investment vehicles in which their accounts were deemed invested, as more fully described in the narrative disclosure below. These amounts do not represent above-market earnings, and thus are not reported in the “Summary Compensation Table.”
(d)    Aggregate balance as of June 30, 2023 includes all contributions from earned income through fiscal 2023 and investment income reported by June 30, 2023. These balances include the following aggregate amounts that are reported as compensation in this proxy statement in the "Summary Compensation Table" for fiscal years 2023, 2022, and 2021. ($1,401,401 for Mr. Douglas, and $612,393 for Mr. Ghoshal).
General. We designed our deferred compensation plan to attract and retain key employees by providing participants an opportunity to defer receipt of a portion of their salary, short-term incentive cash payments, and commissions. The plan is an unfunded plan for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974. Deferred amounts under the plan are our general unsecured obligations and are subject to our ongoing financial solvency. Employees who are part of a select group of management or highly compensated employees are eligible to participate in the deferred compensation plan.

Contributions. Participants may elect to defer up to 75% of each of base salary, short-term incentive cash payments, and commissions for the plan year. Although the plan permits us to make discretionary contributions from time to time, during fiscal 2023, we did not make any discretionary contributions.
Distributions. Participants may elect to take distributions on: (1) participant’s separation from service with us; (2) a specified date; (3) participant’s permanent disability; (4) participant’s death; (5) change of control of ResMed; or (6) unforeseeable emergency. Participants will receive a lump sum payment of those benefits, or if elected by the participant, in installments. Notwithstanding other elections, all distributions due to death or permanent disability will be payable in a single lump sum.
Vesting. Participants are always 100% vested in amounts they defer. Participants are vested in discretionary contributions according to vesting schedules established by the plan’s administrative committee; however, discretionary contributions will become 100% vested on the earliest to occur of: (1) the participant’s death; (2) the participant’s permanent disability; or (3) a change of control of ResMed.
Investment options. Earnings on amounts contributed to our deferred compensation plan are based on participant selections among the investment options determined by the plan’s administrative committee. This committee has the sole discretion to discontinue, substitute, or add investment options at any time. Participants can select from among these investment options for purposes of determining the earnings or losses that we will credit to their plan accounts, but they do not have an ownership interest in the investment options they select. No “above market” crediting rates are offered under the deferred compensation plan. Invested amounts may be transferred among available plan investment options. The investment options under the deferred compensation plan and their annual rates of return for fiscal year 2023 are in the table below:

Name of investment option	Rate of return through June 30, 2023
Vanguard VIF Total Bond Mkt Index	-0.87%
MFS VIT Total Return Bond	0.21%
DFA VIT Inflation-Protection Securities Instl	-1.36%
MFS VIT Value Svc	10.40%
Fidelity VIP Index 500 Initial	19.49%
American Funds IS Growth 2	24.80%
American Century VP Mid Cap Value I	10.25%
Vanguard VIF Mid-Cap Index	13.60%
Empower T. Rowe Price Mid Cap Growth	17.08%
Delaware VIP Small Cap Value Series Svc (a)	7.40%
Empower S&P Small Cap 600 Index Inv	9.27%
Vanguard VIF Small Company Growth Inv	18.78%
Vanguard VIF Total Intl Stk Mkt Index	12.35%
MFS VIT II International Intrs Value Init	17.61%
Vanguard VIF International	14.68%
Potential payments on termination or change of control
Change of control agreements. We have maintained agreements with each of our named executive officers and certain other members of senior management (a total of 17 currently employed persons as of September 20, 2023), that provide certain change of control payments and benefits. The term of each agreement is for three years commencing March 1, 2022, with automatic three-year renewal terms. In accordance with best practices regarding acceleration of equity in connection with a change of control, these agreements generally provide for double-trigger acceleration of time-vested equity, while performance-based stock units are earned and vested as of the date of the change of control, with the number of units earned based on performance through the date of the change of control.
If at any time during the period that starts six months before and ends one year after the effective date of a “change of control,” an executive terminates employment under certain conditions described below, then the executive will be entitled to receive certain compensation and benefits from us. The conditions that entitle an executive to additional compensation (a "qualifying termination") are:
•the executive voluntarily terminates employment for “good reason” (as defined in the agreement and summarized below); or
•we terminate the executive’s employment other than for “cause” (as defined in the agreement and summarized below); or
•we terminate the executive’s employment other than for “cause” before the change of control, and the termination is at the request of the successor entity or is otherwise in anticipation of the change of control.
In the event of a qualifying termination, the executive will be entitled to compensation and benefits, including the following:
•the pro rata portion of short-term incentive amounts earned through the date of termination;
•a severance payment equal to two times (in the case of our chief executive officer), or one and one-half times (in the cases of the other named executive officers), the sum of the executive’s:
◦highest annual rate of base salary paid to the executive during the three-year period ending on the date the executive is terminated (the “termination base salary”); plus
◦the higher of (1) the highest actual short-term incentive amounts received by the executive during the past three years before the year of termination; or (2) a specified percentage of the termination base salary (130% in the case of our chief executive officer, and from 80% to 100% in the case of our other named executive officers); plus
◦the annual amount we would be required to contribute on the executive’s behalf under any pension, 401(k), deferred compensation, and other retirement plans based on the executive’s termination base salary.
•the executive will become fully vested in accrued benefits under all pension, 401(k), deferred compensation, and any other retirement plans maintained by us;
•all of the executive’s unvested stock options, and shares of restricted stock, RSUs, and performance units will vest in full, except that performance units are earned based on actual TSR performance employing a truncated performance period (through the date of the termination) compared to adjusted goals based on the required compound annualized growth rates that reflect the truncated period, each as of the termination date;
•we will provide medical and dental health benefits for two years (for our chief executive officer) or one and one-half years (for the other named executive officers) following the termination date, plus an additional lump sum gross-up payment amount to offset any tax obligations attributable to the medical and dental health benefits; and
•the agreement has a “best pay” provision, so that severance payments will be reduced to the extent necessary so that no portion of any payments payable upon a change of control would be subject to the excise tax under Section 280G of the Internal Revenue Code, if the reduction would result in the net amount payable to the employee being greater than the net amount received without the reduction.
All payments under the change of control agreements are designed to be paid in lump sum, subject to certain restrictions set forth in US Internal Revenue Code section 409A.
Throughout the change of control payout period (two years for our chief executive officer, and one and one-half years for the other named executive officers), the executive will be obligated not to induce any person in our employment to terminate employment or accept employment with anyone other than us or, subject to certain limited exceptions, engage in any business or activity or render any services or provide any advice to any person, activity, business or entity that directly or indirectly competes in any material manner with us, or meaningfully support any person, business, entity or activity or initiate or further that competing business or activity. The restriction on post-termination employment will not apply to executives residing in California, to the extent the restriction is not consistent with California law. In addition, as a condition to payment and providing any benefits under the agreements, the executive must deliver a general release of claims in favor of us.
The agreements’ initial terms expire on the effective date’s third anniversary. Unless either party gives notice of its intention not to renew, the term will be automatically extended for successive three-year periods. All our currently-employed named executive officers’ agreements expire March 1, 2025, except for Ms. Blaise and Mr. Rider, whose agreements expire July 1, 2025, and July 1, 2026, respectively. All executive officers' agreements are subject to auto-renewal.
“Cause” is generally defined as the executive’s (a) conviction or plea of guilty or nolo contendere of a misdemeanor involving moral turpitude, dishonesty or a breach of trust; (b) commission of any act of theft, fraud, embezzlement or misappropriation against us; (c) failure to devote substantially all of the executive’s business time to our business affairs or material breach of the terms of any employment-related agreement; (d) failure to comply with any corporate policies that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation, or a violation of any corporate policy relating to harassment, discrimination, or sexual misconduct; (e) unauthorized disclosure or use of our confidential information, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; (f) violation of any rules or regulations of any governmental or regulatory body, that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation; or (g) abuse of drugs, alcohol or illegal substances that results or is likely to result in substantial injury, financial or otherwise, to us or our reputation.
A “change of control” is generally defined as (a) a transaction or series of transactions whereby any person or related group of people directly or indirectly acquires beneficial ownership of our securities possessing more than 50% of the total combined voting power of our securities outstanding immediately after the acquisition, subject to certain exceptions; (b) individuals who currently constitute the board cease for any reason to constitute at least a majority of the board, subject to certain exceptions; (c) the consummation by us of (1) a merger, consolidation, reorganization, or business combination, subject to certain exceptions; (2) a sale or other disposition of all or substantially all of our assets in any single transaction or series of related transactions, subject to certain exceptions; or (3) the acquisition of assets or stock of another entity, subject to certain exceptions; or (d) our stockholders approve a liquidation or dissolution of us.
“Good reason” is generally defined as (a) the assignment to an executive of duties, responsibilities, authority, or reporting relationship that are materially diminished when compared to the executive’s duties, responsibilities, authority, or reporting relationship immediately before the change of control (including no longer reporting to the chief executive officer or board of the parent company), except in connection with the termination of the executive’s employment for cause, death or disability, or by the executive other than for good reason; (b) a material reduction in the executive’s base salary as in effect at the time of the change of control; (c) any material diminution in the aggregate benefits provided to the executive under benefit plans and arrangements in which the executive is participating at the time of the change of control, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to the plan or arrangement; (d) any failure to continue in effect, or any material reduction in target short-term incentive opportunity or any material increase in target performance objectives under, any short-term incentive or incentive plan or arrangement in which the executive is participating at the time of the change of control, which results in a material negative change in the executive’s short-term incentive or incentive compensation, unless an equitable arrangement (in an ongoing substitute or alternative plan) has been made with respect to such plan or arrangement with a comparable target short-term incentive opportunity and comparable target performance objectives; (e) any material diminution in the budget over which the executive retains authority at the time of the change of control; (f) any action that requires either (i) the executive be based at least 50 miles away from both the executive’s office location and executive’s primary residence; or (ii) a change in the company's remote work policies that substantially restricts the executive’s ability to perform their duties and responsibilities remotely; (g) any failure to obtain the assumption of the change of control agreement by any successor or assign of ResMed; or (h) any other action or inaction by ResMed that constitutes a material breach of the change of control agreement under which the executive provides services at the time of the change of control.
Equity award terms – options and RSUs. Stock option and RSU grant agreements provide accelerated vesting only on termination due to death or permanent disability, or on a termination in connection with a change of control and qualifying under the double-trigger benefits described in the section “Change of control agreements” above.

On a qualifying retirement, RSU grants and option awards will vest pro rata, based on the number of days employed during the vesting period, and vested options granted in fiscal year 2018 and later may be exercised until the earlier of (1) 36 months after retirement or (2) the original grant term. For these purposes, a “qualifying retirement” occurs when an employee terminates service after (a) sixty years of age and (b) completion of five years of continuous service with us.
For grants made in fiscal year 2017 and earlier, our forms of option agreement did not extend the exercise period after a qualifying retirement. These existing grant agreements have not been modified, and these legacy option grant agreements will continue to apply until the covered awards have been exercised.
Equity award terms – long-term PSUs. Our form of PSU agreement provides that in the event of a change of control, death, permanent disability, an involuntary termination without cause, voluntary termination for good reason, or a qualifying retirement, the following terms and number of units earned in these situations are calculated as follows:
•Change of control: TSR performance is measured by compound annual growth rate through the date of the change of control, compared to pro-rated goals that reflect the truncated period, which determines the number of units earned.
•Death or permanent disability: 100% of target units are earned as of the date of the event.
•Termination by company without cause or by executive for good reason (other than in connection with a change of control) or for qualifying retirement: TSR performance is measured through the date of termination, compared to a prorated performance target that reflect the truncated period, and the number of units so earned are then pro-rated based on the length of executive’s service during the performance period.
•Termination by company for cause or by executive without good reason: all unearned units are forfeited. “Cause” and “good reason” are defined the same as in our change of control agreements described above.
We believe that adjusting pro rata the target and performance period measurement for PSUs in the absence of a change of control for involuntary terminations without cause, voluntary terminations for good reason, or qualifying retirement, but requiring forfeitures for terminations with cause or resignations without good reason, is an appropriate balance that reflects partial service during the vesting period of the PSUs, while maintaining the performance incentives. We also believe that measuring TSR performance by compound annual growth rate through the date of a change of control, with no proration for the service period, better reflects the performance nature of the incentive, while recognizing that a change of control disrupts the performance metric for future periods.
Estimated value of benefits. The following table presents our reasonable estimate of the benefits payable to our named executive officers under our agreements, assuming that the triggering event (either a change of control, a qualifying termination in connection with a change of control, death or disability, or a qualifying termination not in connection with a change of control) occurred on June 30, 2023, the last business day of fiscal year 2023. Our closing stock price on the NYSE on June 30, 2023 was $218.50. The table excludes benefits provided to all employees, such as accrued vacation, and benefits provided by third parties under our health and other insurance policies available to all employees. It also excludes the value of the named executive officer’s deferred compensation account, which would be payable on termination of employment for any reason. While we have made reasonable assumptions regarding the amounts payable, there can be no assurance that in the event of a triggering event our named executive officers would receive, in addition to the cash compensation earned for the period, the amounts reflected below. The compensation amounts for our Australia-based named executive officer is presented in US dollars based on the exchange rate in effect at the close of business June 30, 2023 of .6898 USD to 1 AUD. Ms. Blaise's change in control with qualifying termination is adjusted to the base period amount to implement our "best pay" tax provision.

Named executive officer	Triggering event	Cash severance(a)	Health and insurance(b)	Health tax gross up(b)	Retirement plan contributions(c)	Value of option, RSU, and PSU acceleration(d)	Total value(e)
Michael Farrell	Change of control	$0	$0	$0	$0	$976,477	$976,477
	Change of control and qualifying termination	$7,005,014	$58,354	$57,382	$26,400	$7,333,171	$14,480,321
	Disability	$0	$1,489,010	$0	$0	$18,763,343	$20,252,353
	Death		$500,000			$18,763,343	$19,263,343
	Qualifying termination (without change of control)	$0	$0	$0	$0	$976,477	$976,477
Lucile Blaise	Change of control	$0	$0	$0	$0	$0	$0
	Change of control and qualifying termination	$1,697,500	$48,936	$48,121	$19,800	$1,232,124	$2,579,374(f)
	Disability	$0	$1,411,150	$0	$0	$2,123,605	$3,534,755
	Death		$500,000			$2,123,605	$2,623,605
	Qualifying termination (without change of control)	$0	$0	$0	$0	$0	$0
Rob Douglas	Change of control	$0	$0	$0	$0	$570,722	$570,722
	Change of control and qualifying termination	$3,860,912	$44,239	$43,502	$19,800	$1,639,984	$5,608,437
	Disability	$0	$274,787	$0	$0	$7,273,134	$7,547,921
	Death		$500,000			$7,273,134	$7,773,134
	Qualifying termination (without change of control) and retirement	$0	$0	$0	$0	$1,043,472	$1,043,472
Bobby Ghoshal	Change of control	$0	$0	$0	$0	$226,488	$226,488
	Change of control and qualifying termination	$2,148,597	$44,239	$43,502	$19,800	$1,259,994	$3,516,132
	Disability	$0	$1,244,408	$0	$0	$3,396,707	$4,641,115
	Death		$500,000			$3,396,707	$3,896,707
	Qualifying termination (without change of control)	$0	$0	$0	$0	$152,295	$152,295
Brett Sandercock	Change of control	$0	$0	$0	$0	$2,249,023	$2,249,023
	Change of control and qualifying termination	$1,769,458	$13,677	$0	$72,853	$2,249,023	$4,105,011
	Disability	$0	$336,635	$0	$0	$4,790,179	$5,126,814
	Death		$336,635			$4,790,179	$5,126,814
	Qualifying termination (without change of control)	$0	$0	$0	$0	$253,679	$253,679
(a)Represents the dollar value of cash severance for all officers based on (i) the actual cash incentive earned as of June 30, 2023, plus (ii) their applicable multiple times (a) base salary as of June 30, 2023 plus (b) highest short-term cash incentive payout in the past three years, which occurred in Fiscal 2020, and (c) 401(k) or attenuation plan contributions, as applicable, for one year based on the officer's base salary.
(b)For our U.S.-based executives, represents continued medical and dental benefits for the payout period, based on our current costs to provide such coverage. When the triggering event is due to a change of control and qualifying termination, the amount includes a tax gross-up. When the triggering event is termination due to disability, also includes the present value of monthly payments of executive disability through age 65 using the long-term applicable federal rate for June 30, 2023. When the triggering event is termination due to death, includes the life insurance proceeds payable upon death. Mr. Sandercock, located in Australia, is covered under a separate retirement plan for these benefits and does not receive these benefits under these scenarios.
(c)Represents the dollar value of retirement plan contributions (US 401(k) and Australian superannuation plan), under the formula described above and based on the executive’s termination base salary.
(d)The value of accelerated vesting of equity awards is based on closing price of our common stock on the NYSE on June 30, 2023, of $218.50. Includes banked PSUs earned at target that are unvested. For change of control only, and for a change of control with qualifying termination, the value of PSUs reflects the earning of outstanding PSUs based on our TSR performance as of such date as compared to adjusted goals based on the required compound annualized growth rates for the truncated period. The value of PSUs for a qualifying termination (without change of control) and for retirement is also based on TSR performance as of such date as compared to adjusted goals based on the required compound annualized growth rates for the truncated period, but the number of PSUs is pro-rated for time served during the performance period. Based on the closing price of our common stock on June 30, 2023, the PSUs granted in November 2022 and November 2021 would not have any value, and the PSUs granted in November 2020, other than the 25% banked PSUs, would not have any value. The value of PSUs vesting at termination based on death or disability is calculated by the value of target PSUs at June 30, 2023. The value of full accelerated vesting of outstanding performance-based

RSUs and options in the event of death, disability or change of control with qualifying termination, and the value of the pro-rated accelerated vesting of earned performance RSUs and options upon retirement, are based on the June 30, 2023 closing price of our common stock on the NYSE, and for the options, the difference between such closing price and the exercise price. For Mr. Douglas the amounts shown for a qualifying termination (without change of control) would also be payable upon retirement.
(e)Excludes the value to the executive of the continued right to indemnification by us. Executives will be indemnified by us and will receive continued coverage under our directors’ and officers’ liability insurance (to the extent applicable).
(f)Total value shown for Ms. Blaise in the event of a change of control and qualifying termination is reduced by $467,107 for the required reduction in payout due to the best pay provision. The total value without reduction exceeds the 3x average base period compensation threshold.

OTHER EXECUTIVE COMPENSATION MATTERS

Risk considerations in compensation programs
During fiscal year 2023, the compensation committee reviewed our compensation programs, policies and practices for executives as well as for all employees, to evaluate whether the policies or practices present an environment that would facilitate excessive risks or behaviors. The committee was assisted in its review by advice from its independent compensation consultant.
The committee believes that our programs, policies and practices are not reasonably likely to have a material adverse effect on our company. The committee believes that the structure and design of the programs do not create incentives to take on too much risk, and that we have policies in place to mitigate risk-taking and support a long-term orientation. These conclusions are supported by the combination of controls and considerations used in our compensation program, including the annual review of the program, blend of short-term, long-term, and incentive-based compensation, the use of performance-based targets and evaluations, oversight of the programs by the committee and senior management, holdback and clawback provisions, and caps on payouts in certain circumstances. The committee believes incentive arrangements encourage behaviors aligned with the long-term interests of stockholders.
Chief executive officer pay ratio
We are providing information about the relationship between the annual total compensation of our chief executive officer and an estimate of the median of the annual total compensation of our other employees. This information is required by the US Dodd-Frank Wall Street Reform and Consumer Protection Act and applicable SEC rules. We have used June 30, 2023, as the date for establishing the employee population used in identifying the median employee and the fiscal year ending on that date as the measurement period. We captured all full-time, part-time and temporary employees as of that date, consisting of 9,778 individuals which excludes 4.9% headcount for certain jurisdictions. We identified the median employee using total target cash including base salary or wages and target incentive payments. The annual total compensation of the median employee for the fiscal year ending June 30, 2023, was $59,197; and the annual total compensation of our chief executive officer for purposes of determining this pay ratio was $13,868,641. The annual total compensation of the median employee and the annual total compensation of the chief executive officer were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Based on this information, for fiscal year 2023, we estimate the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee was 235 to 1.
Compensation committee report
The compensation committee has reviewed and discussed the compensation discussion and analysis with management, and based on the review and discussions, the compensation committee recommended to our board that the compensation discussion and analysis be included in our 2023 annual report on Form 10-K (where it is incorporated by reference) and in this proxy statement for the 2023 annual meeting of stockholders.
Compensation committee
Richard Sulpizio, chair
Karen Drexler
Harjit Gill
Desney Tan
Pay versus Performance
In accordance with Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between “compensation actually paid” to our CEO, or Principal Executive Officer (PEO), and our other named executive officers (Non-PEO NEOs) and certain financial performance measures for the fiscal years ended on June 30, 2023, June 30, 2022, and June 30, 2021. For further information on ResMed's pay-for-performance philosophy and how executive compensation aligns with Company performance, refer to the above section entitled “Compensation Discussion & Analysis” (“CD&A”).

Fiscal Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid to PEO (2)	Average Summary Compensation Table Total for non-PEO NEOs (3)	Average Compensation Actually Paid to non-PEO NEOs (4)	Value of Initial Fixed $100 Investment Based On:		Net Income ($M)	Adjusted Net Sales ($M) (6)
					RMD Total Shareholder Return	Dow Jones US Med. Equipment Total Shareholder Return (5)
2023	$13,868,641	$16,867,038	$4,147,542	$4,909,275	$113.80	$129.79	$897.6	$4,163.2
2022	$11,659,215	$4,374,620	$3,625,326	-$55,486	$109.18	$114.04	$779.4	$3,616.1
2021	$10,389,326	$32,799,199	$4,165,235	$12,203,786	$128.40	$135.10	$474.5	$3,174.3

1.ResMed had one Principal Executive Officer or “PEO”, Mr. Michael Farrell, during fiscal years 2023, 2022, and 2021.

2.SEC rules require certain adjustments be made to the “Total” column as reported in the Summary Compensation Table to determine “Compensation Actually Paid” as reported in the Pay versus Performance Table (“PVP Table”). “Compensation Actually Paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. The equity values are calculated in accordance with ASC Topic 718, with dividends being reflected in the fair value of the award. Valuation assumptions used to calculate fair values used a consistent process as done on the date of grant and were not materially different from those disclosed at the time of grant. The closing stock price of our common stock on June 30, 2020, June 30, 2021, June 30, 2022, and June 30, 2023, was $192.00, $246.52, $209.63 and $218.50. The following tables detail these adjustments for the PEO:

PEO
Prior FYE	6/30/2020	6/30/2021	6/30/2022
Current FYE	6/30/2021	6/30/2022	6/30/2023
Fiscal Year	2021	2022	2023
Summary Compensation Table Total	$10,389,326	$11,659,215	$13,868,641
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(7,700,011)	$(9,000,005)	$(10,999,975)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$9,967,171	$6,170,624	$10,216,009
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$15,351,855	$(5,637,001)	$(1,315,735)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$4,790,858	$1,181,787	$5,098,098
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$—	$—
Total Adjustments	$22,409,873	$(7,284,595)	$2,998,397
Compensation Actually Paid	$32,799,199	$4,374,620	$16,867,038

3.    Non-PEO NEOs included for the fiscal years 2023, 2022 and 2021 are reflected in the table below:

Fiscal Year	Non-PEO NEOs
2023	Lucile Blaise, Rob Douglas, Bobby Ghoshal, Brett Sandercock
2022	Rob Douglas, Bobby Ghoshal, Jim Hollingshead, David Pendarvis, Brett Sandercock
2021	Rob Douglas, Jim Hollingshead, Brett Sandercock, Raj Sodhi

4.     As discussed in footnote 2, SEC rules require certain adjustments to be made to determine “compensation actually paid” as reported in the Pay versus Performance table above. The following table details these adjustments to the Average Summary Compensation Table Total for Non-PEO NEOs.

Average of Non-PEO NEOs
Prior FYE	6/30/2020	6/30/2021	6/30/2022
Current FYE	6/30/2021	6/30/2022	6/30/2023
Fiscal Year	2021	2022	2023
Summary Compensation Table Total	$4,165,235	$3,625,326	$4,147,542
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	$(2,775,010)	$(2,500,046)	$(2,821,097)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	$3,708,490	$1,328,777	$2,643,811
+ Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	$5,495,623	$(1,432,485)	$(346,310)
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$1,609,448	$390,289	$1,285,329
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$—	$(1,467,347)	$—
Total Adjustments	$8,038,551	$(3,680,812)	$761,733
Compensation Actually Paid	$12,203,786	$(55,486)	$4,909,275

5.     The Dow Jones U.S. Medical Equipment index is one of the two index peer groups disclosed in our 10-K and we selected this index as our peer group for purposes of this disclosure, which is comprised of 61 companies from the Dow Jones U.S. Broad Stock Market Index that are classified in the DJICS Medical Equipment subsection. The Company’s fiscal 2023 performance-based long-term incentive program did not use this relative TSR as a financial performance measure. See the CD&A section titled “Long Term Incentives” in this Proxy Statement for additional information.

6.     Adjusted Net Sales represents the most important financial performance measure (that is not otherwise required to be disclosed in the table) used by the Company to link compensation actually paid to our NEOs, including our CEO, for the most recently completed fiscal year to the Company’s performance. Adjusted Net Sales is a non-GAAP measure and is calculated as net sales on a GAAP basis excluding the impact of revenue from acquisitions completed after the establishment of the internal financial plan, as applicable, and foreign currency fluctuations. For a reconciliation of Adjusted Net Sales to the most directly comparable GAAP financial measure and insight into how Adjusted Net Sales is considered by management, please see Page 56 under "Elements of Compensation - Annual Cash Incentive Plan - Incentive Plan Adjustments."

Analysis of the Information Presented in the Pay versus Performance Table
In this section, we provide a graphic analysis showing, for the past three years, the relationship between our PEO’s and the Average of the Non-PEO NEOs’ “Compensation Actually Paid” and (i) the Company’s Adjusted Net Sales, (ii) the Company’s Net Income and (iii) the Company’s TSR, and additionally, the TSR of the Dow Jones U.S. Medical Equipment Index, one of the disclosed peer groups from our 10-K filing. As described in more detail in the CD&A, our executive compensation program reflects a pay-for-performance philosophy that emphasizes long-term equity awards intended to align our executives’ interests with stockholders’ long-term interests. Thus, the value of these awards and, therefore, a large portion of the compensation actual paid to our NEOs is inherently correlated to the Company’s stock price over time. Please refer to the section entitled CD&A above for more information about our executive compensation program.

Compensation Actually Paid vs. Adjusted Net Sales
Compensation Actually Paid ($M)
Adjusted Net Sales ($M)
$35
$30
$25
$20
$15
$10
$5
$0
-$5
$4,500
$4,000
$3,500
$3,000
$2,500
$2,000
$1,500
$1,000
$500
$0
$32.80
$12.20
$4.37
($0.06)
$16.87
$4.91
Adjusted Net Sales
2021
2022
2023
PEO CAP ($M)
Average NEO CAP ($M)
Adjusted Net Sales

Compensation Actually Paid vs. Net Income
Compensation Actually Paid ($M)
Net Income ($M)
$35
$30
$25
$20
$15
$10
$5
$0
-$5
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
$32.80
$12.20
$4.37
($0.06)
$16.87
$4.91
Net Income
2021
2022
2023
PEO CAP ($M)
Average NEO CAP ($M)
Net Income

Compensation Actually Paid vs. ResMed & Peer TSR
Compensation Actually Paid ($M)
Value of $100 Investment From 6/30/2020
$35
$30
$25
$20
$15
$10
$5
$0
-$5
$180
$160
$140
$120
$100
$80
$32.80
$12.20
$4.37
($0.06)
$16.87
$4.91
2021
2022
2023
Dow Jones U.S. Medical Equipment Index
RMD
PEO CAP ($M)
Average NEO CAP ($M)
RMD
Dow Jones U.S. Medical Equipment Index

Tabular list of Financial Performance Measures
The Company’s Compensation Committee believes in a holistic evaluation of our NEOs, and the Company’s performance measures throughout our annual focal and long-term incentive compensation programs to align executive pay with Company performance. As required by SEC rules, the performance measures are identified as the most important used to link the “Compensation Actually Paid” to our NEOs for fiscal 2023 compensation to the Company’s performance are listed in the table below, each of which is described in more detail in the section entitled “CD&A-Performance Metrics and Targets.”

Financial Performance Measures
Adjusted Net Sales
Net Operating Profit
Total Shareholder Return (TSR)

AUDIT COMMITTEE REPORT

Following is the report of the audit committee with respect to our audited consolidated balance sheet as of June 30, 2023, and 2022, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2023, and the notes to those statements.
The audit committee, acting on behalf of our board, oversees our financial reporting process and systems of internal accounting control, and exercises oversight over management’s assessment of internal controls. Our management has primary responsibility for our financial statements as well as our financial reporting process, accounting principles, and systems of internal accounting controls. The independent registered public accounting firm is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of the financial statements with US generally accepted accounting principles. The independent registered public accounting firm is also responsible for auditing our internal control over financial reporting and expressing an opinion on the effectiveness of our internal control over financial reporting. In this context, the audit committee has reviewed and discussed with management and its independent registered public accounting firm, KPMG LLP, our audited financial statements as of and for the fiscal year ended June 30, 2023, and the effectiveness of our internal controls as of June 30, 2023. The audit committee has discussed with our independent registered public accounting firm the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB), and the SEC. In addition, the audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning the registered public accounting firm’s independence, and it has discussed with the independent registered public accounting firm its independence from ResMed and its management.
The audit committee members are not engaged in the accounting or auditing profession and are not involved in day-to-day operations of ResMed. In the performance of their oversight function, the audit committee’s members necessarily rely on the information, opinion, reports, and statements presented to them by our management and by the independent registered public accounting firm. The audit committee’s oversight and the review and discussions referred to above do not assure that management has maintained adequate financial reporting processes, principles, and systems of internal accounting controls, that our financial statements are accurate, that the audit of the financial statements has been conducted in accordance with standards of the PCAOB or that our independent registered public accounting firm meets the applicable standards for auditor independence.
Based on the reports and discussions described above, the audit committee recommended to our board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended June 30, 2023, for filing with the SEC.
Audit committee
Carol Burt, chair
Jan De Witte
Harjit Gill
Richard Sulpizio
Ronald Taylor

AUDIT FEES

The following table presents fees for professional audit services by KPMG LLP for the audit of our annual financial statements for fiscal years 2023 and 2022, and fees billed for other services by KPMG LLP.

Fees	2023	2022
Audit fees(a)	$2,525,424	$2,270,053
Audit-related fees	$0	$0
Tax-related fees(b)	$0	$24,197
Total fees	$2,525,424	$2,294,250
(a)Fees for audit services consisted of: (1) audits of our annual financial statements and internal controls over financial reporting; (2) reviews of our quarterly financial statements; (3) consents and other services related to US SEC matters; and (4) Sarbanes-Oxley Act Section 404 attestation reports.
(b)Fees related to research and development credit tax filings and consultation services on various international tax matters.
Pre-approval policy
The audit committee pre-approves all audit and permissible non-audit fees. Since the 2003 effective date of the SEC rules stating that an auditor is not independent of an audit client if the services it provides to the client are not appropriately approved, each new engagement of KPMG LLP was approved in advance by our audit committee, and none of those engagements made use of the rules’ de minimis exception to pre-approval.

COMMON STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the number and percentage of shares of our common stock that, according to information supplied to us, are beneficially owned as of the record date by: (1) each person who, to our knowledge based on Schedules 13G filed with the SEC and Substantial Stockholder Notices filed with the ASX, is the beneficial owner of more than 5% of our outstanding common stock; (2) each person who is currently a director or a nominee for election as director; (3) each of the named executive officers; and (4) all current directors and executive officers as a group. In this proxy statement, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (that is, the power to dispose of, or to direct the disposition of, a security). All of the following calculations are based on 146,459,048 shares of our common stock outstanding (which excludes treasury shares) on September 20, 2023, the record date. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by the person or entity, subject to community property laws, where applicable.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of outstanding common stock
Vanguard 100 Vanguard Blvd. Malvern, PA 19355	17,028,881	(a)	11.58%
Black Rock, Inc. 55 East 52nd Street New York, NY 10055	13,774,787	(b)	9.37%

Named executive officers, directors and nominees	Amount and nature of beneficial ownership(c)	Percent of outstanding common stock
Michael Farrell	704,695	*
Rob Douglas	545,836	*
Peter Farrell	192,633	*
Brett Sandercock	113,038	*
Bobby Ghoshal	51,352	*
Ronald Taylor	20,847	*
Karen Drexler	15,879	*
Carol Burt	15,173	*
Richard Sulpizio	14,945	*
Harjit Gill	7,266	*
Lucile Blaise	6,890	*
Jan De Witte	6,111	*
John Hernandez	2,078	*
Desney Tan	2,078	*
All current executive officers, directors, and nominees as a group (16 persons)	1,781,197	1.21%
*Less than 1%
(a)Based on information provided in Schedule 13G/A filed with the SEC on February 9, 2023, by The Vanguard Group, that reports shared voting power over 740,282 shares, sole dispositive power over 15,892,954 shares, and shared dispositive power over 1,135,927 shares. The address of The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355

(b)Based on information provided in Schedule 13G/A filed with the SEC on February 1, 2023, by BlackRock, Inc., that reports sole voting power over 12,437,388 shares and sole dispositive power over 13,774,787 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(c)Beneficial ownership is stated as of September 20, 2023, and includes shares subject to currently exercisable options, and RSUs and options that vest within sixty days after September 20, 2023, as set forth below. Does not include shares subject to PSUs that may be earned and vest in November 2023 as their number cannot be finally determined until the compensation committee certifies the performance of the total stockholder return objectives. Shares subject to those options and RSUs are deemed beneficially owned by the holder to compute that person’s ownership percentage, but are not treated as outstanding to compute any other person’s ownership percentage. Shares have been rounded to the nearest whole number.

Named executive officers, directors and nominees	Stock options	Restricted stock units
Michael Farrell	269,771	16,053
Rob Douglas	282,491	3,237
Peter Farrell	13,137	1,122
Brett Sandercock	22,883	4,534
Bobby Ghoshal	40,556	1,950
Ronald Taylor	—	1,122
Karen Drexler	7,892	1,122
Carol Burt	—	1,122
Richard Sulpizio	—	1,122
Harjit Gill		1,122
Lucile Blaise	803	273
Jan De Witte	—	1,122
John Hernandez	—	1,122
Desney Tan	—	1,122

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes outstanding incentive award plan balances as of June 30, 2023.

Plan category	Number of securities to be issued on exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issue under equity compensation plans
Equity compensation plans approved by security holders	1,643,963	$134.52	14,428,429	(c)
Employee stock purchase plan approved by security holders	N/A	N/A	1,323,308	(d)
Equity compensation plans not approved by security holders	0	0	0
Total	1,643,963	$134.52	15,751,737

(a)	Represents shares reserved for options, RSUs and PSUs outstanding under our 2009 Amended and Restated Incentive Award Plan. Includes 882,301 shares reserved for outstanding options, 498,859 shares reserved for outstanding RSUs and 262,803 shares reserved for outstanding PSUs. Shares reserved for PSUs are calculated at target number of shares for all outstanding PSU grants, assuming target achievement of performance related conditions, even though if performance were measured as of June 30, 2023, shares would have been earned above the target PSU grant.
(b)	Represents the weighted-average exercise price of the 882,301 outstanding stock options as of June 30, 2023.
(c)	Represents shares available for issuance under our 2009 Amended and Restated Incentive Award Plan. Assumes 1,643,963 shares are not available to issue under the 2009 Incentive Award Plan, which includes the amount of shares that would be issued if all outstanding TSR performance-based stock units were earned at the maximum possible level (up to 225% of target for grants before November 2022, and 200% for grants in November 2022 and thereafter).
(d)	Represents shares available for issuance under our employee stock purchase plan (ESPP). The maximum number of shares subject to purchase under our ESPP offerings outstanding on June 30, 2023 is 125,337.

TRANSACTIONS WITH RELATED PERSONS

Our code of conduct requires directors, executive officers, and employees to disclose any situation that would reasonably be expected to give rise to a conflict of interest. Conflicts involving executive officers may be waived only by our board or the appropriate board committee.
Our related party transaction policy and procedures are available at investors.resmed.com. Under that policy, our audit committee will review and either approve or disapprove any transaction between ResMed and an executive officer, director, director nominee, or any other “Related Party” (as defined under Item 404 of SEC Regulation S-K) in which any Related Party has a direct or indirect material interest. Management is responsible for providing a report to the audit committee on an ongoing basis as to all potential related party transactions. Under this policy, the audit committee has pre-approved certain transactions, including:
•any compensation arrangement that is approved by our compensation committee for payment to an executive officer, or to a family member of a board member or executive officer, if approved by the compensation committee or approved in the normal course of business without the participation by the board member or executive officer. We historically and currently review in detail the responses of our executive officers and directors to their directors’ and officers’ questionnaires for any reportable related party transactions;
•transactions where the rates or charges involved are determined by competitive bids;
•transactions that are in the Company’s ordinary course of business and where the interest of the related party arises only from the related party’s position as a director or less than 5% owner of another corporation or organization that is a party to the transaction; and
•transactions where the amount involved is less than $120,000.
Michael Farrell is our chief executive officer and chair of the board of directors, and the son of Peter Farrell, our founder, a director, and chair emeritus. Their compensation is discussed under the sections “Compensation Discussion and Analysis” for Michael Farrell, and “Director Compensation – 2023 for Peter Farrell. We set compensation for Michael Farrell and Peter Farrell in accordance with our related party transaction policy. In setting compensation, we followed the same policies and practices that we have historically used to set compensation for other similarly-situated employees and directors. In addition, all compensation paid to Michael Farrell was approved by our compensation committee (without Peter Farrell’s participation). Similarly, all compensation paid to Peter Farrell was approved by the independent members of our board (without Michael Farrell’s participation), after considering a recommendation from our compensation committee (that was made without Michael Farrell’s participation).

TRANSACTION OF OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING

We are not aware of any other matters to come before the annual meeting, and we have not received timely notice from any stockholder that they intend to present any other proposal at the meeting. If any matter not mentioned in this proxy statement is properly brought before the annual meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will have discretionary authority to vote all proxies on those matters according to their best judgment.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING

We intend to file a Proxy Statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for the annual meeting of stockholders in 2024. Stockholders may obtain our Proxy Statement (and any amendments and supplements thereto) and other documents as and when filed by ResMed with the SEC without charge from the SEC’s website at: www.sec.gov.
Proposals included in the proxy statement
Proposals under Rule 14a-8. Under SEC rules, if a stockholder wishes to submit a proposal for possible inclusion in the proxy statement for our 2024 annual meeting, we must receive it no later than 120 days before the anniversary of this year’s mailing date. Accordingly, to be timely, we must receive any proposal at our principal executive office in San Diego, California, USA, on or before June 7, 2024. The proposal must also comply with Rule 14a-8 under the Exchange Act.
Director nominations under our bylaws. Our bylaws permit an eligible stockholder, or group of up to 20 eligible stockholders, owning our stock continuously for at least three years and shares representing an aggregate of at least 3% of our outstanding shares, to nominate and include in our proxy materials director nominees constituting up to the greater of 20% of the board or two directors, provided that the stockholder(s) and nominee(s) satisfy the requirements of the bylaws. To nominate a director under proxy access at the 2023 annual meeting of stockholders, you must comply with all of the procedures, information requirements, qualifications, and conditions set forth in our bylaws. A fully compliant nomination notice must be received by us no earlier than May 8, 2024, and no later than June 7, 2024, assuming the date of the 2024 annual meeting of stockholders is not more than thirty days before and not more than seventy days after the anniversary date of the 2023 annual meeting, and the nomination notice must be delivered to our secretary at our principal executive offices in San Diego, California, USA.
Proposals not included in the proxy statement
Notices. Under our bylaws, to nominate a director or bring any other business before the stockholders at the 2024 annual meeting that will not be included in our proxy statement, you must comply with the procedures described below. In addition, you must notify us in writing and deliver that notice to our secretary no earlier than July 19, 2024, and no later than August 18, 2024.
Our bylaws require a stockholder’s notice of a proposed business item or nominee to include:
(1)a brief description of the business desired to be brought before the meeting;
(2)the reasons for conducting that business at the meeting;
(3)any material interest of the stockholder, beneficial owner, participants with the stockholder in the solicitation, associate of the stockholder, and any other person acting in concert with the stockholder or beneficial owner (each, a “Proposing Person”) in the proposed business (including a reasonably detailed description of all understandings between or among the Proposing Persons, or between or among any Proposing Person and other person or entity);
(4)the beneficial owner, if any, on whose behalf the proposal is made; and
(5)if the proposed business includes a proposal to amend our bylaws, the language of the proposed amendment.
Information about Proposing Persons. In addition, the bylaws provide that a stockholder proposing any nomination or other business item must include, as to all Proposing Persons:
(1)the name and address of the Proposing Person, as they appear on our books;
(2)the class and number of shares of our capital stock that are owned beneficially and of record by the Proposing Person;
(3)a representation that the stockholder is a holder of record of our stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose the business or nomination;

(4)a representation whether the Proposing Person intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies from stockholders in support of the proposal or nomination; and
(5)as to each Proposing Person:
a.the full notional amount of any securities that, directly or indirectly, underlie any derivative security;
b.any rights to dividends on any shares of the company beneficially owned by the Proposing Person that are separated or separable from the underlying security;
c.any material pending or threatened legal proceeding, in which a Proposing Person is a party, that involves us or any of our officers, directors or affiliates;
d.any other material relationship between the Proposing Person and the company, its affiliates or principal competitors;
e.any direct or indirect material interest of a Proposing Person with the company, its affiliates or principal competitors; and
f.any other information relating to a Proposing Person that would be required to be disclosed in a filing required to be made in connection with the solicitation of proxies or consents in support of the business proposed to be brought before the meeting. We may require any proposed nominee to furnish other information that we may reasonably deem appropriate in determining the eligibility of the proposed nominee to serve as our director.
Nominations for director candidates. Our bylaws require a stockholder’s nomination to contain the following information about the nominee:
(1)all information relating to the nominee that is required to be disclosed under applicable SEC rules;
(2)all information that would be required to be disclosed regarding the nominee if the nominee were a Proposing Person;
(3)all information relating to the nominee that is required to be disclosed in proxy solicitations for a director election contest, or is otherwise required, in each case by the then-current version of Regulation 14A under the Exchange Act, and Rule 14a-12;
(4)a description of any direct or indirect material interest in any material contract between or among any Proposing Person, on one hand, and each candidate for nomination or the respective associates and other participants in the solicitation, on the other hand;
(5)the nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; and
(6)certain background information and representations regarding disclosure of voting or compensation arrangements, compliance with our policies and guidelines and intent to serve the entire term.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.
You may write to our secretary at ResMed Inc., 9001 Spectrum Center Boulevard, San Diego, California 92123 USA to deliver the notices discussed above and for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates under the bylaws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement that are not historical facts are “forward-looking” statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding our plans to pay quarterly dividends, our net revenue, net income, and diluted earnings per share performance, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in our Annual Report on Form 10-K for our most recent fiscal year and in other reports we file with the US Securities and Exchange Commission. Those reports are available on our website.

NO INCORPORATION BY REFERENCE
To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report,” “Pay Versus Performance,” or “Audit Committee Report,” to the extent permitted by the rules of the SEC, will not be deemed incorporated, unless specifically provided otherwise in such filing.

In addition, references to our website are not intended to function as a hyperlink and the information contained on our website is not intended to be part of this proxy statement. Information on our website, other than our proxy statement, Notice of Annual Meeting of Stockholders, and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The measure “non-GAAP income from operations” is reconciled with GAAP income from operations below
(in US$ thousands, except share and per share data):

	Twelve months ended June 30,
	2023	2022
GAAP income from operations	$1,131,871	$1,000,286
Amortization of acquired intangible assets (a)	72,416	70,728
Restructuring expenses (a)	9,177	—
Acquisition-related expenses (a)	10,949	1,864
Non-GAAP income from operations	1,224,413	1,072,878
The measures “non-GAAP net income” and “non-GAAP diluted earnings per share” are reconciled with GAAP net income and GAAP diluted earnings per share in the table below:

	Twelve months ended June 30,
	2023	2022
GAAP net income	$897,556	$779,437
Amortization of acquired intangible assets (a)	72,416	70,728
Restructuring expenses (a)	9,177	—
Acquisition-related expenses (a)	10,949	1,864
Gain on insurance recoveries (a)	(20,227)	—
(Gain) loss on equity investments (a)	—	11,675
Reserve for disputed tax position (a)	—	4,111
Income tax effect on non-GAAP adjustments	(20,114)	(17,044)
Non-GAAP net income (a)	949,757	850,771
Diluted shares outstanding	147,455	147,043
GAAP diluted earnings per share	6.09	5.30
Non-GAAP diluted earnings per share (a)	6.44	5.79
(a)ResMed adjusts for the impact of the amortization of acquired intangibles, restructuring expenses, acquisition-related expenses, gain on insurance recoveries, (gain) loss on equity investments, reserves for disputed tax positions, and associated tax effects from their evaluation of ongoing operations, and believes that investors benefit from adjusting these items to facilitate a more meaningful evaluation of current operating performance.
ResMed believes that non-GAAP diluted earnings per share is an additional measure of performance that investors can use to compare operating results between reporting periods. ResMed uses non-GAAP information internally in planning, forecasting, and evaluating the results of operations in the current period and in comparing it to past periods. ResMed believes this information provides investors better insight when evaluating ResMed’s performance from core operations and provides consistent financial reporting. The use of non-GAAP measures is intended to supplement, and not to replace, the presentation of net income and other GAAP measures. Like all non-GAAP measures, non-GAAP earnings are subject to inherent limitations because they do not include all the expenses that must be included under GAAP.

RESMED INC.
9001 SPECTRUM CENTER BLVD.
SAN DIEGO, CA 92123
ATTN: AMY WAKEHAM

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information until 11:59 p.m. US Eastern Time on November 15, 2023 and 5:00 p.m. Australian Eastern Time on November 14, 2023. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/RMD2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. US Eastern Time on November 15, 2023 and 5:00 p.m. Australian Eastern Time on November 14, 2023. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For your vote to be effective, it must be received on or before November 15, 2023.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V23493-98269 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

Sample

RESMED INC.

The Board of Directors recommends you vote FOR the following proposals:

Vote on Directors

Continuing directors:	**For**	**Against**	**Abstain**
1a. Carol Burt	☐	☐	☐
1b. Jan De Witte	☐	☐	☐
1c. Karen Drexler	☐	☐	☐
1d. Michael Farrell	☐	☐	☐
1e. Peter Farrell	☐	☐	☐
1f. Harjit Gill	☐	☐	☐
1g. John Hernandez	☐	☐	☐
1h. Richard Sulpizio	☐	☐	☐
1i. Desney Tan	☐	☐	☐
1j. Ronald Taylor	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Approve, on an advisory basis, the frequency of future say-on-pay votes.	☐	☐	☐	☐

Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

RESMED INC.
ANNUAL MEETING OF STOCKHOLDERS

Live webcast: www.virtualshareholdermeeting.com/RMD2023

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

Sample

V23494-P98269

ResMed Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael Rider and Brett Sandercock as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of common stock of ResMed Inc. held of record by the undersigned on September 20, 2023, as of 4:00 p.m. (US Eastern Time) at the Annual Meeting of Stockholders to be held on Thursday, November 16, 2023, at 12:00 p.m. US Pacific Time (Friday, November 17, 2023, at 7:00 a.m. Australian Eastern Time) virtually at www.virtualshareholdermeeting.com/RMD2023, or any adjournment or postponement of the meeting.

If no choice is specified, the proxy will be voted "**FOR**" the nominees in Item 1, "**FOR**" Items 2 and 3 and "**1 YEAR**" for Item 4.

(See reverse for voting instructions)